Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.  Redacted portions are indicated with the notation “[**]”.

EXECUTION VERSION

CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT
Dated as of January 13, 2012
among
SUMMIT ENTERTAINMENT, LLC
as Borrower,
THE GUARANTORS REFERRED TO HEREIN,
THE LENDERS REFERRED TO HEREIN,
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
________________

J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL and JEFFERIES FINANCE LLC as Joint Syndication Agents, Co-Lead Arrangers and Joint Bookrunners

i

	SECTION 5.12	Taxes and Charges; Indebtedness in Ordinary Course of Business	79

	SECTION 5.13	Liens	79

	SECTION 5.14	Further Assurances; Security Interests	79

	SECTION 5.15	ERISA Compliance and Reports	80

	SECTION 5.16	Environmental Laws	80

	SECTION 5.17	Use of Proceeds	81

	SECTION 5.18	Distribution Agreements; Letters of Credit	81

	SECTION 5.19	Location of Production Accounts	82

	SECTION 5.20	Subsidiaries	82

	SECTION 5.21	Picture Documents	83

	SECTION 5.22	Facility Rating	85

	SECTION 5.23	Residual Calculations	85

	SECTION 5.24	Affirmative Covenants with respect to Excluded Subsidiaries and Co-Financing Joint Venture Entities	85

	SECTION 5.25	Third Party Agreements	85

	SECTION 5.26	Post-Closing Requirements	85

6.	NEGATIVE COVENANTS		86

	SECTION 6.1	Limitations on Indebtedness	86

	SECTION 6.2	Limitations on Liens	88

	SECTION 6.3	Limitation on Guaranties	91

	SECTION 6.4	Limitations on Investments	82

	SECTION 6.5	Restricted Payments	93

	SECTION 6.6	Consolidation, Merger or Sale of Assets, etc	94

	SECTION 6.7	Receivables	94

	SECTION 6.8	Sale and Leaseback; Other Tax Motivated Transactions	94

	SECTION 6.9	Places of Business; Change of Name, Jurisdiction	95

	SECTION 6.10	Limitations on Capital Expenditures	95

	SECTION 6.11	Transactions with Affiliates	95

	SECTION 6.12	Business Activities	96

	SECTION 6.13	Fiscal Year End	96

	SECTION 6.14	Bank Accounts	96

	SECTION 6.15	ERISA Compliance	96

v

Schedules:

1	Schedule of Commitments
1.1	Approved Co-Financiers
3	Co-Financing Venture and Conditions
3.1	List of Jurisdictions
3.2(b)	Restrictions on Transfer of Pledged Securities
3.7(a)	Ownership of Equity Interests of the Credit Parties
3.7(b)	Ownership of Pledged Securities other than Credit Parties
3.7(c)	Organizational Chart
3.8(a)	Pictures
3.8(b)	Trademarks
3.8(c)	Applications and Registrations Not in Full Force and Effect
3.9	Fictitious Names
3.11	Chief Executive Office; Location of Collateral and Records; Tax Identification Numbers
3.12	Litigation
3.16	ERISA Plans
3.17	Agreements
3.18	Filing Offices for UCC-1 Financing Statements
3.19	Environmental Liabilities
3.22	Subsidiaries
3.26	Excluded Subsidiaries
5.19	Production Account Banks
6.1	Existing Indebtedness
6.2(j)	Existing Liens
6.3	Existing Guaranties
6.4	Existing Investments
6.11	Transactions with Affiliates
6.14	Bank Accounts
6.23	Approved Co-Financing Transactions
10.1	Initial Pledged Securities

Exhibits:

A	Form of Note
B-1	Form of Copyright Security Agreement
B-2	Form of Copyright Security Agreement Supplement
C	Form of Trademark Security Agreement
D-1	Form of Pledgeholder Agreement (Uncompleted Picture)
D-2	Form of Pledgeholder Agreement (Completed Picture)
E	Form of Laboratory Access Letter
F	Form of Borrowing Notice
G	Form of Assignment and Assumption
H	Form of Instrument of Assumption and Joinder
I	Form of Notice of Assignment and Irrevocable Instructions
J	Form of Asset Coverage Certificate
K	Form of Liquidity Certificate
L	Form of Contribution Agreement
M	Form of Withholding Tax Statement (Foreign Lenders)
N-1	Form of Refinancing Notice (No Acknowledgment)
N-2	Form of Refinancing Notice (With Acknowledgment)
O	Form of Solvency Certificate

CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT dated as of January 13, 2012 (as may be further amended, supplemented or otherwise modified, renewed, restated or replaced from time to time, this “Credit Agreement”) among (i) SUMMIT ENTERTAINMENT, LLC, a Delaware limited liability company, as Borrower, (ii) the GUARANTORS referred to herein, (iii) the LENDERS referred to herein, and (iv) JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders.
INTRODUCTORY STATEMENT
Terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 or as defined elsewhere herein.
The Borrower is party to that certain Credit, Security, Guaranty and Pledge Agreement, dated as of March 8, 2011 (the “Original Closing Date”) among the Borrower, the guarantors party thereto, the lenders party thereto, the Administrative Agent and JPMorgan Chase Bank, N.A., as issuing bank (as amended, supplemented or otherwise modified, renewed, restated or replaced from time to time prior to the date hereof, the “Existing Credit Agreement”).
The Borrower has requested that the Lenders make available to the Borrower a $500,000,000 senior secured term loan facility maturing on September 7, 2016 (the “Facility”) in order to refinance the Existing Credit Agreement on the terms set forth herein.
The proceeds of loans under the Facility shall be used on the Closing Date to refinance the loans under the Existing Credit Agreement.
To provide assurance for the repayment of the Loans and the other Obligations of the Credit Parties hereunder, the Borrower will, among other things, provide or cause to be provided to the Administrative Agent, for the benefit of the Secured Parties, the following (each as more fully described herein):

(i)	a security interest in the Collateral from each of the Credit Parties pursuant to Article 8;

(ii)	a guaranty of the Obligations by each of the Guarantors pursuant to Article 9; and

(iii)	a pledge by each of the Pledgors of the Pledged Collateral owned by it pursuant to Article 10.
Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as administrative agent for the Lenders and each Lender is willing to make a Loan to the Borrower on the Closing Date in an amount not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree as follows:
1.    DEFINITIONS
SECTION 1.1    Terms Generally. For the purposes of this Credit Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) terms used herein include, as appropriate, all genders, (ii) references to any agreement include all schedules and exhibits thereto, (iii) references to words such as “herein,” “hereof,” “hereunder,” and words of a similar import shall refer to this Credit Agreement in its entirety and not to any particular part, Article or Section within this Credit Agreement, (iv) terms may be used in the singular or plural, depending on the reference, (v) references to an Article, Section, Exhibit, Annex or Schedule shall refer to the applicable Article or Section of, or Exhibit, Annex or Schedule to, this Credit Agreement, (vi) the terms “include” and all variations thereof shall be deemed to be followed by the phrase “without limitation,” (vii) all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP, and (viii) references to laws include their amendments and supplements, the rules and regulations thereunder and any successors thereto.
SECTION 1.2    Definitions.
For the purposes of this Credit Agreement, unless the context otherwise requires, the following terms shall have the respective meanings indicated:
“Acceptable L/C” shall mean either (i) an irrevocable letter of credit which: (a) is in form and on terms reasonably acceptable to the Administrative Agent, (b) is payable in Dollars at an office of the issuing or confirming bank in New York City or Los Angeles, and (c) is issued or confirmed by any Person that on the date of issuance or confirmation of the letter of credit is (x) a New York Clearinghouse bank, (y) a commercial bank or U.S. branch of a foreign commercial bank that has (or which is the principal operating Subsidiary of a holding company which has) long term senior unsecured debt outstanding with a rating of at least “A-” (or the equivalent of “A-”) from a nationally recognized statistical rating organization, and capital and surplus in excess of $500,000,000, or (z) any other bank which the Administrative Agent may in its sole discretion determine to be of acceptable credit quality, or (ii) cash collateral acceptable to the Administrative Agent.
“Account Control Agreement” shall mean an account control agreement among the applicable Credit Party, the Administrative Agent and the applicable depository bank or securities intermediary, as the case may be, which such agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Acquisition” shall mean the acquisition of the Borrower by LGAC and LGAC 3, LLC, each of which is a wholly owned subsidiary of Lions Gate Entertainment Inc. on the Closing Date.
“Adjusted Excess Cash Flow” shall mean, for any fiscal quarter, all Excess Cash Flow, but excluding Breaking Dawn Cash Flow.
“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or such successor Administrative Agent as may be appointed pursuant to Section 12.11.
“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (iii) LIBOR for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For the purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or LIBOR for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, then the Alternate Base Rate shall be determined without regard to clauses (ii) or (iii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR for a one (1) month Interest Period shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR for a one (1) month Interest Period, respectively.
“Alternate Base Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article 2.
“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States of America, any state thereof or municipality or subdivision therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.
“Applicable Margin” shall mean (i) in the case of Alternate Base Rate Loans, 5.00% per annum, and (ii) in the case of LIBOR Loans, 6.00% per annum.
“Approved Co-Financier” shall mean (i) PM/IN Finance, LLC, DreamWorks II Financial Services Co., LLC, DreamWorks Animation SKG, Inc., Metro-Goldwyn-Mayer Studios

Inc., Regency Entertainment (USA), Inc., Monarchy Enterprises S.a.r.l., Lakeshore Entertainment Group and Alcon Entertainment, LLC, (ii) a Major Studio, (iii) any other Person whose production co-financing obligations are (a) secured by an Acceptable L/C, or (b) fully funded into a Production Account pursuant to an Approved Completion Bond and over which the Approved Completion Guarantor has a Production Account take over letter, before a Credit Party funds its share of the Negative Cost, or (c) fully funded into an escrow account pursuant to escrow arrangements reasonably acceptable to the Administrative Agent before a Credit Party funds its share of the Negative Cost, or (d) paid towards the Negative Cost before a Credit Party funds its share of the Negative Cost, or (iv) any other Person, if, at the time of entering into the Approved Co-Financing Transaction and at all times thereafter, the Borrower has sufficient liquidity (on a basis reasonably acceptable to the Administrative Agent) to fund such Person’s share of its obligations if such Person defaulted, and if doing so would not result in a violation of the exposure tests set forth in Section 4.2(a) or (b) with respect to the applicable Picture, (v) any co-financier listed on Schedule 1.1 attached hereto (in each case, solely with respect to the transactions described therein) or (vi) any other co-financier reasonably acceptable to the Administrative Agent; provided, that with respect to clauses (i), (ii), (v) and (vi), the Administrative Agent may in good faith using its reasonable credit judgment from time to time by written notice to the Borrower remove any such Person as an Approved Co-Financier on a prospective basis with respect to Pictures which have not yet been Greenlit.
“Approved Co-Financing Transaction” shall mean a co-financing transaction with respect to a Picture (i) in which each of the following are satisfied (a) the co-financing party is an Approved Co-Financier, (b) the Approved Co-Financier is either (1) not obtaining any interest in the copyright in and to such Picture or (2) obtaining an interest in the copyright in and to such Picture but has agreed in writing that it will have no right to take any action against a Credit Party with respect to or against such copyright for any reason, including, without limitation, a breach by a Credit Party of its obligations to such Approved Co-Financier pursuant to the applicable Co-Financing Agreement, (c) if the Approved Co-Financier is granted a Lien to secure a Credit Party’s co-financing obligations, it is subject to a Co-Financing Intercreditor Agreement and (d) the Approved Co-Financier is entitled to a percentage of receipts generated from such Picture that is (unless otherwise agreed by the Administrative Agent) equal to or less than the percentage of the aggregate P&A costs and/or Negative Cost that such Approved Co-Financier has funded relative to the total P&A costs and/or Negative Cost calculated on an aggregate basis taking into account all amounts retained by a Credit Party, (ii) that is set forth on Schedule 6.23 hereto or (iii) as may otherwise be approved by the Administrative Agent.
“Approved Co-Financing Venture Counterparty” shall mean each of: (i) PM/IN Finance, LLC, (ii) any Approved Co-Financier pursuant to clauses (i) or (ii) of the definition thereof herein, (iii) any Approved Passive Counterparty and (iv) any other Person reasonably acceptable to the Administrative Agent, provided in each case that the Administrative Agent may in good faith using its reasonable credit judgment from time to time by written notice to the Borrower remove any Person as an Approved Co-Financing Venture Counterparty on a prospective basis with respect to Pictures which have not yet been Greenlit.
As used herein, “Approved Passive Counterparty” shall mean, with respect to a Co-

Financing Venture Entity, any Person (a) whose production co-financing obligations with respect to the applicable Co-Financing Venture Picture are either (i) secured by an Acceptable L/C or (ii) fully funded into the applicable production account of such Co-Financing Venture Entity or into an escrow account pursuant to escrow arrangements reasonably acceptable to the Administrative Agent, in either case before a Credit Party funds or reimburses its share of the Negative Cost or (iii) paid towards the Negative Cost of such Co-Financing Venture Picture before a Credit Party funds or reimburses its share of such Negative Cost, (b) that is not the Distributor or sales agent with respect to such Co-Financing Venture Picture and (c) that is not acting as “lead studio” with respect to such Co-Financing Venture Picture, i.e., as between a Credit Party and such Person, the Credit Party is acting as “lead studio” with all applicable day-to-day controls of such Co-Financing Venture Entity.
“Approved Co-Financing Venture Transaction” shall mean a co-financing venture transaction with respect to a Picture between a Credit Party and an Approved Co-Financing Venture Counterparty that satisfies all of the terms and conditions set forth on Schedule 3 hereto.
“Approved Completion Bond” shall mean with respect to a Picture, a completion bond, in form and substance satisfactory to the Administrative Agent, issued by an Approved Completion Guarantor, which bond (i) names the Administrative Agent (for the benefit of the Secured Parties), and in appropriate circumstances, the applicable Foreign Rights Lender, Approved Co-Financier, Approved Co-Financing Venture Counterparty, Credit Party or other appropriate Persons as beneficiaries and (ii) guarantees, subject to standard terms and conditions, due and timely delivery of such Picture by the delivery date set forth therein, or else payment to the Administrative Agent (on behalf of the Secured Parties) of an amount at least equal to (a) the Negative Cost of such Picture actually spent or provided for (other than the portion thereof provided by the relevant Approved Completion Guarantor or by the applicable Foreign Rights Lender, Approved Co-Financier, or Approved Co-Financing Venture Counterparty, limited with regard to the latter to the portion for which the Approved Completion Guarantor has a direct payment obligation to such Person), as well as interest, fees and costs related thereto, or (b), if such Picture is co-financed, the applicable Credit Party’s share of such Negative Cost, as well as interest, fees and costs related thereto.
“Approved Completion Guarantor” shall mean each of (i) Fireman’s Fund Insurance Company, acting through its agent, International Film Guarantors, LLC, (ii) FFI, subject to the receipt and approval by the Administrative Agent of (x) FFI’s current insurance support package for each 12-month period commencing in April of each year and/or other credit support and (y) a Lloyd’s of London “cut through” endorsement providing a right to make claims directly against underwriters having credit quality acceptable to the Administrative Agent, it being acknowledged that the Administrative Agent has approved FFI through April 2012 and (iii) any other completion guarantor acceptable to the Administrative Agent; provided that in each case, the Administrative Agent may from time to time, in its good faith credit judgment, upon thirty (30) days’ prior written notice to the Borrower remove any such Person as an Approved Completion Guarantor and/or establish or reduce exposure limits with respect thereto on a prospective basis with respect to any Picture for which an Approved Completion Bond has not been executed.
“Approved Domestic Distributor” shall mean (i) Summit Distribution, LLC or another Credit Party acceptable to the Administrative Agent, (ii) Lions Gate Entertainment Inc. and its wholly-owned Subsidiaries (other than the Borrower, the Borrower’s Subsidiaries and any other “Unrestricted Subsidiaries” (as such term is defined in the LG Credit Agreement as in effect on the date hereof)), (iii) solely with respect to a Co-Financed Picture (but not a Co-Financing Venture Picture), any Major Studio, or (iv) any other motion picture Distributor acceptable to the Administrative Agent; provided that in each case the Administrative Agent may remove any such Person (other than Summit Distribution, LLC and Lions Gate Entertainment Inc. and its wholly-owned Subsidiaries (other than the Borrower, the Borrower’s Subsidiaries and any other “Unrestricted Subsidiaries” (as such term is defined in the LG Credit Agreement as in effect on the date hereof)) that the Administrative Agent, acting in good faith, in its discretion, may deem appropriate, as an Approved Domestic Distributor on a prospective basis by written notice to the Borrower with respect to Pictures that have not yet been Greenlit.
“Arrangers” shall mean J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, and Jefferies Finance LLC, in their capacities as co-lead arrangers in connection with the Facility, and any successor thereof.
“Asset Coverage Certificate” shall mean an asset coverage certificate in substantially the form of Exhibit J, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent as required hereunder.
“Asset Coverage Ratio” shall mean the ratio of (i) the Specified Assets to (ii) total Indebtedness of the Credit Parties (including all extensions of credit under the Facility but excluding the intercompany note referred to in Section 6.1(v)).
“Assignment and Assumption” shall mean an agreement substantially in the form of Exhibit G, executed by the assignor, assignee and such other parties as contemplated thereby.
“Authorized Officer” shall mean, with respect to any Person, its Chief Executive Officer, President or Chief Financial Officer.
“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as codified at 11 U.S.C. §§ 101 et seq.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” shall mean the Board of Directors of the Borrower.
“Bonded Budget” shall mean, with respect to any Picture, the final budget for such Picture as approved in writing by the applicable Approved Completion Guarantor on or prior to the date upon which the Approved Completion Bond is required to be delivered to the Administrative Agent hereunder, which final budget includes (i) all Negative Cost in respect of such Picture and (ii) any contingency required by the applicable Approved Completion Guarantor, and which may be increased after the effective date of the Approved Completion Bond to the extent such increases have been approved by the applicable Approved Completion Guarantor and are covered by the

Approved Completion Bond; provided that the Borrower has sufficient liquidity (which, if not from available cash, is on a basis reasonably acceptable to the Administrative Agent) to fund its share of the modified Bonded Budget.
“Bookrunners” shall mean J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, and Jefferies Finance LLC, in their capacities as joint bookrunners in connection with the Facility, and any successor thereof.
“Borrower” shall mean Summit Entertainment, LLC, a Delaware limited liability company.
“Borrower LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of April 18, 2007, as amended on July 26, 2007, and as may be further amended, restated, supplemented or modified pursuant to the terms of Section 6.20 from time to time.
“Borrowing” shall mean a group of Loans of a single Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Borrowing Notice” shall mean a borrowing notice, substantially in the form of Exhibit F, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent in connection with each Borrowing.
“Breaking Dawn 1” shall mean the feature motion picture titled “The Twilight Saga: Breaking Dawn – Part 1”.
“Breaking Dawn 2” shall mean the feature motion picture tentatively titled “The Twilight Saga: Breaking Dawn – Part 2”.
“Breaking Dawn Cash Flow” shall mean, for any period, the cash received by the Credit Parties (or credited to any of them to satisfy obligations of a Credit Party to a third party which obligations are unrelated to Breaking Dawn 1 or Breaking Dawn 2) that was derived from Breaking Dawn 1 and Breaking Dawn 2, net of (a) third party cash expenses (including Sales Expenses payable pursuant to the Services Agreement) for such Pictures (which shall only include distribution expenses, participations, residuals and remaining negative cost), Sales Fees payable to Servicer in respect of such Pictures pursuant to the Services Agreement and amounts contractually required to be paid to Foreign Rights Lenders from the proceeds of such Pictures, in each case actually paid in cash and (b) the Breaking Dawn Expense Reserve Amount which has been reserved pursuant to Section 7 of the Services Agreement; provided, that if any such reserved amounts are released pursuant to the Services Agreement, such reserved amounts shall be counted as cash received during the fiscal quarter in which such amounts were intended to be used. For the avoidance of doubt, (i) this amount is to be determined strictly on a cash basis (but shall include (x) amounts credited to satisfy obligations of a Credit Party to a third party (which obligations are unrelated to Breaking Dawn 1 or Breaking Dawn 2) and (y) the reserved amounts set forth above) and (ii) cash paid by a foreign Distributor in respect of Breaking Dawn 1 and Breaking Dawn 2 (whether paid to a Foreign Rights Borrower or to a Credit Party) in excess of amounts owed to the applicable Foreign Rights Agent (if any) shall be included in Breaking Dawn Cash Flow.
“Breaking Dawn Expense Reserve Amount” shall have the meaning set forth in the Services Agreement.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in either the State of New York or the State of California; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank Market.
“Business Plan” shall mean an annual business plan for the Borrower and its Consolidated Subsidiaries in a form reasonably acceptable to the Administrative Agent.
“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in the statement of cash flows (including Capital Leases). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time, or the amount of such proceeds, as the case may be.
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person, and the amount of obligations in respect of a Capital Lease shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateral Account” shall have the meaning given to such term in Section 11.1.
“Cash Equivalents” shall mean (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof, (ii) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or Prime-1 from Moody’s, (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any U.S. office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $5,000,000,000, (iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above, and (v) money market funds that (a) comply with the criteria set forth in Securities and Exchange Commission Rule 2a‑7 under the Investment Company Act of 1940, as amended, (b) are rated AAA by S&P or Aaa by Moody’s, and (c) have portfolio assets of at least $5,000,000,000.
“Change in Control” shall mean:
(a)    Lions Gate Entertainment Corp. shall cease to own, directly or indirectly, at least 90% of the Equity Interests of the Borrower; or
(b)    the occurrence of a “Change in Control” as defined in the LG Credit Agreement as in effect on the date hereof.
“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date hereof, (ii) any change in any applicable law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof, or (iii)  compliance by any Lender (or, for purposes of Section 2.8(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any applicable request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; ; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change in Management” shall mean Lions Gate Entertainment Corp. (or a wholly owned Subsidiary thereof) ceases to be in control of the management of the Borrower.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 have been satisfied or waived and the extension of credit hereunder has been made.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Co-Financed Picture” shall mean a Picture for which the co-financing arrangements with respect thereto satisfy the requirements of an Approved Co-Financing Transaction or an Approved Co-Financing Venture Transaction.
“Co-Financing Agreement” shall mean an agreement between a Credit Party and an Approved Co-Financier relating to an Approved Co-Financing Transaction, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof and thereof.
“Co-Financing Intercreditor Agreement” shall mean, in respect of a Co-Financed Picture, an intercreditor agreement among the Administrative Agent, the applicable Credit Party,

the applicable Approved Co-Financier, the Approved Completion Guarantor, if applicable, and any other appropriate Persons, in form and substance satisfactory to the Administrative Agent in all respects (as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof).
“Co-Financing Venture Agreement” shall mean an agreement between a Credit Party and an Approved Co-Financing Venture Counterparty relating to an Approved Co-Financing Venture Transaction, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof.
“Co-Financing Venture Entity” shall mean a special purpose, joint venture entity, created to produce, acquire, own or control any right, title or interest in and to a Picture pursuant to an Approved Co-Financing Venture Transaction, and 100% of the Equity Interests of which are owned by a Credit Party and by an Approved Co-Financing Venture Counterparty pro rata in proportion to their respective beneficial ownership interests in the relevant Picture and their corresponding contributions to P&A, the Negative Cost or both thereof.
“Co-Financing Venture Interparty Agreement” shall mean, in respect of any Approved Co-Financing Venture Transaction, an interparty agreement among the Administrative Agent, the applicable Credit Party, the applicable Approved Co-Financing Venture Counterparty and, if applicable, its lenders (or appropriate representatives on their behalf) and any other applicable parties, in form and substance reasonably satisfactory to the Administrative Agent (as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof) and governing, among other things, the terms of the applicable Approved Co-Financing Venture Transaction as between the Credit Parties and the Administrative Agent on the one hand, and the applicable Approved Co-Financing Venture Counterparty and its lenders (or such representatives) on the other hand, consistent, as to intercreditor matters, with the terms and conditions set forth on Schedule 3 hereto.
“Co-Financing Venture Picture” shall mean a Picture produced or acquired through an Approved Co-Financing Venture Transaction.
“Collateral” shall mean, with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to all personal property, tangible and intangible, wherever located or situated and whether now owned, currently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, inter-company obligations, contract rights, partnership and joint venture interests (including, without limitation, Equity Interests in Co-Financing Venture Entities), documents, chattel paper, general intangibles, goodwill, equipment, fixtures, machinery, inventory, investment property, copyrights, patents, trademarks, trade names, insurance policies (including any key man policies), insurance proceeds, cash, deposit accounts, letter of credit rights, the Pledged Securities and other securities, all amounts on deposit in any Collection Account and Cash Collateral Account and any proceeds of any thereof, products of any thereof or income from any thereof, further including but not limited to, all of such Credit Party’s right, title and interest in and to each and every item and type of Picture, the scenario, screenplay or script upon which a Picture is based, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in possession of such Credit Party, including with respect to each and every Picture and without limiting the foregoing language, each and all of the following particular rights and properties (in each case to the extent they are now owned or hereafter created or acquired by such Credit Party):
(i)    all scenarios, screenplays, teleplays and/or scripts at every stage thereof;
(ii)    all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Picture and/or which are or will be incorporated into such Picture, all component parts of such Picture consisting of said literary properties, all motion picture, television program or other rights in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Picture, and all other literary material upon which such Picture is based or from which it is adapted;
(iii)    all rights for all media in and to all music and musical compositions used and to be used in such Picture, if any, including, each without limitation, all rights to record, re‑record, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;
(iv)    all tangible personal property relating to such Picture, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre‑print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Picture whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or otherwise and all music sheets and promotional materials relating to such Picture (collectively, the “Physical Materials”);
(v)    all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Picture including, without limitation, the following rights: all rights to produce remakes, spin‑offs, sequels or prequels to such Picture based upon such Picture, said literary properties or the theme of such Picture and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by any process analogous thereto, now known or hereafter devised, such Picture or any remake, spin‑off, sequel or prequel to the Picture; all rights to produce primarily for television or similar use, a motion picture or series of motion pictures, or other Picture by use of film or any other recording device or medium now known or hereafter devised, based upon such Picture, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Picture; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Picture, the title or titles of such Picture, the characters of such Picture and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Picture, any remake, spin-off, sequel or prequel thereof and/or said literary properties;
(vi)    all statutory copyrights, domestic and foreign, obtained or to be obtained on such Picture, together with any and all copyrights obtained or to be obtained in connection with such Picture or any underlying or component elements of such Picture, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable) and the right to sue in the name of such Credit Party for past, present and future infringements of copyright;
(vii)    all insurance policies and completion bonds connected with such Picture and all proceeds which may be derived therefrom;
(viii)    all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Picture in all media (whether now known or hereafter developed), the Physical Materials, the motion picture, television program or other rights in and to the story and/or other literary material upon which such Picture is based or from which it is adapted, and the music and musical compositions used or to be used in such Picture;
(ix)    any and all sums, claims, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Picture or any part of such Picture in all media (whether now known or hereafter developed), including, without limitation, all sums, claims, proceeds, profits, products and increases, whether in money or otherwise, from a sale and leaseback or other sale, rental or licensing of such Picture and/or any of the elements of such Picture including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any Collection Account;
(x)    the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Picture, and the right to obtain copyrights and renewals of copyrights therein, if applicable;
(xi)    the name or title of such Picture and all rights of such Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;
(xii)    any and all contract rights and/or chattel paper which may arise in connection with such Picture;
(xiii)    all accounts and/or other rights to payment which such Credit Party currently owns or which may arise in favor of such Credit Party in the future, including, without limitation, any refund or rebate in connection with a completion bond or otherwise, any and all refunds in connection with any VAT or value added tax, all accounts and/or rights to payment due from Persons in connection with the distribution of such Picture, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Picture, including tax refunds and tax rebates received in connection with tax incentives;
(xiv)    any and all “general intangibles” (as that term is defined in Section 9‑102(42) of the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Credit Party for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Picture, any and all general intangible rights in favor of such Credit Party relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Picture including general intangibles related to or which grow out of the exhibition of such Picture and the exploitation of any and all other rights in such Picture set out in this definition;
(xv)    any and all “goods” (as defined in Section 9‑102(44) of the UCC) including, without limitation, “inventory” (as defined in Section 9‑102(48) of the UCC) which may arise in connection with the creation, production or delivery of such Picture, which goods are owned by such Credit Party pursuant to any production agreement or Distribution Agreement or otherwise;
(xvi)    all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Picture, including, without limitation, any and all rights in favor of such Credit Party, the ownership or control of which are or may become necessary or desirable, in the reasonable opinion of the Administrative Agent, in order to complete production of such Picture in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such Picture;
(xvii)    any and all documents issued by any pledgeholder or bailee with respect to such Picture or any Physical Materials (whether or not in completed form) with respect thereto;
(xviii)    any and all Production Accounts or other bank accounts established by such Credit Party with respect to such Picture;
(xix)    any and all rights of such Credit Party under any Distribution Agreements relating to such Picture, including, without limitation, all rights to payment thereunder;
(xx)    any and all rights of such Credit Party under contracts relating to the production or acquisition of such Picture or otherwise, including, but not limited to, all such contracts which have been delivered to the Administrative Agent pursuant to this Credit Agreement;
(xxi)    any and all patents, patent rights, software, proprietary processes or other rights with respect to the creation or production of computer animated Pictures; and

(xxii)    any rebates, credits, grants or other similar benefits relating to any Picture;
provided, however, that anything to the contrary herein notwithstanding, the Collateral shall not include any Equity Interests issued by a Controlled Foreign Corporation in excess of 65% of the issued and outstanding Equity Interests in such Controlled Foreign Corporation, and provided, further, that no security interest shall be deemed granted in any U.S. trademark application filed, in whole or in part, on an intent to use the subject trademark (“ITU Application”), for which an Amendment to Allege Use or Statement of Use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or (c). Notwithstanding the foregoing, ITU Applications shall be included in the Collateral after an Amendment to Allege Use or a Statement of Use has been filed, and has been deemed in conformance with 15 U.S.C. § 1051(a) or (c), respectively, and accepted by the U.S. Patent & Trademark Office. For the avoidance of doubt, the Collateral shall include, with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to any independent common law rights in the trademarks or service marks that are the subject of the ITU Applications, whether now owned, currently existing or hereafter acquired or created.

“Collection Account” shall have the meaning given to such term in Section 8.3(a).
“Comerica Agent” shall mean Comerica Bank, N.A., in its capacity as collateral agent under the Existing Comerica Loan Facility.
“Commitment” shall mean the commitment of each Lender to make Loans to the Borrowers up to an aggregate amount not in excess of the amount set forth (i) opposite its name in the Schedule of Commitments, or (ii) in any applicable Assignment and Assumption(s) to which it may be a party, as the case may be.
“Competitor” shall mean a Person (other than any Affiliate of the Borrower) engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of motion pictures; it being agreed that (a) a Person providing passive financing for any of the foregoing activities (including, for the avoidance of doubt, any such passive financier that succeeds to ownership of a Person engaged in any of the foregoing activities through foreclosure of a Lien) and it or its designees serving as managers, managing members, general partners or directors of another Person in connection with its passive investment, shall not be deemed to be a “Competitor” unless that Person is also engaged in one or more of the foregoing activities, and (b) General Electric Capital Corporation is not a “Competitor.”
“Complete” or “Completed” or “Completion” shall mean that, with respect to any Picture, (i) sufficient elements thereof have been delivered by the applicable Credit Party or Co-Financing Venture Entity (as applicable) to, and accepted, deemed accepted and/or exploited by, the applicable Approved Domestic Distributor to permit it to exhibit the Picture in the theatrical or other medium for which the Picture is intended for initial exploitation in the United States of America or elsewhere, or (ii) if such Picture was acquired by a Credit Party or Co-Financing Venture Entity from a third Person, the entire fixed acquisition price or minimum advance shall have been paid to the extent then due, sufficient elements thereof have been made available to the applicable Credit Party to permit it to exhibit the Picture in the theatrical or other medium for which the Picture is intended for initial exploitation in the United States of America or elsewhere, and there is no condition or event, other than the payment of money not yet due (solely based on economic performance of the Picture), the occurrence of which might result in the applicable Credit Party or Co-Financing Venture Entity losing any of its rights in such Picture.
“Consolidated” shall mean, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated Subsidiaries” shall mean, with respect to any Person at any time, all Subsidiaries of such Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.
“Consolidating Financial Information” shall have the meaning given to such term in Section 5.1(a).
“Contribution Agreement” shall mean a Contribution Agreement, substantially in the form of Exhibit L, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
“Controlled Foreign Corporation” shall mean a Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto, so long as there is a reasonable expectation that such Subsidiary will have earnings and profits the U.S. taxation of which may be deferred.
“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit B-1 to be filed in the U.S. Copyright Office, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.
“Copyright Security Agreement Supplement” shall mean a Copyright Security Agreement Supplement substantially in the form of Exhibit B-2 to be filed in the U.S. Copyright Office, as amended, supplemented or otherwise modified, renewed or replaced from time to time.
“Credit Parties” shall mean collectively, the Borrower and each of the Guarantors.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (i) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, unless determined by the Administrative Agent in its sole discretion to be the subject of a good faith dispute, (ii) notified the Administrative Agent, any Lender (subject to such Lender having given notice thereof to the Administrative Agent) or the Borrower (subject to the Borrower having given notice thereof to the Administrative Agent) in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, unless with respect to such other agreements, the Administrative Agent, in its sole discretion, determines there to be a good faith dispute, (iii) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans, (iv) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless determined by the Administrative Agent in its sole discretion to be the subject of a good faith dispute, or (v) (A) become or is insolvent or has a parent company that has become or is insolvent, or (B) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender pursuant to this clause (v) solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender, or the exercise of control over such Lender or Person controlling such Lender, in each case by a Governmental Authority or instrumentality thereof.
“DGA” shall mean Directors Guild of America, Inc.
“Disposition” shall mean any sale, assignment, transfer or other disposition of any assets (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any Person that is not a Credit Party, excluding (i) any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms (including, without limitation, any sale of tax credits as permitted under Section 6.8), (ii) any Permitted Encumbrance, and (iii) any sale, license or transfer of distribution rights, including underlying rights, for a Picture in the ordinary course of business. For the avoidance of doubt, outright sales of foreign distribution rights in perpetuity for Pictures which are not subject to a Foreign Rights Loan are Dispositions hereunder.
“Disqualified Capital Stock” shall mean any Equity Interest other than any Equity Interests of the Borrower of the type currently outstanding and described in the Borrower LLC Agreement in effect as of the date hereof, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder or beneficial owner thereof, in whole or in part, at any time on or prior to the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other evidences of indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, (d) requires mandatory distributions or other mandatory payments, or (e) with respect to a Credit Party, other than the Borrower, a Non-Theatrical Subsidiary, a Special Purpose Producer, or a Co-Financing Venture Entity, provides the holder or beneficial owner of such Equity Interest the right to veto or consent to any matters or action by such Credit Party other than voting in proportion to, and without preference over, all Equity Interests of all classes of such Credit Party.
“Distribution Agreement” shall mean any distribution agreement or license agreement heretofore or hereafter entered into by a Credit Party, Foreign Rights Borrower, Co-Financing Venture Entity or Licensing Intermediary (or in either case a sales agent on its behalf), as licensor, with a Distributor, as licensee, with respect to the distribution, license or other exploitation of one or more Pictures in any medium, as any such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time as permitted herein.
“Distributor” shall mean any entity which a Credit Party, Foreign Rights Borrower, Co-Financing Venture Entity or Licensing Intermediary (or, in each case, a sales agent on its behalf) engages to distribute, license or otherwise exploit any Picture in any medium.
“Dollars” and “$” shall mean lawful money of the United States of America.
“domestic” shall mean in, of or relating to the United States of America, any State thereof, the District of Columbia, and its territories and possessions, and Canada, any province thereof, and its territories and possessions.
“Environmental Laws” shall mean any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, environmental permits, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, Public Law 99‑499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, together, in each case, with the publications promulgated thereunder and any and all analogous state, local and foreign laws.
“Equity Interests” shall mean shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.
“Event of Default” shall have the meaning given to such term in Article 7.
“Excess Cash Flow” shall mean, for any period, (x) the cash received by the Credit Parties from all sources in excess of (y) the aggregate cash disbursements for corporate purposes permitted hereunder (other than Permitted Distributions), as well as the Released Picture Expense Reserve Amount, the Unreleased Picture Expense Reserve Amount and the New Picture Expense Reserve Amount, in each case which is reserved pursuant to Section 7 of the Services Agreement; provided, that (1) Borrower shall maintain such reserve in a Credit Party account that is subject to an Account Control Agreement and (2) if any such reserved amounts are released pursuant to the Services Agreement, such reserved amounts shall be counted as cash received during the fiscal quarter in which such a determination is made. For the avoidance of doubt, (i) this amount is to be determined strictly on a cash basis (but shall include the reserved amounts set forth above), and (ii) cash paid by a foreign Distributor (whether paid to a Foreign Rights Borrower or to a Credit Party) in excess of amounts owed to the applicable Foreign Rights Agent (if any) shall be included in Excess Cash Flow.
“Excluded Liens” shall mean Liens (i) granted to SAG, DGA and WGA; (ii) unless they are the subject of UCC filings, Liens customarily granted or incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment; provided such Liens are limited to the goods provided or to the goods relating to which services were rendered; (iii) granted to Distributors to secure distribution rights under Distribution Agreements where the amount anticipated to be received in respect of any such Distribution Agreement from and after the date hereof is not reasonably anticipated to exceed $2,000,000; and (iv) securing the Existing Comerica Loan Facility.
“Excluded Subsidiaries” shall mean:
(a) Controlled Foreign Corporations;
(b) Immaterial Subsidiaries;
(c) Foreign Rights Borrowers and any production services company formed in respect of a Picture which is the subject of a Foreign Rights Loan;
(d) Special Purpose Producers;
(e) Non-Theatrical Subsidiaries; and
(f) Co-Financing Venture Entities and their Subsidiaries.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Credit

Party hereunder, (i) income or franchise taxes imposed on (or measured by) such Person’s net income by the United States of America, or by the jurisdiction under the laws of which such Person is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Person is located, (iii) any withholding tax (in the case of a Foreign Lender) or backup withholding tax (in the case of any other Lender) that (x) is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Credit Agreement (or designates a new Lending Office) or (y) is attributable to such Lender’s failure to comply with Section 2.11(e) or Section 2.11(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Credit Party with respect to such withholding tax pursuant to Section 2.11(a), and (iv) taxes imposed by Section 1471 through 1474 of the Code as in effect on the date of this Credit Agreement and any current or future regulations or official interpretations thereof.
“Existing Credit Agreement” shall have the meaning given to such term in the Introductory Statement hereto.
“Existing Comerica Loan Facility” shall mean that certain Ultimates Facility Credit Agreement, dated as of April 18, 2007, among the Borrower, the financial institutions party thereto, as lenders, and HSBC Bank USA, N.A., as Ultimates Facility Agent, as amended or otherwise modified from time to time through the date hereof and, with the consent of the Administrative Agent, subsequent to the date hereof.
“Facility” shall have the meaning given to such term in the Introductory Statement.
“Federal Securities Laws” shall have the meaning given to such term in Section 10.7.
“FFI” shall mean Film Finances, Inc.
“Finance Parties” shall mean, collectively, the Credit Parties and the Excluded Subsidiaries.
“First Cycle Period” shall mean, for any Seasoned Picture, the ten‑year period commencing on the date of the first U.S. theatrical release of such Seasoned Picture.
“Fixed Charge Coverage Ratio” shall mean, for each applicable measurement period, the ratio of (a) the sum (without double counting) of all cash received from released Pictures and from sales agency fees, in each case of the Credit Parties, less the sum of (i) the amount of the obligations secured by minimum guarantees paid in cash, plus (ii) acquisition and production costs paid in cash, net of the proceeds of Foreign Rights Loans, subsidies and co-financings (including co-financings structured as revenue participations), plus (iii) cash distribution expenses (other than P&A expenditures), plus (iv) cash residuals and participations, plus (v) cash general and administrative expenses (as such term is ordinarily understood in the presentation of an income statement in accordance with GAAP), plus (vi) cash operational capital expenditures, plus (vii) cash development expenses (if not funded via discrete limited recourse production loans), plus (viii) tax obligations (which shall include amounts reserved for tax distributions to its members), to (b) the sum of (i) interest expense on the Facility, plus (ii) payments of the Loan required pursuant to Section 2.1(c), less the amount of any reduction to such payments (as a result of other mandatory prepayments, but not voluntary prepayments) pursuant to the penultimate sentence of Section 2.1(c); provided, that with respect to each of the first three quarters ending immediately following the Closing Date, clause (b) shall be calculated by annualizing each component thereof for each quarter ending after the Closing Date.
“Foreign Lender” shall mean any Lender that is not a United States person, within the meaning of Section 7701(a)(30) of the Code.
“Foreign Rights Agent” shall mean the administrative agent acting on behalf of the Foreign Rights Lenders under a Foreign Rights Loan.
“Foreign Rights Borrower” shall mean a special purpose Subsidiary (which may be a Co-Financing Venture Entity) created for the purpose of becoming the borrower of a Foreign Rights Loan.
“Foreign Rights Lender” shall mean the lender of a Foreign Rights Loan.
“Foreign Rights Loan” shall mean a production loan for a particular Picture that satisfies the following conditions: (i) the loan is made to a Foreign Rights Borrower which is a producer-for-hire but otherwise does not own any rights in such Picture (other than foreign distribution rights and, if such Foreign Rights Borrower will be used to obtain additional financing of the type referred to in Section 6.1(u), rights to the applicable subsidies or other soft money benefits); (ii) such Picture shall be owned by the Borrower or a Co-Financing Venture Entity and all distribution rights shall be licensed to Lions Gate Films, Inc. (as contemplated by the Services Agreement) or to Summit Distribution, LLC, other than the foreign distribution rights which may be licensed to or retained by the Foreign Rights Borrower; (iii) the loan shall be secured by the Foreign Rights Borrower’s rights in the Picture (but limited to foreign distribution rights (and, to the extent necessary to exploit such rights, a non-exclusive right of access to film elements) and, if such loan includes financing of the type referred to in Section 6.1(u), rights to the applicable subsidies or other soft money benefits), (iv) the loan may be secured by a pledge of foreign rights in the Picture (and, to the extent necessary to exploit such rights, a non-exclusive right of access to film elements) from the Borrower and/or Summit Distribution, LLC, but the loan shall otherwise be non-recourse to any Credit Party (including the Borrower and Summit Distribution, LLC) and (v) the Foreign Rights Agent with respect to such loan shall have entered into an Interparty Agreement with the Administrative Agent (other than with respect to any such loans made prior to the Closing Date). Notwithstanding the foregoing, with respect to Foreign Rights Loan transactions entered into after the Closing Date, the Foreign Rights Borrower may also own or control domestic distribution rights in such Picture and may pledge such rights to the Foreign Rights Lender, so long as such Foreign Rights Loan transaction is otherwise reasonably acceptable to the Administrative Agent.
“Fundamental Documents” shall mean this Credit Agreement, the Notes, the Pledgeholder Agreements, Laboratory Access Letters (solely with respect to the Administrative

Agent’s rights thereunder), the Copyright Security Agreement, the Copyright Security Agreement Supplements, Trademark Security Agreements (and any supplements thereto), the Notices of Assignment, the Instruments of Assumption and Joinder, the Account Control Agreements, each Interparty Agreement, the Contribution Agreement, each Co-Financing Intercreditor Agreement, all security documentation entered into by each Co-Financing Venture Entity and each Foreign Rights Borrower in favor of the Administrative Agent, the Co‑Financing Venture Interparty Agreements, each Borrowing Notice, all security documentation executed by a Licensing Intermediary in favor of the Administrative Agent in respect of a Picture, the Existing Comerica Loan Facility and all security documentation and intercreditor agreements executed in connection therewith, any fee letter and any commitment letter in respect of the Facility entered into by Lions Gate Entertainment Corp. and the Persons who are Lenders on the Closing Date, UCC financing statements and any other material ancillary documentation which is required to be or is otherwise executed by any Credit Party and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above (including any amendments or modifications to any of the documents listed above).
“Funding Office” shall mean the offices of JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention:  Darren Cunningham (telecopy no. (888) 292-9533) for credit to the JPMorgan Clearing Account (with a specific reference to “Summit Entertainment, LLC”).
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).
“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any foreign jurisdiction.
“Greenlit” or “Greenlight” or “Greenlighting” shall mean, with respect to a Picture, that such Picture is or has been greenlit pursuant to the terms of the Borrower LLC Agreement.
“Guarantors” shall mean LGAC and any direct and indirect Subsidiaries of it and the Borrower which now exist and which may from time to time be created or acquired, but excluding the Excluded Subsidiaries.
“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation; provided, however, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guaranty.
“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter (a) become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or (b) are regulated by or for which Liability can be imposed under any Environmental Law.
“Immaterial Subsidiary” shall mean (a) a Subsidiary which has (i) assets with a fair market value of less than $1,000,000 and annual revenues of less than $1,000,000, and (ii) together with all other Immaterial Subsidiaries, aggregate assets with a fair market value of less than $5,000,000 and aggregate annual revenues of less than $5,000,000, in each case of clause (i) and (ii) above, calculated on the basis of the latest financial statements delivered by the Borrower to the Lenders pursuant to Section 5.1(a) or (b), as the case may be; provided that in the case of a material transfer of assets to any such Subsidiary, the fair market value of such assets shall be calculated on the date of such transfer on the basis of the fair market value of such assets as reasonably determined in good faith by the Borrower until such time as financial statements reflecting such transfer of assets are delivered by the Borrower to the Lenders pursuant to Section 5.1(a) or (b), as the case may be, or (b) a Subsidiary otherwise determined by the Administrative Agent to be immaterial pursuant to Section 12.1(b)(ii) hereof.
“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than (x) amounts constituting trade payables (payable within one hundred twenty (120) days or such longer term as may be customary in the industry), or (y) other amounts due for the rental of space in connection with the production of a Picture, in each case arising in the ordinary course of business), (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (iii) obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect, (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person, and (v) indebtedness of others of the type described in clauses (i) through (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty, or (b) secured by a Lien on the assets of such

Person, whether or not such Person has assumed such indebtedness; provided, that Indebtedness shall not include any non‑refundable advance made to a Credit Party by a third party Distributor in connection with the production, distribution or sale of any Picture.
“Indemnified Party” shall have the meaning given to such term in Section 13.5.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
“Information” shall have the meaning given to such term in Section 13.18.
“Initial Date” shall mean (i) in the case of the Administrative Agent, the date hereof, (ii) in the case of each Lender which is an original party to this Credit Agreement, the date hereof, and (iii) in the case of any other Lender, the effective date on which it became a Lender pursuant to an Assignment and Assumption.
“Instrument of Assumption and Joinder” shall mean an Instrument of Assumption and Joinder substantially in the form of Exhibit H.
“Interest Deficit” shall have the meaning given to such term in Section 2.12(a).
“Interest Payment Date” shall mean (i) as to any LIBOR Loan having an Interest Period of one (1), two (2) or three (3) months, the last day of such Interest Period, (ii) as to any LIBOR Loan having an Interest Period of more than three (3) months, the last day of such Interest Period and, in addition, each date during such Interest Period occurring at three-month intervals after the first day of such Interest Period, and (iii) with respect to any Alternate Base Rate Loan, the last day of each March, June, September and December (commencing March 31, 2012).
“Interest Period” shall mean as to any LIBOR Loan, the period commencing on the date such Loan is made, continued or converted, and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one (1), two (2), three (3), six (6), nine (9) or twelve (12) months; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period may be selected which would end later than the Maturity Date.
“Interparty Agreement” shall mean, with respect to a Picture, an interparty agreement, as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time, among, (i) the Administrative Agent, (ii) the relevant Credit Party, (iii) the relevant Distributor, (iv) the Approved Completion Guarantor, (v) with respect to a Picture that is financed in part by a Foreign Rights Loan, the Foreign Rights Agent, (vi) if such Picture is a Co-Financed Picture, the Approved Co-Financier and (vii) any other appropriate Person which agreement (a) is necessary in the reasonable judgment of the Administrative Agent to (x) if applicable, allocate the risks of Completion and delivery of such Picture and/or (y) address respective funding obligations if any portion of the Negative Cost in respect of such Picture not being contributed by a Credit Party is to be funded during the course of production or upon Completion of such Picture, and (b) shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
“Investment” shall mean any stock, evidence of indebtedness or other securities of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), any purchase of (i) any Equity Interests of another Person, or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment.
“JPMorgan Clearing Account” shall mean the account of the Administrative Agent (for the benefit of itself and the Lenders) maintained at the office of JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, ABA/Routing No.: 021000021, Account No. 9008113381C3698, Reference: Summit Ent.
“Key Materials” shall have the meaning given to such term in Section 5.11.
“knowledge” shall mean the current actual knowledge of an Authorized Officer of a Person that is not a natural Person.
“Laboratory” shall mean (i) any of Technicolor, Deluxe Laboratories, Inc., NT Audio, Fotokem, EFilm, ARRI Film & TV Services GmbH, Company 3, LLC, Warner Bros. Motion Picture Imaging, Pro Tek and Iron Mountain, and any of their respective Affiliates (including, without limitation, Deluxe Italia) and any laboratory customarily used by Lions Gate Entertainment Inc. or any of its Subsidiaries (other than the Borrower and its Subsidiaries), (ii) any laboratory commonly used by Major Studios and (iii) any other laboratory reasonably acceptable to the Administrative Agent, in each case, where such laboratory is a party to a Pledgeholder Agreement or a Laboratory Access Letter; provided, that none of the foregoing shall include locations outside of the United States, United Kingdom or Canada (unless the Key Materials with respect to the applicable Picture are held at a Laboratory in the United States, United Kingdom or Canada) without the consent of the Administrative Agent, except for a limited duration as may be reasonably required for a Picture produced in another territory; provided further, that for any acquisition or co-financing in which a Credit Party is not acting as “lead studio”, the laboratory at which such Picture’s materials are on deposit shall be deemed a Laboratory.
“Laboratory Access Letter” shall mean a letter agreement among (i) a Laboratory holding any elements (including data backups of work in progress) of any Picture to which any Credit Party has the right of access, (ii) the applicable Credit Party, (iii) if appropriate, the applicable Distributor, and (iv) any other appropriate Person, substantially in the form of Exhibit E or in such other form otherwise reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time; provided that any such letter agreement may not be amended in a manner which adversely affects the rights of (or the benefit to) the Administrative Agent or any Lender thereunder without the prior written consent of the Administrative Agent.
“Lender” and “Lenders” shall mean the financial institutions whose names appear on the signature pages hereof, any assignee of a Lender pursuant to Section 13.3, and their respective successors.
“Lending Office” shall mean, with respect to any Lender, the branch or branches (or Affiliate or Affiliates of such Lender) from which any of such Lender’s LIBOR Loans or Alternate Base Rate Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans or Alternate Base Rate Loans are made, as notified to the Administrative Agent from time to time.
“LG Credit Agreement” shall mean that certain Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of July 25, 2008, (as may be further amended, supplemented or otherwise modified, renewed or replaced from time to time after the Closing Date), among (i) Lions Gate Entertainment Inc., a Delaware corporation, Lions Gate UK Limited, a private company limited by shares incorporated in England and Wales and Lions Gate Australia Pty Limited, an Australian company (ACN 122 557 260), as borrowers; (ii) the guarantors referred to therein; (iii) the lenders referred to therein; (iv) JPMorgan Chase Bank, N.A., as administrative agent for such lenders, and as issuing bank; (v) Wachovia Bank, N.A., as syndication agent.
“LG Intercreditor Agreement” shall mean the intercreditor agreement, dated as of January 13, 2012 among the Servicer, the Borrower, U.S. Bank National Association as trustee under the LG Notes Indenture, the administrative agent under the LG Credit Agreement, and the Administrative Agent under the Credit Agreement, which intercreditor agreement shall be in form and substance satisfactory to the Administrative Agent.
“LG Notes Indenture” shall mean that certain Indenture, dated as of October 21, 2009, (as may be amended, supplemented or otherwise modified, renewed or replaced from time to time after the Closing Date) among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp., the other guarantors party thereto, and U.S. Bank National Association, as trustee, providing for the issuance of the 10.25% senior secured second priority notes due 2016.
“LG Rights Sales Transaction” shall mean a sale by a Credit Party of distribution rights to a Picture to Lions Gate Entertainment Corp. or any of its wholly-owned Subsidiaries, in each case subject to the approval of the Administrative Agent in its sole discretion.
“LG Sublicense” shall mean a license of rights owned by Servicer or its Affiliate (other than Borrower and its Subsidiaries) to the Borrower in order to allow the exploitation of such rights, provided that the terms of each such LG Sublicense (i) must be reasonably acceptable to the Administrative Agent, (ii) shall include an indemnity in favor of Borrower on terms acceptable to the Administrative Agent and (iii) shall not require or permit the Borrower to exploit such rights pursuant to any such output agreement if doing so would prevent any rights owned by any Credit Party (if otherwise eligible for exploitation thereunder) from being exploited pursuant to any distribution agreement.
“LGAC” shall mean LGAC 1, LLC, or in the case of a reorganization of the ownership of the Borrower pursuant to Section 13.25, the LGAC Successor.

“LGAC 1 Account” shall mean the account of LGAC maintained with Union Bank and set forth on Schedule 6.14 hereto.
“LGAC Successor” shall have the meaning given to such term in Section 13.25(a)(i).
“LGEC” shall mean Lions Gate Entertainment Corporation.
“LIBOR” shall mean, with respect to any Interest Period for a Borrowing consisting of LIBOR Loans, a rate per annum equal to the greater of (a) 1.50% and (b) the quotient of (A) (i) the British Bankers’ Association Interest Settlement Rate per annum at which Dollar deposits are offered in London, England to prime banks in the London Interbank Market for such Interest Period as displayed on the Reuters LIBOR01 screen (or on any successor or substitute screen provided by Reuters) as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period, or (ii) if the rate described in clause (A)(i) does not appear on the Reuters LIBOR01 screen (or on any successor or substitute screen provided by Reuters) on any relevant date of determination, the average of the rates (rounded upwards, if necessary, to the next 1/16 of 1%) at which Dollar deposits for a maturity equal to the applicable Interest Period are offered to the Lending Office of the Administrative Agent in immediately available funds in the London Interbank Market for Eurodollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, in each case divided by (B) one (1) minus the applicable statutory reserve requirements of the Administrative Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Board with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in such Regulation D). It is agreed that for purposes of this definition, LIBOR Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and to be subject to the reserve requirements of Regulation D.
“LIBOR Loan” shall mean a Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Article 2.
“Licensing Intermediary” shall mean any of the following and their respective Affiliates: Fintage House, Freeway, Summit International Distribution, Inc., Cinephil France S.A.S. and Proscenium Pictures Ltd., and (iv) any other Person acceptable to the Administrative Agent, which in each case will serve as a licensing intermediary for distribution rights in respect of a Picture, provided in each case that the Administrative Agent may in good faith using its reasonable credit judgment from time to time by written notice to the Borrower remove any such Person as a Licensing Intermediary on a prospective basis only with respect to Pictures which have not yet been Greenlit.
“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).
“Liquidity Certificate” shall mean a liquidity certificate in substantially the form of

Exhibit K, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent as required hereunder.
“Loans” shall have the meaning given to such term in Section 2.1(a).
“Major Studio” shall mean each of the following studios and its primary U.S. distribution Subsidiary, or any other subsidiary so long as its performance is guaranteed by such studio or its primary U.S. distribution Subsidiary: (i) Paramount Pictures Corporation, (ii) Twentieth Century Fox Film Corporation, (iii) Sony Pictures Entertainment Inc., (iv) Walt Disney Motion Pictures Group, Inc., (v) Warner Bros. Entertainment Inc., (vi) Universal Pictures, a division of Universal City Studios, LLLP, and (vii) Lions Gate Entertainment Inc.
“Margin Stock” shall be as defined in Regulation U of the Board.
“Master Recordings” shall mean all master tapes (whether digital or analog) and every recording of sound (by any method and on any substance or material, now known or hereafter developed), whether or not coupled with a visual image, including all multitrack master tapes (including any eight (8), sixteen (16), twenty-four (24) and forty-eight (48) track master tapes and all two (2) track sequenced, fully-mixed, edited, equalized, leadered and mastered digital audio tapes and/or U-Matic 1630 tapes) and all acetates and metal or other equivalent parts or reproductions of such master tapes and recordings, and all other materials used or useful in the recording, production or manufacture of Records.
“Material Adverse Effect” shall mean any change or effect that (i) has a materially adverse effect on the business, assets, properties, operations or financial condition of the Credit Parties (taken as a whole), (ii) materially impairs the legal right, power or authority of any Credit Party to perform its respective obligations under the Fundamental Documents to which it is a party, or (iii) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent (for the benefit of the Secured Parties) under the Fundamental Documents.
“Maturity Date” shall mean the earlier of (i) September 7, 2016, and (ii) such other date as the Loans shall become due and payable in accordance with Article 7.
“Maximum Domestic Net Exposure” shall mean, for any Picture determined as of the date such Picture becomes a Seasoned Picture, the Credit Parties’ share of Negative Cost, which shall be net of the Credit Parties’ share of (i) minimum guarantees, (ii) subsidies and other incentive payments, (iii) co-financing amounts and (iv) any other similar amounts which are credited against the Negative Cost of such Picture (but which are not tied to the performance of such Picture), in each case either (a) already received or (b) which are fixed amounts that have been contracted; provided that any voluntary payments of (or agreements to pay) amounts to be applied to the Negative Cost of such Picture subsequent to the date such Picture becomes a Seasoned Picture shall be included in the Credit Parties’ share of Negative Cost; provided further that any such contracted amounts which are ultimately disaffirmed or not paid when due for any reason post-seasoning shall be retroactively added to the calculation of Maximum Domestic Net Exposure (but exposure may be reduced by a replacement contract or if such amount is utlimately collected from the applicable counterparty).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA.
“Music Agreements” shall mean all license agreements, or any other agreements pursuant to which the Borrower or any of its Subsidiaries acquires rights to publish, distribute or otherwise exploit Master Recordings, Musical Compositions or other Music Product.
“Music Product” shall mean (i) Master Recordings; (ii) Musical Compositions; (iii) any and all appurtenant rights to the Master Recording, Musical Compositions and Sound Recordings pursuant to the grant of rights under a Music Agreement or otherwise (including, without limitation, with respect to videos, packaging, artwork and rights to use a recording artist or songwriter’s name and likeness, merchandise, live performances, ticketing, sponsorships, and/or artist endorsements or commercial “tie-ins”) and (iv) any Records on which any of the foregoing are embodied.
“Musical Compositions” shall mean that portion of all right, title and interest in and to any musical compositions (whether published or unpublished, registered or unregistered), which is owned by or licensed to the Borrower or any of its Subsidiaries, including without limitation, all rights to (a) the exploitation thereof in the form of sheet music, orchestrations, folios, compilations, songbooks and other forms of print, (b) the exploitation thereof as embodied in Records, (c) the inclusion of performances thereof in motion pictures, videotapes and other audiovisual works and (d) the granting to third parties of the right to perform the such musical compositions publicly, world-wide.
“Negative Cost” shall mean, with respect to any Picture, the aggregate amount of the development and pre-production expenses of such Picture plus the cost of all production elements usually and customarily included as part of the negative cost of a Picture (including any contingency fee required under the applicable Approved Completion Bond) plus customary post production costs of such Picture and all other delivery items, and shall specifically include charges for any Approved Completion Bond fee which is to be paid but shall be net of any casualty insurance proceeds related to such Picture; provided, in the case of a Picture which is acquired rather than produced by a Credit Party, the term “Negative Cost” shall mean the acquisition price paid or to be paid by such Credit Party for such Picture pursuant to the applicable negative pickup documentation or co-financing documentation.
“Negative Pick‑Up Obligation” shall mean, with respect to any Picture, a commitment by a Credit Party to pay a certain sum of money in order to obtain ownership of, or certain distribution rights in, such Picture on Completion and delivery to such Credit Party.
“Net Available Proceeds” shall mean:
(i)    in the case of any Disposition, the amount of Net Cash Payments actually or constructively received by a Credit Party in connection with such Disposition;

(ii)    casualty insurance proceeds actually received by a Credit Party, provided, that such proceeds shall be excluded from Net Available Proceeds to the extent required to pay Approved Co-Financiers or Approved Completion Guarantors as required pursuant to existing agreements; and
(iii)    cash proceeds actually received by a Credit Party from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness, net of all taxes, fees, commissions, costs and expenses incurred in connection with such issuance or sale; provided that the proceeds of Foreign Rights Loans, loans pertaining to tax credits or other soft money benefits as permitted under Section 6.8, production loans to Special Purpose Producers and other Indebtedness incurred, issued or sold by a Subsidiary that is not a Guarantor and which is non-recourse to the Credit Parties, in each case shall be excluded from Net Available Proceeds.
“Net Cash Payments” shall mean, with respect to any Disposition, the aggregate amount of all cash payments actually or constructively received by a Credit Party from a third party directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses incurred or paid by the Borrower or any of its Subsidiaries to unaffiliated parties (or to Affiliates of Credit Parties for payment to unaffiliated third parties) in connection with such Disposition, (ii) the amount of any closure, removal, relocation, reorganization and/or restructuring costs incurred by the Borrower or any of its Subsidiaries preparatory to or in consequence of such Disposition, (iii) any Federal, state, local and non-United States income or other taxes estimated to be payable by the Borrower (including its members) or any of its Subsidiaries as a result of such Disposition and (iv) all reasonable provisions made in relation to potential indemnity, warranty, post-closing adjustment and similar claims in connection with such Disposition (provided, that once the liabilities for which such provisions are made terminate or are released, any remaining portion of such provisions shall be treated as included in the Net Cash Payments), and (b) Net Cash Payments shall be net of any repayments by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and shall be net of any amounts contractually required to be paid to any unaffiliated third party as a result of such Disposition.
“New Picture Expense Reserve Amount” shall have the meaning set forth in the Services Agreement.
“Non-Theatrical Subsidiary” shall mean a Subsidiary created or acquired after the date hereof which is not capitalized with Loan proceeds, Collateral or Collateral proceeds (except as permitted in Section 6.4) and which is not used to produce or acquire Pictures (or rights therein or related thereto) intended for theatrical distribution.
“Note” or “Notes” shall have the meaning given to such term in Section 2.2(a).
“Notice of Assignment” shall mean a Notice of Assignment and Irrevocable Instruction which shall include language substantially in the form of Exhibit I which may be incorporated into an Interparty Agreement) or in such other form as shall be reasonably acceptable to the Administrative Agent; provided that any such Notice of Assignment may not be amended in a manner which adversely affects the rights of (or the benefit to) the Administrative Agent thereunder without the prior written consent of the Administrative Agent.
“Obligations” shall mean (i) the obligation of the Borrower to make due and punctual payment of principal and interest on the Loans, costs and attorneys’ fees and all other monetary obligations of the Borrower to the Administrative Agent, the Arrangers or any Lender under and to the extent required by this Credit Agreement, the Notes, any other Fundamental Document or any fee letter in respect of the Facility, (ii) all amounts payable by any Credit Party to JPMorgan Chase Bank, N.A., any Bookrunner, any Lender or any of their respective Affiliates under any Swap Agreement permitted under Section 6.18; provided, that the Administrative Agent shall have received written notice thereof from the applicable Lender (other than the Administrative Agent) or the applicable Bookrunner within ten (10) Business Days after execution of such Swap Agreement, (iii) amounts payable to a Lender or any of its Affiliates in connection with any bank account maintained by the Borrower or any other Credit Party at such Lender and its Affiliates or any other treasury, depositary, purchasing card, cash management or banking services provided to the Borrower or any other Credit Party by such Lender and its Affiliates, including any automated clearing house transfers of funds or similar services and (iv) any other monetary obligations of the Borrower or a Guarantor to the Administrative Agent or any Lender (and their respective related indemnified parties) under and to the extent required by the Fundamental Documents.
“Original Closing Date” shall have the meaning given to such term in the Introductory Statement hereof.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement except for any amounts imposed with respect to an assignment.
“Overhead” shall mean all cash selling, general and administrative expenses determined in accordance with GAAP consistently applied. For the avoidance of doubt, neither Sales Fees nor customary distribution expenses incurred for a particular motion picture shall constitute Overhead hereunder.
“P&A” shall mean theatrical print and advertising expenses with respect to a Picture.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Percentage” shall mean with respect to any Lender, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding; provided, that when a Defaulting Lender shall exist, the term “Percentage” shall mean the percentage of the total outstanding Loans (disregarding such Defaulting Lender’s Loans) represented by such Lender’s Loans, and such Defaulting Lender’s Percentage shall be 0%.

“Performance Test” shall mean, on any date of determination after the fifteenth Picture released theatrically in the United States by a Credit Party after the Closing Date becomes a Seasoned Picture, the ratio (expressed as a percentage) of (i) the aggregate amount of proceeds (net of all deductions for amounts payable to, or retainable by, third parties) received and projected to be received by the Credit Parties from the most recent fifteen (15) consecutive Seasoned Pictures released after the Closing Date but prior to the applicable testing date, calculated on the basis of their Ultimates, to (ii) the aggregate amount of the Credit Parties’ investment in the Negative Cost (net of all proceeds of Foreign Rights Loans, minimum guarantees (to the extent not payable to a third party), subsidies and Approved Co-Financings from any such Picture received prior to the date that such Picture became a Seasoned Picture) and P&A expenses for such Pictures; provided that (a) the Twilight Franchise shall be excluded from such calculation and (b) the amount of any minimum guaranty, subsidy, co-financing amount or similar payment shall not count toward proceeds received in clause (i) above, except with respect to Pictures for which the Credit Parties’ share of Negative Cost has already been reduced to zero by such payments, in which case any such additional payments with respect to such Pictures may count towards proceeds received in clause (i) above. If the percentage calculated above is equal to at least 75%, then the Performance Test shall be satisfied on such date.
“Permitted Distributions” shall mean distributions or payments (in addition to, for the avoidance of doubt, Permitted Tax Distributions) (i) from the Borrower to the holders of its Equity Interests immediately prior to the Closing Date, of up to $276,000,000 in the aggregate to be made on the Closing Date to Sellers in accordance with the Purchase Agreement and/or to LGAC and LGAC 3, LLC to fund expenses incurred in connection with the Purchase Agreement (the “Closing Date Permitted Distribution”) and (ii) to the holders of Equity Interests of Borrower (other than LGAC) or LGAC, of up to $25,000,000 in the aggregate in any calendar year; provided, that no such distribution or payment may be made pursuant to the foregoing clause (ii) unless each of the following conditions is satisfied:
(a)    no Default or Event of Default shall have occurred or would result therefrom;
(b)    Breaking Dawn 2 shall have been released in the home entertainment market;
(c)    at least 75% of the Loan balance shall have been amortized following the Closing Date by payments made pursuant to Section 2.1(c) and/or prepayments made pursuant to Section 2.7(e), (f) or (g);
(d)    each such distribution or payment shall be funded solely from the portion of Adjusted Excess Cash Flow and Breaking Dawn Cash Flow which is not required to prepay the Loans pursuant to Section 2.7(e) or (f);
(e)    the Asset Coverage Ratio, as set forth in an Asset Coverage Certificate, calculated on a pro forma basis after giving effect to such distribution or payment, shall be at least 1.5 to 1.0; and
(f)    the Borrower has submitted to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, dated the date of the proposed distribution or payment,

certifying that the foregoing requirements have been satisfied.
“Permitted Encumbrances” shall mean Liens permitted under Section 6.2.
“Permitted Tax Distributions” shall mean distributions from the Borrower to the holder of its Equity Interests (other than LGAC) and from LGAC to the holders of its Equity Interests equal to the sum in the aggregate of:
(A)    the lesser of (i) the U.S. federal income tax liability of the Borrower and its Subsidiaries that would be owing if Borrower was a corporation and the parent of a U.S. federal consolidated return group (net of any such taxes owing on account of taxable income of the Excluded Subsidiaries, Co-Financing Joint Venture Entities and their Subsidiaries, unless such tax amount has been distributed to a Credit Party and such tax is not a liability of such Excluded Subsidiary, Co-Financing Joint Venture Entity and any of their Subsidiaries) and (ii) the actual consolidated U.S. federal consolidated return income tax liability of Lions Gate Entertainment Inc. or the applicable most senior U.S. tax paying entity that is a subsidiary of Lions Gate Entertainment Corp. (with the excess of (i) over (ii), if any, for any taxable year (or portion thereof) commencing on or after the Closing Date referred to as the “Carryover U.S. Federal Amount” for such taxable year, and the excess of (ii) over (i), if any, for any taxable year (or portion thereof) commencing on or after the Closing Date referred to as the “Excess U.S. Federal Amount” for such taxable year);
(B)    the lesser of (i) the California franchise tax liability of the Borrower and its Subsidiaries that would be owing if Borrower was a corporation and the parent of a California unitary group (net of any such taxes owing on account of taxable income of the Excluded Subsidiaries, Co-Financing Joint Venture Entities and their Subsidiaries, unless such tax amount has been distributed to a Credit Party and such tax is not a liability of such Excluded Subsidiary, Co-Financing Joint Venture Entity and any of their Subsidiaries) and (ii) the actual California unitary tax liability of Lions Gate Entertainment Inc. or the applicable most senior U.S. tax paying entity that is a subsidiary of Lions Gate Entertainment Corp. (with the excess of (i) over (ii), if any, for any taxable year (or portion thereof) commencing on or after the Closing Date referred to as the “Carryover California Amount” for such taxable year, and the excess of (ii) over (i), if any, for any taxable year (or portion thereof) commencing on or after the Closing Date referred to as the “Excess California Amount” for such taxable year);
(C)    if with respect to a taxable year there is an Excess U.S. Federal Amount, and in one or more prior taxable years there was a Carryover U.S. Federal Amount, an amount equal to the lesser of such Excess U.S. Federal Amount or the cumulative Carryover U.S. Federal amount for all prior years that has not been paid pursuant to this clause (C) for any prior year;
(D)    if with respect to a taxable year there is an Excess California Amount, and in one or more prior taxable years there was a Carryover California Amount, an amount equal to the lesser of such Excess California Amount or the cumulative Carryover California amount for all prior years that has not been paid pursuant to this clause (D) for any prior year; and
(E)    income and franchise taxes imposed by any jurisdiction other than the United States and California with respect to the income of the Borrower and its Subsidiaries (net of any such taxes owing on account of taxable income of the Excluded Subsidiaries, Co-Financing Joint Venture Entities and their Subsidiaries, unless such tax amount is a liability of a Credit Party and not a liability of such Excluded Subsidiary, Co-Financing Joint Venture Entity and any of their Subsidiaries) to the extent such taxes are imposed on the holder of Equity Interests in the Borrower and are not a liability of the Borrower or any of its Subsidiaries, but not in excess of the lesser of (i) the income or franchise tax liability to such jurisdiction of the Borrower and, if applicable, its Subsidiaries, that would be owing if Borrower was a corporation and, if applicable, the parent of a combined, unitary, consolidated or similar group (net of any such taxes owing on account of taxable income of the Excluded Subsidiaries, Co-Financing Joint Venture Entities and their Subsidiaries, unless such tax amount is a liability of a Credit Party and not a liability of such Excluded Subsidiary, Co-Financing Joint Venture Entity and any of their Subsidiaries) and (ii) the actual tax liability to such jurisdiction of the holder of Equity Interests in Borrower (with the excess of (i) over (ii), if any, for any taxable year (or portion thereof) commencing on or after the Closing Date referred to as the “Carryover Other Jurisdiction Amount” for such taxable year, and the excess of (ii) over (i), if any, for any taxable year (or portion thereof) commencing on or after the Closing date referred to as the “Excess Other Jurisdiction Amount” for such taxable year); and
(F)    if with respect to a taxable year there is an Excess Other Jurisdiction Amount, and in one or more prior taxable years there was a Carryover Other Jurisdiction Amount, an amount equal to the lesser of such Excess Other Jurisdiction Amount or the cumulative Carryover Other Jurisdiction Amount for all prior years that has not been paid pursuant to this clause (F) for any prior year.
provided the following conditions are satisfied:
(a)    no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b)    such calculations with respect to Borrower and its Subsidiaries are computed after permitted deduction of all losses, loss and credit carryforwards and other deductions which may be claimed at such time in respect of such period or prior periods (in each case, commencing not earlier than the Closing Date), and after giving effect (on a cumulative basis) to any foreign tax credits or other credits or treaties the benefit of which any Credit Party or its Subsidiaries may avail itself, and on the basis that the first taxable year commences on the Closing Date;
(c)    such calculations with respect to Lions Gate Entertainment Inc. are computed after permitted deduction of all losses, loss and credit carryforwards and other deductions which may be claimed at such time in respect of such period or all prior periods, and after giving effect (on a cumulative basis) to any foreign tax credits or other credits or treaties the benefit of which any Lions Gate Entertainment Inc. or its Subsidiaries may avail itself; and
(d)    the Borrower has submitted to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, dated the date of the proposed distribution, certifying that the foregoing requirements have been satisfied.
“Person” shall mean any natural person, corporation, division of a corporation,

limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.
“Physical Materials” shall have the meaning given to such term in clause (iv) of the definition of the term “Collateral” herein.
“Picture” shall mean any motion picture, film or video tape, whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, and with respect to which a Credit Party (i) has (either directly or through a Co-Financing Venture Entity) an ownership interest in the copyright under U.S. law, or (ii) acquires any distribution rights. The term “Picture” shall include, without limitation, the scenario, screenplay or script upon which such Picture is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of a Credit Party, and all rights therein and thereto, of every kind and character.
“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by any Credit Party, or any ERISA Affiliate, or any other plan covered by Title IV of ERISA that covers employees of the Credit Parties.
“Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9‑102(64) of the UCC) including cash proceeds (as defined in Section 9‑102(9) of the UCC) of the Pledged Securities.
“Pledged Securities” shall mean all of the issued and outstanding Equity Interests, whether now formed or formed hereafter, owned directly or indirectly by LGAC or the Borrower of (i) the Borrower, (ii) the Guarantors, (iii) the Subsidiaries of the Guarantors (other than Immaterial Subsidiaries) and (iv) joint venture interests (including, without limitation, Co-Financing Venture Entities, but excluding any such entities formed in connection with the Pictures titled The Alibi and In the Valley of Elah to the extent such entities would qualify as Immaterial Subsidiaries based on the materiality thresholds set forth in the definition thereof); provided, however, that the definition of “Pledged Securities” with respect to any Controlled Foreign Corporation shall refer to 65% of the issued and outstanding Equity Interests in such Controlled Foreign Corporation.
“Pledgeholder Agreement” shall mean a laboratory pledgeholder agreement among (i) the applicable Credit Party (or Credit Parties), (ii) the Administrative Agent and, with respect to certain Produced Pictures which commenced principal photography prior to the Closing Date, the Comerica Agent, (iii) if appropriate, the applicable Distributor, (iv) if appropriate, the applicable Approved Completion Guarantor, (v) the applicable Laboratory and (vi) any other appropriate Persons, substantially in the form of Exhibit D-1 or Exhibit D-2, or in such other form reasonably acceptable to the Administrative Agent, in each case, as the same may be amended, supplemented or otherwise modified from time to time.
“Pledgors” shall mean the Borrower and each Credit Party that from time to time owns any of the Pledged Securities.
“Pro Rata Share” shall mean (i) in the case of any Obligation owed or allocable to a Lender in respect of a Loan, such Lender’s pro rata share of such Obligation determined in accordance with such Lender’s Percentage and (ii) in the case of any other Obligation to a Person, such Person’s pro rata share of such Obligation determined in comparison to all pari passu Obligations of like kind, in either case as adjusted pursuant to Section 2.13.
“Produced Picture” shall mean a Picture for which a Credit Party is acting as “lead studio” and at least a portion of the Negative Cost is provided during the course of principal photography by a Credit Party.
“Production Account” shall mean individually or collectively, as the context so requires, each demand deposit account established by a Credit Party at a commercial bank acceptable to the Administrative Agent located in the United States of America or any other jurisdiction acceptable to the Administrative Agent, for the sole purpose of paying the Negative Cost of a particular Picture.
“Production Services Agreement” shall mean any production services agreement entered into between the Borrower and any Credit Party relating to production services to be rendered by such Credit Party in connection with the production of a Produced Picture, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
“Purchase Agreement” shall mean the Membership Interest Purchase Agreement dated as of January 13, 2012 among LGAC, LGAC 3, LLC and Sellers (as such term is defined therein).
“Quiet Enjoyment” shall have the meaning given to such term in Section 8.12.
“Records” shall mean all forms of reproductions, transmissions, combinations of tracks or communications of Master Recordings, of any kind, nature or description, now known or hereafter devised, manufactured, distributed, transmitted or communicated on or at or through any medium or device primarily for home use, school use, juke box use, or use in any means of transportation, including records of sound alone and audiovisual records (including music videos and DVD), digital compact cassette tapes, analog cassettes, audio tapes, digital audio tapes, compact discs, videodiscs, minidiscs, vinyl records, SACD, DVD-Audio and CD-ROM, CD I and CD Plus recordings. For the avoidance of doubt, “Records” shall include the transmission or communication of a Master Recording directly to the consumer regardless of whether previously or subsequently embodied in a physical record configuration by any Person.
“Refinancing Notice” shall mean a notice substantially in the form of Exhibit N-1 or Exhibit N-2, as applicable.
“Register” shall have the meaning given to such term in Section 13.3(e).
“Regulation D” shall mean Regulation D of the Board.
“Related Fund” shall have the meaning given to such term in Section 13.3(b).
“Release” shall mean any release, spill, emission, leaking, pumping, injection,

deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.
“Released Picture Expense Reserve Amount” shall have the meaning set forth in the Services Agreement.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30‑day notice to the PBGC has been waived under applicable regulations.
“Required Lenders” shall mean Lenders holding greater than 50% of the total Loans, subject to adjustment as provided in Section 2.13, at such time.
“Restricted Payment” shall mean (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in any Finance Party, (ii) any redemption or other acquisition, re‑acquisition or retirement by a Finance Party of any Equity Interests in any Finance Party, now or hereafter outstanding, (iii) any payment made by any Finance Party to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest in any Finance Party, now or hereafter outstanding, (iv) any payment by a Finance Party of principal of, premium, if any, or interest on, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt, (v) any payment under any Synthetic Purchase Agreement and (vi) any payment by a Finance Party in respect of any indebtedness owing by another Finance Party and which is non-recourse to the Finance Party making such payment (including but not limited to payments by a Credit Party in respect of a Foreign Rights Loan); provided that payments referred to in clause (vi) shall be excluded from the foregoing definition so long as (a) the indebtedness was incurred to finance such Finance Party’s share of the Negative Cost of a Picture owned directly by the Borrower, (b) making such payment shall not result in a violation of the exposure tests set forth in Section 4.2(a) and (b) with respect to the Picture in connection to which such indebtedness was incurred, and (c) the aggregate amount of such payments for all Pictures shall not exceed $5,000,000 (after taking into account any minimum guarantees and overages from non-U.S. territories which are paid to a Credit Party in respect of a Picture for which a Credit Party has repaid any portion of a Foreign Rights Loan).
“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw‑Hill Companies, Inc.
“SAG” shall mean Screen Actors Guild, Inc.
“Sales Expenses” shall have the meaning given to such term in the Services Agreement.
“Sales Fees” shall have the meaning given to such term in the Services Agreement.
“Schedule of Commitments” shall mean the schedule of Commitments of the Lenders set forth on Schedule 1.
“Seasoned Picture” shall mean a Picture that has been first released in the U.S. market for eight (8) weeks.
“Secured Party” or “Secured Parties” shall mean the Administrative Agent, the Lenders, any other Person which is the holder of an Obligation and any other Person which the Administrative Agent (in its sole discretion) specifically agrees upon Borrower’s request is to be secured by the Liens granted to the Administrative Agent under this Credit Agreement and/or under the other Fundamental Documents from time to time pursuant to the terms hereof and thereof.
“Sellers” shall have the meaning given to such term in the Purchase Agreement.
“Servicer” shall mean Lions Gate Films, Inc.
“Services Agreement” shall mean the Services Agreement, dated as of January 13, 2012 between the Borrower and the Servicer.
“Solvency Certificate” shall mean a solvency certificate substantially in the form of Exhibit O hereto, executed by the Chief Financial Officer of the Borrower and delivered to the Administrative Agent as required hereunder.
“Sound Recordings” shall mean all sound recordings (whether published or unpublished, registered or unregistered, presently existing or created or acquired in the future), including sound recordings embodied on Records, with respect to which the Borrower or any of its Subsidiaries now or in the future has any ownership interest or distribution right or which the Borrower or any of its Subsidiaries otherwise controls.
“Special Purpose Producer” shall mean a special purpose Subsidiary of a Credit Party created solely for the purpose of producing a particular Picture or group of Pictures with production financing which is non-recourse to any Credit Party or any Subsidiary of a Credit Party other than such Special Purpose Producer; provided that if any Special Purpose Producer is part of an Approved Co-Financing Venture Transaction, it shall satisfy the requirements set forth in Schedule 3; provided further, that such Special Purpose Producer shall distribute all of its cash to a Credit Party to the extent not restricted from doing so by its production loan agreement (if any) or any applicable co-financing agreements or agreement with any third party holders of Equity Interests of such Special Purpose Producer; provided further, that if any Special Purpose Producer is created to produce more than one Picture, Summit Distribution, LLC shall be the U.S. Distributor for such Pictures.
“Specified Assets” shall mean the product of the Ultimates Advance Rate and the Credit Parties’ share of Ultimates; provided, that (i) no Specified Asset credit may be given with respect to Ultimates for any Picture unless the Administrative Agent shall have received the most recent Ultimates Report required pursuant to Section 5.1(g), and (ii) for the avoidance of doubt, Ultimates with respect to New Pictures and Unreleased Pictures (as each term is defined in the Services Agreement) shall be limited to the projected net amounts payable to and retained by the

Borrower with respect to New Pictures and Unreleased Pictures (as applicable) pursuant to the Services Agreement; provided further, that, with respect to any Picture for which the Borrower determines not to finance any portion of the Negative Cost thereof with a Foreign Rights Loan, with the consent of the Administrative Agent, receivables in respect of such Picture may be included in “Specified Assets” on terms agreed by the Borrower and the Administrative Agent.
“Specified Permitted Encumbrances” shall mean those Liens permitted under Sections 6.2(b), (c), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p) and (u).
“Subordinated Debt” shall mean any subordinated Indebtedness of any Credit Party or its Subsidiaries which is unsecured and has interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Required Lenders.
“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests therein having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, financial exchange transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Syndication Agents” shall mean J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, and Jefferies Finance LLC, in their capacities as joint syndication agents in connection with the Facility, and any successor thereof.
“Synthetic Purchase Agreement” shall mean any Swap Agreement or similar agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (i) any payment in connection with a purchase by any third Person from a Person other than a Credit Party of any Equity Interest in any Credit Party or any Subordinated Debt, or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest in any Credit Party or any Subordinated Debt) the amount of which is determined by reference to the price or value at any time of any Equity Interest in any Credit Party or any Subordinated Debt.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings or other amounts in the nature of a tax imposed by any Governmental Authority, including any interest and penalties imposed with respect thereto.
“Trademark Security Agreement” shall mean the Trademark Security Agreement substantially in the form of Exhibit C to be filed in the U.S. Patent and Trademark Office, as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
“Twilight Franchise” shall mean the Completed Pictures Twilight, The Twilight Saga: New Moon, The Twilight Saga: Eclipse, Breaking Dawn 1 and the Uncompleted Picture Breaking Dawn 2.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or to LIBOR.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.
“Ultimates” shall mean with respect to any Seasoned Picture, the First Cycle Period amounts which are projected by Servicer to become payable to a Credit Party as determined by the Servicer from time to time in accordance with this paragraph and in a manner otherwise reasonably acceptable to the Administrative Agent. The Ultimates shall be calculated initially on the date which such Picture becomes a Seasoned Picture and thereafter on each date on which revised Ultimates projections are delivered from time to time pursuant to Section 5.1(g). The computation of the Ultimates will be (i) computed in a manner consistent with ultimates prepared by Lions Gate Entertainment Inc. for accounting purposes, (ii) based, to the extent available, upon any supporting written material delivered to the Borrower under the relevant Distribution Agreement which will indicate the remaining uncollected amounts payable to a Credit Party, (iii) present valued at the rate used by Servicer for accounting purposes, (iv) after deduction for all distribution fees and other remaining amounts deductible or which may be offset by a distributor or licensee from its obligation to make payments to a Credit Party and any other remaining cost or expense incurred by a Credit Party for the distribution or other exploitation of such Picture, and (v) shall not include any amounts in which the Administrative Agent (for the benefit of itself, any Issuing Bank and the Group Lenders) does not have a first priority (subject to Specified Permitted Encumbrances) perfected security interest under the Uniform Commercial Code or other relevant personal property regime and applicable copyright law. If Services Agreement is terminated, then notwithstanding the foregoing, Ultimates shall be calculated in a manner acceptable to the Administrative Agent by an independent consultant selected by the Administrative Agent and approved and paid for by the Borrower, provided, that the following parties are hereby pre-approved by the Borrower: The Salter Group LLC, Cineval LLC, PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG and any Major Studio.
“Ultimates Advance Rate” shall initially be 0.80; provided that, if at any testing required under Section 5.1(h) hereof the Ultimates Ratio is less than 1.0 to 1.0, the Ultimates Advance Rate shall be 0.80 multiplied by such Ultimates Ratio for so long as the Ultimates Ratio is less than 1.0 to 1.0; provided that following any reduction in the Ultimates Advance Rate, the Ultimates Advance Rate may only be subsequently increased if at least two (2) additional Pictures have become eligible for inclusion in the Ultimates Ratio and the Ultimates Ratio for the last four (4) Seasoned Pictures (including the two (2) additional Seasoned Pictures) is at least 1.0 to 1.0. For the avoidance of doubt, the Ultimates Advance Rate may never be greater than 0.80.

“Ultimates Ratio” shall mean at any time, a ratio of (i) the sum of the Ultimates for the last four (4) Seasoned Pictures for which six (6) months has elapsed from their respective U.S. theatrical release dates plus the actual proceeds received by any Credit Party (and not payable to a third party) with respect to each such Picture after it became a Seasoned Picture and prior to such date of determination to (ii) the sum of the Ultimates for such Seasoned Pictures determined for each such Seasoned Picture on the date it became a Seasoned Picture.
“Ultimates Report” shall mean, with respect to a Picture, a written Ultimates report prepared by the Borrower in the manner contemplated for determining “Ultimates” in the definition thereof and in a form satisfactory to the Administrative Agent.
“Uncompleted” shall mean, with respect to any Picture, that such Picture is not Completed.
“Unreleased Picture Expense Reserve Amount” shall have the meaning set forth in the Services Agreement.
“USA Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) as amended, and the rules and regulations thereunder and any successors thereto.
“WGA” shall mean, collectively, Writers Guild of America, West, Inc. and Writers Guild of America, East, Inc.
2.    AMOUNT AND TERMS OF THE COMMITMENTS AND LOANS
SECTION 2.1    Commitments and Loans.
(a)    Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan denominated in Dollars (a “Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. Once repaid, amounts constituting the Commitments may not be reborrowed. The Loans may from time to time be LIBOR Loans or Alternate Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1(b) and 2.6.
(b)    Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in writing in the form of a Borrowing Notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three (3) Business Days prior to the anticipated Closing Date, in the case of LIBOR Loans, or (b) one (1) Business Day prior to the anticipated Closing Date, in the case of Alternate Base Rate Loans) requesting that the Lenders make the Loans on the Closing Date. Such Borrowing Notice shall specify whether the Loans shall initially consist of Alternate Base Rate Loans or LIBOR Loans and in the case of LIBOR Loans, the Interest Period or Interest Periods with respect thereto. If no election of an Interest Period is specified in such Borrowing Notice in the case of a Borrowing consisting of LIBOR Loans, such notice shall be deemed to be a request for an Interest Period of one (1) month. If no election is made as to the Type of Loan, such Borrowing Notice shall be deemed to be a request for a Borrowing consisting of Alternate Base Rate Loans. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 2:00 P.M., New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to its Commitment. The Administrative Agent shall disburse the aggregate of the amounts made available to the Administrative Agent by the Lenders by depositing such amount in immediately available funds to the account of the Borrower specified in the Borrowing Notice. Each Lender may, at its option, fulfill its obligation to make LIBOR Loans by causing a foreign branch or Affiliate of such Lender to fund such LIBOR Loans; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay Loans in accordance with the terms hereof or increase the costs to the Borrower payable hereunder in respect of LIBOR Loans. Subject to the other provisions of this Section 2.1 and the provisions of Section 2.6, Loans of more than one Type may be outstanding at the same time.
(c)    Repayment of Loans. The Loan of each Lender shall mature (i) in equal consecutive quarterly installments on the last day of each March, June September and December (commencing on March 31, 2012), each in an amount equal to such Lender’s Percentage multiplied by $13,750,000 and (ii) on the Maturity Date in an amount equal to all remaining outstanding Loans of such Lender. The Loans shall be subject to mandatory prepayment as provided in Section 2.7 and acceleration as provided in Article 7. Any mandatory prepayments of the Loans pursuant to Sections 2.7(d), (e), (f) and (g) shall reduce, on a pro-rata basis the remaining required and scheduled amortization installment payments set forth above. Any voluntary prepayments of the Loans pursuant to Section 2.7(a) shall reduce the remaining required and scheduled amortization installment payments set forth above in forward order of maturity.
SECTION 2.2    Notes.
(a)    At the request of any Lender, each Loan made by such Lender hereunder shall be evidenced by a promissory note in such Lender’s favor substantially in the form of Exhibit A (each a “Note” and collectively the “Notes”) in the face amount of such Lender’s Commitment payable to the order of such Lender, duly executed by an Authorized Officer of the Borrower and dated as of the date hereof.
(b)    Each Lender and the Administrative Agent on its behalf is hereby authorized by the Borrower, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to any Notes; provided, however, that the failure of any Lender or the Administrative Agent to set forth such Loans, principal payments or other information shall not in any manner affect the obligations of the Borrower to repay such Loans.
SECTION 2.3    Interest on Loans.
(a)    In the case of a LIBOR Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to LIBOR plus the Applicable Margin. Interest shall be payable on each LIBOR Loan in arrears on each applicable Interest Payment Date, on the Maturity Date, on the date of a conversion of such LIBOR Loan to an Alternate Base Rate Loan and on the date of any prepayment. The Administrative Agent shall determine the applicable LIBOR for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest Period and shall notify the Borrower and the Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.
(b)    In the case of an Alternate Base Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as the case may be, during such times as the Alternate Base Rate is based upon the Prime Rate and over a year of 360 days at all other times) equal to the Alternate Base Rate plus the Applicable Margin. Interest shall be payable on each Alternate Base Rate Loan in arrears on each applicable Interest Payment Date, on the Maturity Date and on the date of any prepayment.
(c)    Interest in respect of any Loan hereunder shall accrue from and including the date such Loan is made to but excluding the date on which such Loan is paid or converted to a Loan of a different Type.
(d)    Anything in this Credit Agreement or the Notes to the contrary notwithstanding (but subject to Section 2.12), the interest rate on the Loans shall in no event be in excess of the maximum permitted by Applicable Law.
SECTION 2.4    Fees. The Borrower agrees to pay all fees that are then due and payable pursuant hereto or pursuant to any fee letter agreement executed by any Credit Party with respect to the Facility.
SECTION 2.5    Default Interest; Alternate Rate of Interest.
(a)    If an Event of Default shall exist, then the rate of interest on all outstanding Loans shall be increased by 2.00% per annum and all other Obligations shall accrue interest from the date due at the rate for Alternate Base Rate Loans plus 2.00% per annum.
(b)    In the event, and on each occasion, that two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Loan:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that LIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the

Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans under the Facility requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) any Loans under the Facility that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding LIBOR Loans under the Facility shall be converted, on the last day of the then-current Interest Period, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans under the Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the Facility to LIBOR Loans.
SECTION 2.6    Continuation and Conversion of Loans. The Borrower shall have the right, at any time, (i) to convert any LIBOR Loan or portion thereof to an Alternate Base Rate Loan or to continue such LIBOR Loan or a portion thereof for a successive Interest Period, or (ii) to convert any Alternate Base Rate Loan or a portion thereof to a LIBOR Loan, subject to the following:
(a)    the Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing, including via electronic mail) notice of each continuation or conversion hereunder (i) at least three (3) Business Days for continuation as or conversion to a LIBOR Loan and (ii) one (1) Business Day for conversion to an Alternate Base Rate Loan; such notice shall be irrevocable and to be effective, must be received by the Administrative Agent not later than 2:00 p.m., New York City time, on the day required;
(b)    unless the Required Lenders otherwise consent, no Event of Default or Default shall have occurred and be continuing at the time of any conversion to a LIBOR Loan or continuation of any such LIBOR Loan into a subsequent Interest Period;
(c)    no Alternate Base Rate Loan may be converted to a LIBOR Loan and no LIBOR Loan may be continued as a LIBOR Loan if, after such conversion or continuance, and after giving effect to any concurrent prepayment of Loans, an aggregate of more than ten (10) separate LIBOR Loans would be outstanding hereunder (for purposes of determining the number of such Loans outstanding, Loans with different Interest Periods shall be counted as different Loans even if made on the same date);
(d)    if fewer than all Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Lenders in accordance with the respective Percentage of the principal amount of such Loans held by the Lenders immediately prior to such continuation or conversion;
(e)    the aggregate principal amount of Loans continued as or converted to LIBOR Loans as part of the same Borrowing shall be in a minimum aggregate principal amount of $250,000 or such greater amount that is an integral multiple of $100,000;
(f)    accrued interest on the LIBOR Loans (or portion thereof) being continued shall be paid by the Borrower at the time of continuation;
(g)    the Interest Period with respect to a new LIBOR Loan effected by a continuation or conversion shall commence on the date of such continuation or conversion;
(h)    if a LIBOR Loan is converted to another Type of Loan prior to the last day of the Interest Period with respect thereto, the amounts required by Section 2.7(b) shall be paid as provided in such Section;
(i)    each request for a continuation as or conversion to a LIBOR Loan which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month; and
(j)    in the event that the Borrower shall not give the Administrative Agent a notice to continue or convert any LIBOR Loan as provided above, then such Loan (unless repaid) shall automatically be converted to an Alternate Base Rate Loan at the expiration of the then current Interest Period.
The Administrative Agent shall, after it receives notice from the Borrower, promptly give the Lenders notice of any continuation or conversion.
SECTION 2.7    Voluntary and Mandatory Prepayment of Loans; Reimbursement of Lenders.
(a)    (i) Subject to the terms of Section 2.7(b) below, the Borrower shall have the right at its option at any time and from time to time to prepay without premium or penalty (except as set forth in clause (ii) below) (A) any Alternate Base Rate Loan, in whole or in part, upon at least one (1) Business Day’s prior written, telephonic (promptly confirmed in writing, including via electronic mail) or facsimile notice to the Administrative Agent given prior to 2:00 p.m. New York City time, in a minimum aggregate principal amount of $250,000 or such greater amount that is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full, and (B) any LIBOR Loan, in whole or in part, upon at least three (3) Business Days’ prior written, telephonic (promptly confirmed in writing, including via electronic mail) or facsimile notice given prior to 2:00 p.m. New York City time, in a minimum aggregate principal amount of $250,000 or such greater amount that is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full. Each notice of prepayment shall specify the prepayment date, each Loan to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the Borrower to prepay such Loan in the amount and on the date stated therein. All prepayments under this Section 2.7(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but excluding) the date of prepayment.
(ii)    Notwithstanding anything to the contrary herein, (A) any prepayment of the Loans effected on or prior to the first anniversary of the Closing Date with the proceeds of a Repricing Transaction described in clause (1) of the definition thereof below shall be accompanied by a fee equal to 1.00% of the principal amount of the Loans prepaid, and (B) if in connection with a Repricing Transaction described in clause (2) of the definition thereof below on or prior to such first anniversary of the Closing Date, any Lender is replaced as a result of its being a non-consenting Lender in respect of such Repricing Transaction pursuant to Section 2.14(i), such Lender shall be entitled to the 1.00% fee provided under this Section 2.7(a)(ii) as to its

Loans so assigned. A “Repricing Transaction” means (1) any prepayment of the Loans using proceeds of Indebtedness for which the interest rate payable thereon on the date of such prepayment is lower than LIBOR on the date of such prepayment plus the Applicable Margin with respect to the Loans on the date of such prepayment, provided that the primary purpose of such prepayment is to refinance Loans at a lower interest rate or (2) any repricing of the Loans pursuant to an amendment hereto resulting in the interest rate payable thereon on the date of such amendment being lower than LIBOR on the date of such prepayment plus the Applicable Margin with respect to the Loans on the date of such prepayment.
(b)    The Borrower shall reimburse each Lender on demand for any loss, cost or expense incurred or to be incurred by any such Lender in the reemployment of the funds released (i) by any prepayment (for any reason) of any LIBOR Loan if such Loan is repaid prior to the last day of the Interest Period for such Loan, or (ii) in the event that, after the Borrower delivers a notice of Borrowing under Section 2.1(b), or a notice of continuation or conversion of a Borrowing under Section 2.6(a) in respect of LIBOR Loans, such Loan is not made, converted to or continued as a LIBOR Loan on the first day of the Interest Period specified in such notice of Borrowing for any reason other than (A) a suspension or limitation under Section 2.5(b) of the right of the Borrower to select a LIBOR Loan, (B) a breach by any such Lender of its obligation to fund such Borrowing when it is otherwise required to do so hereunder, or (C) a repayment resulting from a conversion required by a Lender pursuant to Section 2.9(a). Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (I) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed, continued or converted at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.3, for the period from the date of such payment or failure to borrow, continue or convert to the last day (x) in the case of a payment prior to the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of a failure to borrow, continue or convert, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, continue or convert, over (II) the amount realized or to be realized by such Lender in reemploying the funds not advanced or the funds received in prepayment or realized from the Loan not so continued or converted during the period referred to above at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London Interbank Market. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss, cost or expense as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within ten (10) Business Days of the Borrower’s receipt of such certificate. The Administrative Agent or any affected Lender is hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, the JPMorgan Clearing Account, any Cash Collateral Account or any Collection Account) to pay any such amounts that are not paid when due.
(c)    In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.7(a), the Borrower shall pay to the Administrative Agent for the account of the applicable Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the calculation of the amount of such loss, cost or expense as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within ten (10) Business Days of the Borrower’s receipt of such certificate. The Administrative Agent or any affected Lender is hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, the JPMorgan Clearing Account, any Cash Collateral Account or any Collection Account) to pay any such amounts that are not paid when due.
(d)    The Borrower shall apply 100% of Net Available Proceeds promptly upon receipt thereof to prepay the Loans.
(e)    Not later than 60 days after the end of each fiscal quarter of the Borrower (commencing with the quarter ending March 31, 2012), the Borrower shall calculate Adjusted Excess Cash Flow for such fiscal quarter and shall prepay the Loans in an amount equal to 50% of such Adjusted Excess Cash Flow. Not later than the date on which the Borrower makes the foregoing payment (or if no such payment is required, then not later than the end of the foregoing 60-day period), the Borrower will deliver to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower setting forth the amount, if any, of Adjusted Excess Cash Flow for such fiscal quarter and the calculation thereof in reasonable detail.
(f)    On the date of the prepayment set forth in Section 2.7(e), but in no case later than 60 days after the end of each fiscal quarter of the Borrower (commencing with the quarter ending March 31, 2012), the Borrower shall calculate Breaking Dawn Cash Flow for such fiscal quarter and shall prepay the Loans in an amount equal to 75% of such Breaking Dawn Cash. Not later than the date on which the Borrower makes the foregoing payment (or if no such payment is required, then not later than the end of the foregoing 60-day period), the Borrower will deliver to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower setting forth the amount, if any, of Breaking Dawn Cash Flow for such fiscal quarter and the calculation thereof in reasonable detail.
(g)    On the date of each of the prepayments set forth in Sections 2.7(e) and (f) above (commencing with the payments made in respect of the quarter ending June 30, 2012), but in no case later than 60 days after the end of each fiscal quarter of the Borrower, the Borrower shall prepay the Loans in an amount equal to 100% of the amount by which, after giving effect to the prepayments in Sections 2.7(e) and (f) above, available cash of the Credit Parties (excluding Unreleased Picture Expense Reserve Amounts and New Picture Expense Reserve Amounts) exceeds the following thresholds on the last day of such quarter (after giving effect to any amortization payment on such date) or on the date of such payment (using the date that results in a smaller excess, and the amount of such excess shall be “Excess Available Cash”): (i) for each quarter through and including the quarter ending June 30, 2013, $75,000,000, (ii) for each quarter thereafter through and including the quarter ending June 30, 2014, $50,000,000, and (iii) for each quarter thereafter,

$35,000,000. Not later than each date on which the Borrower makes each of the foregoing payments (or if no such payment is required, then not later than the end of the foregoing 60-day period), the Borrower will deliver to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower setting forth the amount, if any, of the Excess Available Cash on such date of determination and the calculation thereof in reasonable detail.
(h)    If at any time after December 31, 2014, the ratio of (i) available cash of the Credit Parties (excluding Unreleased Picture Expense Reserve Amounts and New Picture Expense Reserve Amounts) to (ii) outstanding Loans exceeds 3.0 to 1.0, the Borrower shall prepay all outstanding Obligations.
(i)    The Borrower shall apply 100% of the proceeds of any initial public offering of Equity Interests in the Borrower, any Subsidiary of the Borrower or any holding company parent of the Borrower (as applicable, the “Offeror”) that are payable in respect of Equity Interests issued in such offering by the Offeror (net of reasonable and customary transaction costs and excluding proceeds that such entity or holders of Equity Interests are not entitled to receive) promptly following completion thereof to prepay the Loans.
(j)    All outstanding Obligations shall be paid in full on the Maturity Date.
(k)    Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing, (i) all proceeds that the Credit Parties are entitled to receive from the distribution or other exploitation or disposition of a Picture (but subject to any third-party rights under any Co-Financing Intercreditor Agreement, the LG Intercreditor Agreement and any other Interparty Agreement), shall be applied to satisfy the Obligations in the manner set forth in Section 8.7 and (ii) all other payments shall be applied to satisfy the Obligations in the manner set forth in Section 12.2.
(l)    Unless otherwise designated in writing by the Borrower, all prepayments of principal shall be applied to the applicable principal payment set forth in this Section 2.7, first to that amount of such applicable principal payment then maintained as Alternate Base Rate Loans by the Borrower, and then, to that amount of such applicable principal payment maintained as LIBOR Loans by the Borrower in order of the scheduled expiry of Interest Periods with respect thereto.
(m)    All prepayments shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to but not including the date of prepayment.
(n)    If, on any day on which Loans are required to be prepaid (each, a “Prepayment Date”), the aggregate principal amount of the Loans required to be so prepaid would exceed the then outstanding aggregate principal amount of the Loans that constitute Alternate Base Rate Loans, and no Default or Event of Default is then continuing, then on such Prepayment Date the Borrower may, at its option, deposit Dollars into the Cash Collateral Account in an amount equal to such excess. If the Borrower makes such deposit, then (i) only the outstanding Alternate Base Rate Loans shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period with respect to any LIBOR Loan ending after such Prepayment Date, the Administrative

Agent is irrevocably authorized and directed to apply funds from the Cash Collateral Account, if any (and liquidate investments held in such Cash Collateral Account as necessary) to prepay LIBOR Loans for which the Interest Period is then ending until the aggregate principal amount of all Loans prepaid pursuant to clauses (i) and (ii) above equals the aggregate principal amount of Loans which would have been required to be prepaid on such Prepayment Date but for the operation of this Section 2.7(n).
(o)    Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Loans or any other amount due hereunder become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.
(p)    On the date of payment of the Additional Amount (as defined in Section 2.2(a)(iii) of the Purchase Agreement), Borrower shall prepay the Loans in an amount equal to $20,000,000 minus the Additional Amount actually paid pursuant to Section 2.2(a)(iii) of the Purchase Agreement; provided that such prepayment must be made with the proceeds of additional cash equity contributions made to a Credit Party from a non-Credit Party after the Closing Date.
SECTION 2.8    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR); or
(ii)    impose on any Lender or the London Interbank Market any other condition affecting this Credit Agreement or LIBOR Loans made by such Lender;
and the result of any of the foregoing shall be to increase, from the conditions that exist on the date hereof, the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, however, that (x) the Borrower shall not be obligated to pay such compensation to any Lender on account of any Change in Law affecting or altering the Excluded Taxes, and (y) any amounts in respect of Indemnified Taxes and Other Taxes shall be governed exclusively by Section 2.11.
(b)    If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company the changes as a result of which such amounts are due and the manner of computing such amounts, as specified in Section 2.10(a) or (b) above (as the case may be) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 270 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the Change in Law giving rise to such claim have a retroactive effect, then such 270-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)    Each Lender agrees that after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in Section 2.5(b), this Section 2.8 or Section 2.9, or (ii) would require the Borrower to pay an increased amount under Section 2.5(b), this Section 2.8 or Section 2.11, it will use commercially reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use commercially reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to Section 2.5(b), this Section 2.8 or Section 2.11 would be materially reduced or taxes or other amounts otherwise payable under Section 2.5(b), this Section 2.8 or Section 2.11 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise adversely affect such Loans or such Lender. Notwithstanding the foregoing, a failure on the part of any Lender to provide notice or take any other action pursuant to this Section 2.8(e) shall not affect the Borrower’s obligation to make any payments or deductions required by this Article 2. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
SECTION 2.9    Change in Legality.
(a)    Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, if any change after the date hereof in any Applicable Law, guideline or order, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan, then, by written notice to the Borrower and the Administrative Agent, such Lender may (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder for as long as such condition may be continuing, and/or (ii) require that, subject to Section 2.7(b), all outstanding LIBOR Loans made by it be converted to Alternate Base Rate Loans, whereupon all of such LIBOR Loans shall automatically be converted to Alternate Base Rate Loans, as of the effective date of such notice as provided in Section 2.9(b) below. Such Lender’s Pro Rata Share of any subsequent LIBOR Borrowing shall instead be an Alternate Base Rate Loan unless such declaration is subsequently withdrawn.
(b)    A notice to the Borrower by any Lender pursuant to Section 2.9(a) above shall be effective for purposes of clause (ii) thereof, if lawful, on the last day of the current Interest Period for each outstanding LIBOR Loan; and in all other cases, on the date of receipt of such notice by the Borrower.
SECTION 2.10    Manner of Payments. Subject to Section 2.13, all payments of principal and interest by the Borrower in respect of any Loans made to it shall be remitted to the Lenders in accordance with their Pro Rata Share of the outstanding Loans and all Borrowings of any Loans by the Borrower hereunder shall be made by the Lenders in accordance with their Pro Rata Share thereof. All payments by the Borrower hereunder shall be absolute and unconditional obligations not subject to offset, counterclaim, recoupment or reduction of any kind and shall be made in Dollars in Federal or other immediately available funds at the Funding Office for credit to the JPMorgan Clearing Account (with a specific reference to “Summit Entertainment, LLC”) no later than 2:00 p.m., New York City time, on the date on which such payment shall be due.
SECTION 2.11    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) the Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section

2.11) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except for any interest, penalties, or expenses payable by the Administrative Agent or a Lender if caused by its own gross negligence or willful misconduct as determined by a final, non-appealable judgment). A certificate setting forth the nature and amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Credit Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Initial Date with respect to such Foreign Lender (and from time to time thereafter at the time or times prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), two (2) copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit M and an Internal Revenue Service Form W-8BEN, or any subsequent versions thereof or successors thereto, duly executed and properly completed by such Foreign Lender.
(f)    Any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the Initial Date with respect to such Lender (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), a duly executed and properly completed copy of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto).
(g)    If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of or any credit for any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental

Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This Section 2.11 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
SECTION 2.12    Interest Adjustments.
(a)    If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to that Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender receives interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder or under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law applicable to the Loans.
(b)    The amount of any Interest Deficit relating to a particular Loan or Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower to the Lenders of all the Loans at that time outstanding pursuant to Section 2.7(a). The amount of any Interest Deficit relating to a particular Loan or Note at the time of the termination of the Commitments and payment in full of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.7(a)), shall be canceled and not paid.
SECTION 2.13    Defaulting Lenders. Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    The Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 13.10(a)); provided, that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender or all Defaulting Lenders differently than other affected Lenders shall require the consent of such Defaulting Lender.
(b)    So long as no Event of Default shall have occurred and be continuing, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 12.3 but excluding payments to the Defaulting Lender pursuant to Section 13.10(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its Pro Rata Share as required by this Credit Agreement, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Credit Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement, and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any outstanding Loans, such payment shall be applied solely to prepay the outstanding Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any outstanding Loans of, or reimbursement obligations owed to, such Defaulting Lender.
(c)    Upon the occurrence and during the continuance of an Event of Default, all amounts which would otherwise be payable to the Defaulting Lender shall, in lieu of being distributed to such Defaulting Lender, be applied to satisfy in full the Obligations owing to the Administrative Agent and the non-Defaulting Lenders in accordance with the other provisions of this Credit Agreement with the balance, if any, being applied to the Obligations owing to such Defaulting Lender.
(d)    Neither the provisions of this Section 2.13, nor the provisions of any other Section of this Credit Agreement relating to a Defaulting Lender, are intended by the parties to constitute liquidated damages. Subject to the limitations contained in Section 13.8 regarding special, indirect, consequential and punitive damages, each of the Administrative Agent, each non-Defaulting Lender and each Credit Party hereby reserves its respective rights to proceed against such Defaulting Lender for any damages incurred as a result of it becoming a Defaulting Lender hereunder.
SECTION 2.14    Replacement of Lenders. If any Lender (i) requests compensation under Section 2.5(b), 2.8 or 2.11, or (ii) becomes a Defaulting Lender, or (iii) is replaced pursuant to Section 13.10(d), then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all of its interests, rights and obligations under this Credit Agreement and the other Fundamental Documents to another Lender or a replacement lender approved by the Administrative Agent (such approval not to be unreasonably withheld), which shall assume such obligations and which accepts such assignment; provided, that (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payments required to be made pursuant to Section 2.5(b) or 2.11, such assignment will result in a reduction in such compensation or payment on an ongoing basis. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. No such replacement shall be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or of any rights that such replaced Lender shall have against the Borrower, the Administrative Agent or any other Lender.
3.    REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
In order to induce the Administrative Agent and the Lenders to enter into this Credit Agreement and make the Loans provided for herein, as applicable, the Credit Parties, jointly and severally, make the following representations and warranties to, and agreements with, the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes and the making of the Loans.
SECTION 3.1    Existence and Power.
(a)    Each of the Credit Parties is a limited liability company or corporation, duly formed or organized, validly existing and (other than Proscenium Pictures Ltd. as a result of its failure to file its 2010 annual report with the UK Registrar) in good standing under the laws of its jurisdiction of formation or organization, and in good standing as a foreign entity in all other jurisdictions where the failure to be so qualified or be in good standing in such other jurisdictions could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A list of the foregoing jurisdictions as of the date hereof is attached hereto as Schedule 3.1.
(b)    Each Credit Party has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted and as intended to be conducted, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, (iii) to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Collateral as contemplated by Article 8, (iv) in the case of the Pledgors, to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Pledged Collateral as contemplated by Article 10, and (v) in the case of the Guarantors, to guaranty the Obligations as contemplated by Article 9.
SECTION 3.2    Authority and No Violation.
(a)    The execution, delivery and performance by each Credit Party of the Fundamental Documents to which it is a party, the grant by each Credit Party to the Administrative Agent for the benefit of the Secured Parties of the security interest in the Collateral and the grant by each Pledgor to the Administrative Agent for the benefit of the Secured Parties of the security interest in the Pledged Collateral, in each case, as contemplated by the Fundamental Documents and, in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the guaranty of the Obligations as contemplated in Article 9, (i) have been duly authorized by all necessary company action (or similar action) on the part of each Credit Party, (ii) will not constitute a violation of any provision of Applicable Law or any order of any Governmental Authority applicable to such Credit Party or any of its properties or assets, (iii) will not violate any provision of the certificate of formation or organization, by‑laws, operating agreement, partnership agreement or any other organizational document of such Credit Party, (iv) will not violate any provision of, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any Distribution Agreement, or any indenture, agreement, bond, note or other similar instrument to which a Credit Party or by which a Credit Party or any of its properties or assets are bound, other than where any such violation, conflict, breach, default or termination described in clauses (ii) and (iv) above could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of such Credit Party other than pursuant to the Fundamental Documents.
(b)    Other than the restrictions listed on Schedule 3.2(b), there are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement or Applicable Law, including any securities laws and the regulations promulgated thereunder.
SECTION 3.3    Governmental Approval. All authorizations, approvals, consents, registrations or filings from or with any Governmental Authority (other than UCC financing statements, the Copyright Security Agreement and the Trademark Security Agreement that will be delivered to the Administrative Agent on or prior to the Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the consummation of the execution, delivery and performance by any Credit Party of the Fundamental Documents to which it is a party in accordance with its terms, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made or duly applied for, and are in full force and effect and, if any further such authorizations, consents, approvals, registrations or filings should hereafter become necessary, the Credit Parties shall obtain or make all such authorizations, approvals, registrations or filings.
SECTION 3.4    Binding Agreements. This Credit Agreement and the other Fundamental Documents, when executed, will constitute the legal, valid and binding obligations of each Credit Party that is a party hereto or thereto, enforceable against each Credit Party in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.5    Financial Statements. The audited consolidated balance sheets for the fiscal year ending December 31, 2010 and unaudited consolidated balance sheets for the fiscal quarter ending September 30, 2011, in each case of the Borrower and its Consolidated Subsidiaries, together with the related statements of income, members’ equity and cash flows, and the related notes and supplemental information for the audited statements, and the most recent annual audited and quarterly unaudited consolidated balance sheet, together in each case with the related statements of income, members’ equity and cash flows, and the related notes and supplemental information for the audited statements, in each case delivered pursuant to Section 5.1, have been prepared in accordance with GAAP then in effect, except as otherwise indicated in the notes to such financial statements and subject, in the case of unaudited statements, to changes resulting from year-end and audit adjustments and the absence of footnotes.  All of such financial statements fairly present in all material respects the financial position or the results of operations of the

Borrower and its Consolidated Subsidiaries on a consolidated basis at the dates or for the periods indicated, subject, in the case of unaudited statements, to changes resulting from year-end and audit adjustments and the absence of footnotes, and reflect all known liabilities, contingent or otherwise, that GAAP requires, as of such dates, to be shown or reserved against.
SECTION 3.6    No Material Adverse Change. There has been no material adverse change, or any occurrence, condition or circumstance which could reasonably be expected to be a material adverse change, with respect to the business, operations, performance, assets, properties or financial condition of the Credit Parties, taken as a whole, since December 31, 2010.
SECTION 3.7    Ownership of Pledged Securities, Subsidiaries, etc.
(a)    Attached hereto as Schedule 3.7(a) is a correct and complete list as of the date hereof of each Credit Party showing as to each (i) the jurisdiction of formation or organization (as the case may be) of such Credit Party, (ii) the authorized capitalization of such Credit Party, (iii) each Person holding ownership interests in such Credit Party and the type of such interests, and (iv) the percentage of ownership of such Credit Party represented by such ownership interests.
(b)    Except as disclosed on Schedule 3.7(b), (i) no Credit Party owns any voting stock, Equity Interest or other beneficial interest, either directly or indirectly, in any Person other than another Credit Party, and (ii) no Credit Party is a general or limited partner in any partnership or a participant in a joint venture (other than Approved Co-Financing Venture Transactions).
(c)    Attached hereto as Schedule 3.7(c) is a correct and complete organizational chart as of the Closing Date reflecting the organizational structure of the Credit Parties and their Subsidiaries.
SECTION 3.8    Copyrights, Trademarks and Other Rights.
(a)    As of the date hereof, Schedule 3.8(a) includes: (i) the application filing dates or copyright registration numbers and name of the Credit Party that is the applicant or registrant for each U.S. copyright owned, in whole or in part, by a Credit Party in (x) Completed Pictures which have been commercially released in the U.S. (“Released Pictures”), (y) screenplays for Pictures which are not Released Pictures but have commenced or completed production, or which a Credit Party has otherwise elected to register (excluding with respect to screenplays, registrations issued before April 18, 2007 which in the aggregate are not material) (“Produced Screenplays”) and (z) items of Music Product for which a Credit Party has elected to obtain a registration, and (ii) the recordation filing dates or recordation numbers and dates, for each acquisition of a Completed Picture for which a Credit Party obtained the U.S. distribution rights (an “Acquired Picture”) other than with respect to non-theatrical direct to video Pictures for which a Credit Party obtained less than all of the United States distribution rights and did not obtain the copyright in and to such Picture, or which a Credit Party has otherwise elected to record (it being understood that with respect to any such Acquired Pictures acquired prior to April 18, 2007, Schedule 3.8(a) will only list the titles thereof). As of the date hereof, each Credit Party that owns a copyright, in whole or in part, to a Completed Picture or Produced Screenplay, has registered such copyright, or has filed an application for registration of such copyright, with the U.S. Copyright Office. As of the date hereof, each Credit Party that obtained the U.S. distribution rights to a Completed Picture has recorded an instrument of transfer, or has filed an instrument of transfer for recordation, with the U.S. Copyright Office in respect of its rights to such Acquired Picture (with the exception of Acquired Pictures acquired prior to April 18, 2007 and non-theatrical direct to video Pictures for which a Credit Party obtained less than all of the United States distribution rights and did not obtain the copyright in and to such Picture). To the best of each Credit Party’s knowledge, (A) all such Pictures and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material, and (B) from and after the commencement of principal photography for any Picture, or if acquired subsequent to the commencement of principal photography, then at the time of such acquisition, each Credit Party owns or is licensed sufficient rights under copyright to such Picture to perform its obligations under (and not be in breach of) the Distribution Agreements applicable to such Picture in effect at such time. Except as disclosed on Schedule 3.12, there is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party that involves a claim of infringement of any copyright with respect to any Picture or item of Music Product listed on Schedule 3.8(a), and no Credit Party has any knowledge of any existing infringement or any other violation by any other Person of any copyright held by any Credit Party with respect to any Picture or item of Music Product listed on Schedule 3.8(a) which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each copyright set forth on Schedule 3.8(a) that is registered or has been duly submitted for registration to the U.S. Copyright Office in the name of a Credit Party and each Completed Picture for which a Credit Party obtained the U.S. distribution rights after April 18, 2007, in each case as of the Closing Date, has been included on Schedule A to the Copyright Security Agreement to be delivered to the Administrative Agent on or prior to the Closing Date pursuant to Section 4.1(f).
(b)    Schedule 3.8(b) lists all the trademarks registered and trademark applications (excluding any applications filed, in whole or in part, on an intent to use basis) filed in the U.S. Patent and Trademark Office by any Credit Party (including those to be registered or filed as of the Closing Date) and identifies the Credit Party which registered or filed (or which will register or file, as of the Closing Date) each such trademark, including the respective registration or application numbers and applicable dates of registration or application. Each trademark set forth on Schedule 3.8(b) that is registered in the U.S. Patent and Trademark Office or for which an application has been filed in the U.S. Patent and Trademark Office in the name of a Credit Party, in each case as of the Closing Date, has been included on Schedule A to the Trademark Security Agreement to be delivered to the Administrative Agent on or prior to the Closing Date pursuant to Section 4.1(f).
(c)    Except as disclosed on Schedule 3.8(c), to the knowledge of the Credit Parties, all registrations for all copyrights, trademarks and service marks in which any Credit Party has any rights described in subsections (a) and (b) above are valid and in full force and effect (other than registrations for copyrights, trademarks and service marks that in the aggregate are not material) and are not and will not be subject to the payment of any taxes or maintenance fees (other than U.S. Patent & Trademark Office fees for filings made pursuant to Sections 8, 9 and 15 of the Lanham Act, 15 U.S.C. § 1050 et al, to maintain and/or renew the trademark and/or service mark registrations)

or other actions prior to the Maturity Date to maintain their validity or effectiveness.
SECTION 3.9    Fictitious Names. Except as disclosed on Schedule 3.9, no Credit Party has done business, is doing business or intends to do business other than under its full legal name, including, without limitation, under any trade name or other “doing business as” name.
SECTION 3.10    Title to Properties. Each Credit Party has good title to, or valid leasehold interests in, each of the properties and assets reflected on the most recent financial statements referred to in Section 3.5, except, in each case, to the extent failure to possess such title or valid leasehold interest could not reasonably be expected to have a Material Adverse Effect, and all such properties and assets are free and clear of Liens, except Permitted Encumbrances.
SECTION 3.11    Chief Executive Office; Location of Collateral; Tax Identification Number. Schedule 3.11 lists (i) the chief executive office of each Credit Party, (ii) all of the places where any Credit Party keeps the records (other than any off-site storage facilities from which such records are readily retrievable, a list of which facilities is available upon the Administrative Agent’s request) concerning the Collateral or regularly keeps any goods included in the Collateral as of the date hereof, and (iii) each Credit Party’s tax identification and organizational number.
SECTION 3.12    Litigation. Schedule 3.12 sets forth a list as of the date hereof of all actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters arising under or related to Environmental Law), and to the best of each Credit Party’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, any Credit Party or any of their respective properties or rights, none of which actions, suits, proceedings or investigations would, if adversely determined, have a Material Adverse Effect. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person, which default could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.13    Federal Reserve Regulations. None of the Credit Parties is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.
SECTION 3.14    Investment Company Act. None of the Credit Parties is, or will during the term of this Credit Agreement be, (i) an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any foreign, federal or local statute or any other Applicable Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.

SECTION 3.15    Taxes. Each Credit Party has filed or caused to be filed all material federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all material taxes as shown on said returns or on any assessment received by it in writing, to the extent that such taxes have become due, except as permitted by Section 5.12. No Credit Party knows of any material additional assessments or any basis therefor. The Credit Parties believe that the charges, accruals and reserves on its books in respect of taxes or other governmental charges are accurate and adequate, in accordance with GAAP.
SECTION 3.16    Compliance with ERISA. Each of the Credit Parties’ Plans (if any), all of which, as of the date hereof, are listed on Schedule 3.16, and each of which has been maintained and operated in all material respects in accordance with all Applicable Laws, including ERISA and the Code, and each Plan (if any) intended to qualify under section 401(a) of the Code satisfies the requirements of this Section 3.16 in all material respects. No Reportable Event has occurred as to any Plan, and the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) did not, in the aggregate, as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such Plans allocable to such benefits. No material liability has been, and no circumstances exist pursuant to which any material liability is reasonably likely to be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980E of the Code, sections 502(i) or 502(l) of ERISA, or Title IV of ERISA with respect to any Plan or Multiemployer Plan, or with respect to any plan heretofore maintained by any Credit Party or ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any Plan that provides post‑retirement welfare coverage (other than as required pursuant to Section 4980B of the Code). Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.
SECTION 3.17    Agreements.
(a)    No Credit Party is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument (including, without limitation, any Distribution Agreement) to which it is a party, which default could have a materially negative impact on the business of the Credit Parties.
(b)    Schedule 3.17 is a true and complete listing as of the date hereof of (i) all currently operative credit agreements, indentures, notes, and other agreements related to any indebtedness for borrowed money of any Credit Party, other than the Fundamental Documents, (ii) all material Distribution Agreements, (iii) all joint ventures to which a Credit Party is a party, (iv) all agreements or other arrangements pursuant to which any Credit Party has granted a Lien to any Person (other than Excluded Liens) on or after April 18, 2007 and (v) each other material contractual agreement and each material amendment thereto. The Credit Parties have delivered or made available to the Administrative Agent a true and complete copy of each agreement (or, if not yet executed, the most recent draft) described on Schedule 3.17, including all exhibits and schedules thereto. For purposes of this Section 3.17, a Distribution Agreement or other contractual arrangement shall be deemed “material” if any Credit Party reasonably expects that a Credit Party would, pursuant to the terms thereof, (A) recognize future revenues in excess of $20,000,000, (B) incur liabilities or obligations in excess of $20,000,000, or (C) could reasonably be likely to suffer damages or losses in excess of $20,000,000 by reason of the breach or termination thereof; provided the foregoing shall not include any agreement with any Person rendering services on any Picture.
SECTION 3.18    Security Interest. This Credit Agreement and the other Fundamental Documents, when executed and delivered and, upon the making of the extension of credit hereunder, will create and grant to the Administrative Agent (for the benefit of the Secured Parties), upon (i) the filing of the appropriate UCC‑1 financing statements with the filing offices listed on Schedule 3.18, (ii) the filing of Form MG01 in connection with the U.K. Credit Parties, (iii) the filing of the Copyright Security Agreement with the U.S. Copyright Office, (iv) the filing of the Trademark Security Agreement with the U.S. Patent and Trademark Office, (v) the delivery of any certificated Pledged Securities with appropriate stock powers (or any comparable document for non‑corporate entities to the extent certificated) duly executed in blank to the Administrative Agent (and the Administrative Agent having taken possession or control of such Pledged Securities), (vi) the execution and delivery of any applicable Account Control Agreements, and (vii) the payment of all applicable filings fees for the documents referenced in the preceding clauses (i), (ii), (iii) and (iv) a valid and perfected security interest in the Collateral to the extent (A) in the case of Pictures, set forth on Schedule 3.8(a), or (B) such security interest can be perfected by the actions described in clauses (i) through (vi) above (prior to all other Liens other than any Specified Permitted Encumbrances (including, for the avoidance of doubt, the lien of the Comerica Agent) not otherwise subordinated to such security interest pursuant to the terms of any applicable intercreditor agreement and, in the case of certificated Pledged Securities so delivered, prior to all other Liens).
SECTION 3.19    Environmental Liabilities.
(a)    Except as disclosed on Schedule 3.19, no Credit Party (and to the best of each Credit Party’s knowledge no other Person) has used, stored, treated, transported, manufactured, refined, handled, produced, Released or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of the properties or assets owned, operated, occupied or leased by a Credit Party, in material violation of any Environmental Law, or in any other manner, that in either case could result in a material liability to the Credit Parties and their Subsidiaries taken as a whole.
(b)    (i) No Finance Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, or assessed or unassessed, arising under or related to Environmental Laws or Hazardous Materials which could reasonably be expected to have a Material Adverse Effect, and (ii) no claims have been made against any of the Finance Parties in the past five (5) years and no pending, threatened or outstanding citations, orders, proceedings or notices have been issued against any of the Credit Parties arising under or related to Environmental Laws or Hazardous Materials, which could reasonably be expected to have a Material Adverse Effect, in each case of (i) and (ii) including, without limitation, any such obligations or liabilities relating to or arising out of activities of any of its respective employees, agents, representatives, affiliates or predecessors in interest or any other Person with respect to which any Credit Party is responsible, either contractually, by operation of law or otherwise.
SECTION 3.20    Pledged Securities.
(a)    All of the Pledged Securities are duly authorized, validly issued, fully paid and non‑assessable, and are owned and held by the Pledgors (as applicable), free and clear of any Liens, other than those created pursuant to this Credit Agreement and Liens securing the Existing Comerica Loan Facility, and there are no restrictions on the transfer of the Pledged Securities other than as a result of this Credit Agreement or applicable securities laws and the regulations promulgated thereunder. The Pledged Securities are owned by the Persons specified on Schedule 3.7(a) and Schedule 3.7(b).
(b)    There are no (i) outstanding rights, warrants, options, conversion or similar rights currently outstanding with respect to, and no agreements to purchase or otherwise acquire, any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities, or (ii) securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities.
(c)    Article 10 creates in favor of the Administrative Agent (on behalf of the Secured Parties), a valid, binding and enforceable security interest in, and Lien upon, all right, title and interest of the Pledgors in the Pledged Collateral and upon delivery to the Administrative Agent of the certificated instruments (if any) representing all Pledged Securities, accompanied by undated stock powers (or any comparable documents for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgor, shall constitute a fully perfected first priority security interest and Lien upon all right, title and interest of the Pledgors in such Pledged Collateral.
SECTION 3.21    Compliance with Laws. No Credit Party is in violation of any Applicable Law which violation could reasonably be expected to result in a Material Adverse Effect. The Borrowings hereunder, the intended use of the proceeds of the Loans as contemplated by Section 5.17 and any other transactions contemplated hereby will not violate any Applicable Law.
SECTION 3.22    Subsidiaries. Set forth on Schedule 3.22 is a true and complete list of all of the Subsidiaries of the Credit Parties and all Co-Financing Venture Entities, together with, for each such Subsidiary and Co-Financing Venture Entity, (i) the jurisdiction of formation or organization (as the case may be) of such Subsidiary and Co-Financing Venture Entity, (ii) the authorized capitalization of such Subsidiary and Co-Financing Venture Entity, (iii) each Person holding ownership interests in such Subsidiary and Co-Financing Venture Entity and the type of such interests, and (iv) the percentage of ownership of such Subsidiary and Co-Financing Venture Entity represented by such ownership interests.
SECTION 3.23    Solvency. No Credit Party has entered, or is entering, into the arrangements contemplated hereby or by the other Fundamental Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Closing Date and any date on which an extension of credit is made hereunder, on a pro forma basis after giving effect to all Indebtedness

(including the Loans): (a) each Credit Party expects the cash available to such Credit Party, after taking into account all other anticipated uses of the cash of such Credit Party (including the payments on or in respect of debt referred to in clause (c) below), will be sufficient to satisfy all final judgments for money damages which have been docketed against such Credit Party or which may be rendered against such Credit Party in any action in which such Credit Party is a defendant (taking into account the reasonably anticipated maximum amount of any such judgment and the earliest time at which such judgment might be entered); (b) the sum of the present fair saleable value of the assets of each Credit Party will exceed the probable liability of such Credit Party on its debts (including its Guarantees after giving effect to the Contribution Agreement); (c) no Credit Party will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by such Credit Party from any source, and of amounts to be payable on or in respect of debts of such Credit Party and the amounts referred to in clause (b) above); and (d) each Credit Party believes it will have sufficient capital with which to conduct its present and proposed business and the property of such Credit Party does not constitute unreasonably small capital with which to conduct its present or proposed business. For purposes of this Section 3.23, “debt” means any liability or a claim, and “claim” means any (i) right to payment whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.
SECTION 3.24    True and Complete Disclosure. Neither any Fundamental Document nor any other material agreement, document, instrument, certificate or statement (other than (i) the Business Plan, (ii) any other projections, estimates, or other forward-looking information, and (iii) any forward-looking pro forma financial information) furnished to the Administrative Agent and the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby, at the time it was furnished contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, under the circumstances under which they were made, not misleading (considered in the context of all other information provided to the Lenders). The Business Plan and any other projections, estimates, forward-looking information or any forward-looking pro forma financial information furnished to the Administrative Agent pursuant to this Credit Agreement are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made in light of the circumstances in existence at such time, it being understood by the Administrative Agent and the Lenders that, without limiting the foregoing representation, (i) the Business Plan or such other information as they relate to future events is not to be viewed as fact, and (ii) actual results during the period or periods covered by the Business Plan or such other information are subject to significant uncertainties and contingencies and may differ materially from the projected results set forth therein. There is no fact known to any Credit Party (other than general industry conditions) which materially and adversely affects, or in the future may reasonably be expected to materially and adversely affect, the business, properties, assets, operations or condition (financial or otherwise) of the Credit Parties, taken as a whole.

SECTION 3.25    Status as a Pass-Through Entity. At all times since its formation, each Credit Party has been either a “disregarded entity” or a “partnership” for U.S. federal, state and local income and franchise tax purposes (other than Summit Distribution, LLC; Summit International Distribution, Inc. and Summit Entertainment Development Services).
SECTION 3.26    Excluded Subsidiaries.
(a)    Attached hereto as Schedule 3.26 is a correct and complete list as of the date hereof of each Excluded Subsidiary showing as to each (i) the jurisdiction of formation or organization (as the case may be) of such Excluded Subsidiary, (ii) the authorized capitalization of such Excluded Subsidiary, (iii) each Person holding ownership interests in such Excluded Subsidiary and the type of such interests, (iv) the percentage of ownership of such Excluded Subsidiary represented by such ownership interests and (v) an explanation as to why it qualifies as an Excluded Subsidiary.
SECTION 3.27    Representations on behalf of Excluded Subsidiaries. The Credit Parties repeat the representations, warranties and agreements contained in Sections 3.1(a), 3.1(b)(i) and (ii), 3.2 (other than with respect to Collateral and Pledged Securities), 3.3, 3.4, 3.7, 3.12, 3.15, 3.16, 3.17, 3.19, 3.20 (other than Co-Financing Venture Entities and their Subsidiaries) and 3.21; provided, that each reference therein to a Credit Party shall be deemed to also include each Finance Party (other than Co-Financing Venture Entities and their Subsidiaries which are neither controlled by a Credit Party nor for which production or exploitation of the related Picture is controlled by a Credit Party (in each case, as opposed to the applicable Approved Co-Financing Venture Counterparty)).
4.    CONDITIONS OF LENDING
SECTION 4.1    Conditions Precedent to Loan. The obligation of each initial Lender to make its Loan hereunder is subject to the satisfaction in full of the following conditions precedent:
(a)    Organizational Documents. The Administrative Agent shall have received:
(i)    a copy of the certificate of formation or articles or certificate of incorporation (or equivalent document) of each Credit Party, certified as of a recent date by the Secretary of State or other relevant office of such Person’s jurisdiction of formation or incorporation, which certificate lists (if such type of list is generally available in the applicable jurisdiction) the charter documents on file in the office of such Secretary of State;
(ii)    a certificate of the Secretary of State of such jurisdiction of formation or incorporation, dated as of a recent date, as to the good standing of, and, if generally available in the applicable jurisdiction, the payment of taxes then due and payable by, each Credit Party (other than Proscenium Pictures, Ltd.);
(iii)    a certificate dated as of a recent date as to the good standing and/or authority to do business of each Credit Party, issued by the Secretary of State or other relevant office of each jurisdiction in the United States, if any, in which such Person is qualified as a foreign entity; and
(iv)    a certificate of the Secretary, Assistant Secretary or other appropriate officer (or member or manager, as the case may be, in the case of limited liability companies) acceptable to the Administrative Agent, of each Credit Party, dated as of the date hereof and certifying (A) that attached thereto is a true and complete copy of the certificate of formation or articles or certificate of incorporation (or equivalent document) of such Person; (B) that attached thereto is a true and complete copy of the operating agreement, by‑laws, or equivalent document of such Person as in effect on the date of such certification; (C) that attached thereto is a true and complete copy of the resolutions adopted by the applicable managing body of such Person authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents executed by such Person, and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral and the Pledged Collateral, and in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (D) that the certificate of formation or articles or certificate of incorporation (or equivalent document) of such Person has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate office furnished pursuant to clause (i) above; and (E) as to the incumbency and specimen signature of each officer (or member or manager, as the case may be) of such party executing any Fundamental Document or such other documents required or contemplated hereunder or thereunder (such certificate to contain a certification by another officer (or member or manager, as the case may be) of such Person as to the incumbency and signature of the officer (or member or manager, as the case may be) signing the certificate referred to in this clause (iv) or a certification by the signing officer (or member or manager, as the case may be) that he or she is the sole officer (or member or manager, as the case may be) of such Person.
(b)    Credit Agreement; Notes. The Administrative Agent shall have received (i) executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, each Lender, and the Credit Parties, and (ii) the Notes executed by the Borrower in favor of each Lender so requesting a Note.
(c)    Opinions of Counsel. The Administrative Agent shall have received the written opinions of (i) Liner Grode Stein LLP, as counsel to the Credit Parties and (ii) with respect to the due execution, delivery, authorization and enforceability of the Services Agreement, Wachtell, Lipton, Rosen & Katz, as counsel to the Servicer, in each case dated the Closing Date and addressed to the Administrative Agent and the Lenders, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.
(d)    No Material Adverse Effect. Since December 31, 2010, no change or development shall have occurred and no new information shall have been received or discovered by the Administrative Agent or the Lenders regarding any Credit Party (other than changes in general economic conditions) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(e)    Insurance. The Credit Parties shall have furnished the Administrative Agent with (i) a summary of all existing insurance coverage in respect of the Credit Parties, (ii) evidence acceptable to the Administrative Agent that the insurance policies required by Section 5.5 have been obtained and are in full force and effect, and (iii) certificates of insurance with respect to all insurance coverage existing as of the Closing Date, which certificates shall name the Administrative Agent as an additional insured and/or loss payee and shall evidence compliance with Section 5.5.
(f)    Security and Other Documentation. The Administrative Agent shall have received fully executed (where applicable) copies of: (i) a Copyright Security Agreement, listing the copyright interests set forth on Schedule 3.8(a), (ii) a Trademark Security Agreement, listing the trademarks set forth on Schedule 3.8(b), (iii) appropriate UCC-1 financing statements that are required to be filed in order to perfect the Liens in the Collateral and the Pledged Collateral to the extent required by, and with the priority contemplated by, Section 3.18, (iv) Account Control Agreements for each deposit account of a Credit Party (including Collection Accounts maintained with Comerica but excluding the LGAC 1 Account) existing at a bank as of the Closing Date (to the extent not waived by the Administrative Agent in its sole discretion pursuant to Section 12.1(b)(xi)); provided, that with respect to any deposit account of a Credit Party that is subject to an Account Control Agreement in favor of the Administrative Agent prior to the Closing Date, with the approval of the Administrative Agent, a Refinancing Notice may be sent to such bank pursuant to Section 4.1(aa) hereof in lieu of execution of a new Account Control Agreement, (v) the Pledged Securities with appropriate undated stock powers executed in blank (or any comparable document for non-corporate entities to the extent certificated), other than ownership interests in the Borrower, and (vi) with respect to any guild which has been granted a Lien by any Credit Party prior to the Closing Date which has not been released, a notice sent to each such guild notifying it of the Lien granted to the Administrative Agent on all assets of the Credit Parties and which is otherwise in form and substance reasonably satisfactory to the Administrative Agent;
(g)    Security Interests in Copyrights and other Collateral. The Administrative Agent shall have received evidence satisfactory to it that each Credit Party and each Pledgor has sufficient right, title and interest in and to the Collateral and Pledged Collateral, respectively, and other assets that it purports to own (including appropriate licenses under copyright), as set forth in the documents and other materials presented to the Lenders, to enable the applicable Credit Party to perform the Distribution Agreements to which it is a party, and as to each Credit Party and each Pledgor, to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests contemplated by the Fundamental Documents.
(h)    Payment of Fees. All fees and expenses (which expenses have been set forth in reasonable detail in an invoice received by the Borrower), in each case, then due and payable by the Borrower to the Administrative Agent, the Arrangers and/or the Lenders in connection with the transactions contemplated hereby, or as required by any fee letter in respect of the Facility, shall have been paid or shall be paid contemporaneously therewith.
(i)    Litigation. Except as disclosed on Schedule 3.12, no litigation, inquiry, injunction or restraining order shall be pending, entered or threatened which could reasonably be expected to have a Material Adverse Effect.
(j)    Lien Searches. The Administrative Agent shall have received UCC, copyright office and other searches satisfactory to it covering the Collateral and Pledged Collateral located in the United States indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Encumbrances) with regard to such Collateral and Pledged Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Administrative Agent to make a filing in order to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected security interest in the Collateral or Pledged Collateral located in the United States.
(k)    Material Agreements. The Administrative Agent shall have received a copy of or been given access to each agreement listed on Schedule 3.17 that has been requested by the Administrative Agent. The Administrative Agent shall be satisfied that the transactions contemplated hereby and by the other Fundamental Documents will not conflict with, or result in a default, breach or right of termination or acceleration under, any material agreement to which any Credit Party is a party, other than such as could not reasonably be expected to result in a Material Adverse Effect.
(l)    Contribution Agreement. The Administrative Agent shall have received a fully executed copy of the Contribution Agreement.
(m)    Notices of Assignment. To the extent not previously provided to the Administrative Agent, the Administrative Agent shall have received a copy of a Notice of Assignment duly executed by the appropriate Credit Party with respect to each material domestic Distribution Agreement, together with evidence that each such Notice of Assignment has been delivered to the applicable account debtor.
(n)    Acquisition. The Administrative Agent shall have received fully executed copies of (i) the Purchase Agreement and (ii) the Services Agreement, in each case in form and substance satisfactory to the Administrative Agent, and the Acquisition of the Borrower shall have been consummated simultaneously in accordance with the Purchase Agreement.
(o)    LG Intercreditor Agreement. The Administrative Agent shall have received a fully executed LG Intercreditor Agreement.
(p)    Debenture. The Administrative Agent shall have received (i) a Debenture executed by each of the U.K. Credit Parties, governed by English law, and in form and substance satisfactory to the Administrative Agent and (ii) an appropriate Form MG01 for filing in Companies House with respect to the U.K. Credit Parties.
(q)    Financial Statements. The Administrative Agent shall have received on or prior to the date hereof true and complete copies of all of the financial statements referred to in Section 3.5.
(r)    ERISA. The Administrative Agent shall have received copies of all Plans of each Credit Party subject to Title IV of ERISA that are in existence on the Closing Date, and descriptions of those that are committed to as of the Closing Date.
(s)    Required Consents and Approvals. The Administrative Agent shall be reasonably satisfied that (i) all required consents and approvals have been obtained with respect to the transactions contemplated hereby from all Governmental Authorities with jurisdiction over the business and activities of the Credit Parties and from any other entity whose consent or approval the Administrative Agent in its reasonable discretion deems necessary to the transactions contemplated hereby, and (ii) all such consents and approvals remain in full force and effect.
(t)    Federal Reserve Regulations. The Administrative Agent shall be satisfied that the provisions of Regulations T, U and X of the Board will not be violated by the transactions contemplated hereby.
(u)    Compliance with Laws. The Administrative Agent shall be reasonably satisfied that the transactions contemplated hereby and by the other Fundamental Documents will not violate any provision of Applicable Law, or any order of any court or other agency of the United States of America or any state thereof applicable to any of the Credit Parties or any of their respective properties or assets.
(v)    Closing Date Permitted Distribution Documentation. The Administrative Agent shall have received from the Borrower copies of any resolutions and other corporate documentation, and any solvency opinions and other analysis performed, in each case in connection with the Closing Date Permitted Distribution.
(w)    Approval of Counsel to the Administrative Agent. All legal matters incident to this Credit Agreement and the other transactions contemplated hereby shall be reasonably satisfactory to Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent.
(x)    USA Patriot Act. The Administrative Agent shall have received any information requested by the Administrative Agent or any Lender that is required under or in connection with the USA Patriot Act.
(y)    Projections. The Administrative Agent shall have received satisfactory projections for the Borrower and its Subsidiaries through 2016.
(z)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate executed by the Chief Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent.
(aa)    Refinancing Notices. The Administrative Agent shall be satisfied that Refinancing Notices have been sent by the applicable Credit Parties in connection with third party agreements that will remain in place following the Closing Date.
(bb)    Other Documents. The Administrative Agent shall have received such other documentation and information as the Administrative Agent may reasonably request.
SECTION 4.2    Conditions Precedent in connection with Pictures. The commencement by a Credit Party or Co-Financing Venture Entity of principal photography on any Picture or the acquisition by a Credit Party or Co-Financing Venture Entity of any Picture (in either case for which a Credit Party may (or is required to) pay or contribute all or a portion of the Negative Cost), shall be subject to the satisfaction of the following conditions precedent:
(a)    the Credit Parties and the Special Purpose Producers shall not have had (directly or through a permitted Investment) Maximum Domestic Net Exposure of [**] or more for any Picture (other than the Twilight Franchise, sequels to any Picture previously released by the Credit Parties and one additional Picture per calendar year);
(b)    the Credit Parties and the Special Purpose Producers shall not have had (directly or through a permitted Investment), for any Picture, U.S. P&A of [**] or more (other than the Twilight Franchise and sequels to any Picture previously released by the Credit Parties);
(c)    the Credit Parties shall have satisfied the Performance Test (and shall provide a calculation demonstrating the same in form and substance reasonably satisfactory to the Administrative Agent);
(d)    if such Picture or an interest therein is to be produced or acquired, the requirements of Section 5.21 shall have been satisfied with respect to such Picture;
(e)    if such Picture is being co-financed by a third party, such Picture satisfies the requirements of a Co-Financed Picture;
(f)    default shall not have occurred and be continuing (after the expiration of any applicable cure period therefor) by the applicable Credit Party or the Approved Co-Financier under any provision of any document executed in connection with a Co-Financed Picture, as a result of which the Administrative Agent has determined that the Approved Co-Financier either will not be, or is not, obligated to advance its share of the Negative Cost of such Picture, unless (i) the Borrower has replaced such Approved Co-Financier with another Approved Co-Financier on substantially the same terms or terms more favorable to such Credit Party, in each case, within fifteen (15) Business Days of such determination, or (ii) the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that the Borrower has sufficient liquidity to finance such Approved Co-Financier’s share of the Negative Cost for such Picture without exceeding the exposure tests set forth in Section 4.2(a) or (b), or (iii) such Approved Co-Financier has provided evidence reasonably satisfactory to the Administrative Agent that such Approved Co-Financier will fund its share of the Negative Cost for such Picture; and
(g)    an Approved Completion Guarantor shall not have disaffirmed its obligations under any Approved Completion Bond required hereunder, and shall not have suffered an insolvency event of the type described in Sections 7.1(g) or (h), and an Approved Completion Bond shall not have been determined to be void or voidable prior to the Completion and delivery of the applicable Picture to the applicable Approved Domestic Distributor, in each case unless either (i) a replacement Approved Completion Bond containing substantially the same terms and conditions to payment shall have been executed within ten (10) Business Days; (ii) the Borrower can demonstrate to the satisfaction of the Administrative Agent that the applicable Picture will be Completed substantially as contemplated by the terms of the Approved Completion Bond; or (iii) the Credit Parties shall have abandoned the Picture with the approval of the Administrative Agent.

SECTION 4.3    Conditions Precedent to the Extension of the Loan. The obligations of the Lenders to make the Loan are subject to the following conditions precedent:
(a)    Notice. The Administrative Agent shall have received a Borrowing Notice with respect to such Borrowing as required by Section 2.2(b), duly executed by an Authorized Officer of the Borrower.
(b)    Representations and Warranties. The representations and warranties of each Credit Party set forth in Article 3 (as amended from time to time in accordance with Section 5.1(m)) and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of such Borrowing (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) with the same effect as if made on and as of such date.
(c)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing, nor shall any such Default or Event of Default occur as a result of the making of such Borrowing, or the application of the proceeds thereof.
Each request for a Borrowing shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in clauses (b) and (c) of this Section 4.3.
5.    AFFIRMATIVE COVENANTS
From the date hereof and for so long as the Commitments shall be in effect, any amount shall remain outstanding under any Note or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that it will, and (to the extent required under Section 5.24) will cause each of its Subsidiaries and the Co-Financing Joint Venture Entities to:
SECTION 5.1    Financial Statements, Reports and Audits. Furnish or cause to be furnished to the Administrative Agent:
(a)    Within one hundred twenty (120) days after the end of each fiscal year of Lions Gate Entertainment Corp. commencing with the fiscal year ending March 31, 2012, (i) the audited consolidated balance sheet of Lions Gate Entertainment Corp. and its subsidiaries, as at the end of, and the related consolidated statements of income, shareholders’ equity and cash flows for, such fiscal year and the corresponding figures as at the end of, and for, the preceding fiscal year (if applicable), accompanied by an unqualified report and opinion of independent public accountants of nationally recognized standing as shall be retained by the Borrower and be reasonably satisfactory to the Administrative Agent (it being agreed that PricewaterhouseCoopers and Ernst & Young are satisfactory to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall not be subject to any explanation, qualification or exception as to the scope of such audit and shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate of an Authorized Officer of the

Borrower, to the effect that such financial statements fairly present in all material respects the consolidated financial position of Lions Gate Entertainment Corp. and its Subsidiaries as at the dates indicated and the consolidated results of their operations for the periods indicated in conformity with GAAP and (ii) a schedule of consolidating information (“Consolidating Financial Information”) reflecting (x) the consolidated balance sheet, statements of income, shareholders equity and statements of cash flows of the Borrower and its Subsidiaries (it being understood that for the Lions Gate Entertainment Corp. fiscal year ended March 31, 2012, the Consolidating Financial Information of the Borrower will be for the period from the Closing Date through March 31, 2012), (y) the consolidated balance sheet, statements of income, shareholders equity and statements of cash flows of Lions Gate Entertainment Corp. exclusive of the Borrower and its Subsidiaries and (z) consolidating adjustments, if any. Such Consolidating Financial Information will be accompanied by a separate report and opinion of the accountants referred to above which indicates that such information has been subjected to the auditing procedures applied in their audit of the consolidated financial statements of Lions Gate Entertainment Corp. and, in the opinion of such accountants, is fairly stated in all material respects in relation to the consolidated financial statements of Lions Gate Entertainment Corp. taken as whole. The Consolidating Financial Information need only include comparative financial information for post-Acquisition periods.
(b)    (i) By no later than March 31, 2012, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related unaudited consolidated statements of income, members’ equity and cash flows for, the calendar year ending December 31, 2011, and the corresponding figures, for the corresponding period, in the preceding calendar year, together with a certificate signed by an Authorized Officer of the Borrower, to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Borrower, all adjustments necessary to present fairly in all material respects the financial position of the Borrower and its Consolidated Subsidiaries as at the end of such calendar year and the results of operations for such calendar year then ended in conformity with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes; and (ii) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Lions Gate Entertainment Corp., commencing with the fiscal quarter ending June 30, 2012, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related unaudited consolidated statements of income, members’ equity and cash flows for, such fiscal quarter, and for the portion of the fiscal year through the end of such fiscal quarter and the corresponding figures, all as at the end of the corresponding quarter, and for the corresponding period, in the preceding fiscal year (if applicable, it being understood that periods prior to the Closing Date are not applicable), together with a certificate signed by an Authorized Officer of the Borrower, to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Borrower, all adjustments necessary to present fairly in all material respects the financial position of the Borrower and its Consolidated Subsidiaries as at the end of the fiscal quarter and the results of operations for the fiscal quarter then ended in conformity with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes.
(c)    Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Business Plan for the then current fiscal year (with quarterly figures) and the subsequent full fiscal year (with annual figures), which the Borrower shall make available to any Lender upon request.
(d)    From time to time upon written request by the Administrative Agent to the Borrower, following Completion of a Picture, the then current Negative Cost statement for such Picture.
(e)    From time to time, upon the written request of the Administrative Agent, copies of regular periodic financial reports prepared by or for any Credit Party with respect to each Picture from the beginning of pre-production for any such Picture until such Picture is Completed.
(f)    Simultaneously with the delivery of the financial statements required under Section 5.1(a) and (b), a certificate of an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, (i) stating whether or not such Authorized Officer has knowledge, after due inquiry, of any condition or event which would constitute a Default or Event of Default and, if so, specifying the details of each such condition or event and any action taken or proposed to be taken with respect thereto, (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.10, 6.27 and 6.30, (iii) certifying that all filings required under Section 5.7 have been made and listing each such filing that has been made since the date of the last certificate delivered in accordance with this Section 5.1(f), and also listing any recordation or registration number received by any Credit Party with respect to such filings or any prior filings that have not previously been provided pursuant to a certificate delivered under this Section 5.1(f), (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered to the Administrative Agent hereunder (or until the delivery of any audited financial statements hereunder, since the date of the unaudited quarterly financial statements referred to in Section 3.5) resulting in a change in the preparation of the financial statements accompanying such certificate, and specifying the effect of such change on such financial statements, (v) identifying all Subsidiaries of each Credit Party existing on the date of such certificate and indicating, for each such Subsidiary, whether such Subsidiary was formed or acquired since the end of the previous fiscal quarter and whether such Subsidiary is an Excluded Subsidiary, (vi) identifying any changes of the type described in Section 6.9 that have not been previously reported by a Credit Party, (vii) identifying any events that give rise to an obligation by the Borrower hereunder to prepay all or any portion of the Loans that have occurred since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the amount of such prepayment obligation, (viii) attaching copies of any material debt instruments or other evidence of material Indebtedness incurred by any Credit Party since the date of the most recent certificate delivered under this Section 5.1(f), (ix) listing all bank accounts opened by or in the name of a Co-Financing Venture Entity since the later of the Closing Date and delivery of the most recent certificate delivered pursuant to this Section 5.1(f) and (x) with respect to the financial statements required under Section 5.1(a) and (b)(ii), providing management’s commentary on financial results of the Borrower for the period covered by such financial statements, including a discussion of significant operational and financial developments during such period and setting forth such other information as may be reasonably requested by the Administrative Agent.
(g)    (i) Within ten (10) Business Days after a Picture for which a Credit Party is the U.S. Distributor becomes a Seasoned Picture, an Ultimates Report for such Picture, and (ii)

thereafter, together with each certificate delivered pursuant to Section 5.1(f) (which shall be, for the avoidance of doubt, not less often than once in each calendar quarter), an Ultimates Report for each Seasoned Picture, together with the customary calculations thereof. If such Picture is distributed domestically by a non-Credit Party, the relevant Credit Party shall also deliver to the Administrative Agent information supporting the calculation of the Ultimates (such information to be provided by such U.S. distributor and to include any third-party Ultimates calculation received by such Credit Party).
(h)    Simultaneously with the delivery of each Ultimates Report pursuant to clause (g)(ii) above after the date which is six (6) months following the release of the fourth Seasoned Film after the Closing Date, a reasonably detailed calculation of the Ultimates Ratio and the Ultimates Advance Rate.
(i)    Within ten (10) Business Days after receipt thereof by a Credit Party, copies of all management letters issued to such Person by its auditors.
(j)    Promptly upon their becoming available, copies of all registration statements, proxy statements, notices and reports any Credit Party shall file with any securities exchange or with the Securities and Exchange Commission or any successor agency, if any.
(k)    Together with the delivery of each certificate required under Section 5.1(f), a Liquidity Certificate indicating that, for the applicable four-fiscal-quarter period described therein, the ratio of the Credit Parties’ projected cash flow sources to the Credit Parties’ projected cash uses (other than the mandatory prepayments set forth in Sections 2.7(e), (f) and (g)) will exceed 1.1:1.0 in each quarter.
(l)    Upon the reasonable request of the Administrative Agent, accounting statements with respect to receipts and distribution expenses relating to the applicable Pictures with respect to which a Credit Party has in its possession.
(m)    Such information as may be required to keep current each of the Schedules attached to this Credit Agreement, it being agreed that the relevant Schedules shall be deemed to be updated automatically to reflect any pertinent information or documentation provided, in the form of updated schedules, by a Credit Party to the Administrative Agent from time to time without any further action by the Credit Parties; provided, that Schedules 3, 3.12, 3.2(b), 3.16, 6.1, 6.2(j), 6.3, 6.4 and 6.11 may not be amended without the prior written consent of the Required Lenders.
(n)    Promptly upon written request therefor, any information required by the Administrative Agent or any Lender under or in connection with the USA Patriot Act.
(o)    Any reports, analyses or other information required to be delivered to the Administrative Agent by the Borrower under any of the other Fundamental Documents to which it is a party, at such time or times as are required therein.
(p)    From time to time such additional information regarding the financial condition or business of any Credit Party or Excluded Subsidiary, or otherwise regarding the

Collateral and the Pledged Collateral, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request in writing.
SECTION 5.2    Corporate Existence; Compliance with Laws.
(a)     Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its organizational existence, except as otherwise permitted under Sections 6.6 and 6.20; provided, that Summit International Distribution, Inc. may be dissolved within one year of the Closing Date after transferring all of its assets to a Credit Party.
(b)    Maintain all rights, licenses, permits and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(c)    Comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.3    Maintenance of Properties. Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) and (i) from time to time make (or cause to be made) all necessary and proper repairs, renewals, replacements, additions and improvements thereto, and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP; provided, however, that nothing in this Section 5.3 shall prevent any Credit Party from discontinuing the use, operation or maintenance of such properties or disposing of them if (x) such discontinuance or disposal is, in the reasonable judgment of the governing body of such Credit Party, desirable in the conduct of the business, and (y) such discontinuance or disposal could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.4    Notice of Material Events.
(a)    Promptly upon any Authorized Officer of any Credit Party obtaining knowledge of (i) any Default or Event of Default, or a failure of the Performance Test, (ii) any action or event which could reasonably be expected to materially and adversely affect the performance of the Credit Parties’ obligations under the Fundamental Documents, the repayment of the Loans, or the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) under the Fundamental Documents, (iii) any other action or event which could reasonably be expected to result in a Material Adverse Effect, (iv) any event which could reasonably be expected to materially and adversely impact upon the amount or collectibility of accounts receivable of the Credit Parties or otherwise materially decrease the value of any Collateral or Pledged Collateral, (v) any proposed material amendment to any material agreements that are part of the Collateral or the Pledged Collateral and which amendment could reasonably be expected to be materially adverse to the business of the Credit Parties as a whole, or (vi) any Person giving any notice to any Credit Party, or taking any other action to enforce remedies with respect to a claimed default or event or condition of the type referred to in Section 7.1(g) or (h), such Credit Party shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed default or event or condition and what action any Credit Party has taken, is taking and proposes to take with respect thereto.
(b)    Promptly upon any Authorized Officer of any Credit Party obtaining knowledge of (i) either (1) the institution of any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any Credit Party or any material portion of any Credit Party’s assets (including any Picture) which, if adversely decided would be reasonably likely to result in a Material Adverse Effect (each, a “Proceeding”) or (2) the threat of any Proceeding, or (ii) any material adverse development in any Proceeding described in clauses (1) or (2) above (whether or not previously disclosed to the Administrative Agent or the Lenders), such Credit Party shall (x) give written notice thereof to the Administrative Agent and provide such other information as has been made available to such Credit Party to enable the Administrative Agent to evaluate such matters; and (y) upon written request, promptly give notice of the status of any Proceeding covered by a notice delivered to the Administrative Agent pursuant to clause (x) and provide such other information as may be reasonably requested and available to such Credit Party to enable the Administrative Agent and the Lenders to evaluate such matters.
SECTION 5.5    Insurance.
(a)    Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with, or greater than, customary industry standards) by financially sound and reputable insurers against all risks of loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable value (as reasonably determined by the Borrower) of the property insured or such lesser amounts, and with such self‑insured retention or deductible levels, as are generally consistent with normal industry standards.
(b)    Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent with, or greater than, customary standards.
(c)    Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Picture produced by any Credit Party or from the date of acquisition of each Picture acquired by any Credit Party, through the third anniversary of the date on which such Picture is delivered, a so‑called “Errors and Omissions” policy or policies covering such Pictures, and cause such Errors and Omissions policy or policies to provide coverage to the extent and in such manner as is customary for Pictures of a like type but at a minimum to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto.
(d)    Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Picture produced by a Credit Party, or from the date of delivery of each such Picture acquired by a Credit Party (i) until such time as the

Administrative Agent shall have been advised of the existence of one negative or master tape in one location and an interpositive, internegative or duplicate master tape in another location of the final version of the Completed Picture (satisfactory evidence thereof to be delivered to the Administrative Agent upon request), insurance on the negatives and sound tracks or master tapes of such Picture in an amount not less than the cost of re-shooting the principal photography of such Picture and otherwise re-creating such Picture and (ii) until principal photography of such Picture has been concluded, a cast insurance policy with respect to such Picture, which provides coverage to the extent and in such manner as is customary for Pictures of a like type, but at minimum to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto.
(e)    Cause all such above‑described insurance (excluding worker’s compensation insurance) to: (i) provide for the benefit of the Lenders that thirty (30) days’ prior written notice of cancellation, termination, non‑renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) name the Administrative Agent for the benefit of the Secured Parties as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, production insurance recoveries received by a Credit Party prior to Completion or abandonment of a Picture may be utilized to finance the production of such Picture; and provided, further, that so long as no Event of Default shall have occurred and be continuing, property insurance proceeds may be used to repair damage in respect of which such proceeds were received; and (iii) to the extent that none of the Secured Parties shall be liable for premiums or calls, name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured, including, without limitation, under any “Errors and Omissions” policy.
(f)    No less than one time per calendar year, render to the Administrative Agent a broker’s report in form and substance reasonably satisfactory to the Administrative Agent as to all such insurance coverage, including such detail as the Administrative Agent may reasonably request.
SECTION 5.6    [Intentionally omitted].
SECTION 5.7    Copyrights and Trademarks.
(a)    Within thirty (30) days after (i) the initial U.S. commercial release of each Picture, to the extent any Credit Party is or becomes the owner, in whole or in part, of the copyright to such Picture, (ii) any Credit Party becomes the owner (or otherwise acquires a copyrightable interest), in whole or in part, of the copyright to any items of Music Product and elects to file an application to register its interest therein or (iii) any Credit Party elects to file an application to register any trademark or service mark with the U.S. Patent and Trademark Office, (1) take any and all actions necessary to register the copyright for such Picture or such item of Music Product or such trademark or service mark in the name of such Credit Party (subject, in the case of the Credit Parties, to a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Copyright Security Agreement and the Trademark Security Agreement) in conformity with the laws of the United States of America, and (2) promptly deliver to the Administrative Agent (x) written evidence of the submission for registration (and subsequently of registration) of any and all such copyrights and trademarks and service marks for inclusion in the Collateral under this Credit Agreement, and (y) a Copyright Security Agreement Supplement or a Trademark Security Agreement, as applicable, relating to such copyright or such trademark or service mark, executed by such Credit Party.
(b)    Within thirty (30) days after (i) the initial U.S. commercial release of each Acquired Picture, to the extent any Credit Party has an interest under copyright therein, but does not own, in whole or in part, the copyright to such Picture, or (ii) any Credit Party is assigned the ownership rights to any registered trademark or service mark (or a trademark or service mark that is the subject of an application for federal registration based on actual use of the mark or if based on intent to use, a Statement of Use or Amendment to Allege Use has been filed and accepted by the U.S. Patent & Trademark Office), record, or cause to be recorded, if such interest or rights may be recorded with the U.S. Copyright Office or the U.S. Patent and Trademark Office, (x) an instrument of transfer in respect to such interests or rights with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and (y) a Copyright Security Agreement Supplement or a Trademark Security Agreement, as applicable, relating to such interests or rights, executed by such Credit Party, in the case of clauses (x) and (y), other than with respect to non-theatrical direct to video Pictures for which a Credit Party obtained less than all of the United States distribution rights and did not obtain the copyright in and to such Picture.
(c)    To the extent that the Credit Parties at any time have rights in registered copyrights, trademarks or service marks outside of the U.S. which have material value in the reasonable determination of the Administrative Agent, and the Administrative Agent has also determined that the cost to a Credit Party is not disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in such copyrights, trademarks or service marks, the Credit Parties shall execute and deliver appropriate local law security documents and filings (in form and substance reasonably acceptable to the Administrative Agent) following a request by the Administrative Agent; provided, that in no event shall any Credit Party be required to take any action that could reasonably be expected to affect the validity of any such registrations under the law of the applicable jurisdiction in effect at such time or be required to execute any documents that would effect a transfer or assignment of any copyrights, trademarks or service marks should the local law of the applicable jurisdiction not recognize or provide for security interests in copyrights, trademarks or service marks.
SECTION 5.8    Books and Records; Examination.
(a)    Maintain or cause to be maintained at all times true and complete books and records of its financial operations and provide the Administrative Agent and its representatives access to such books and records and to any of its properties or assets upon reasonable advance notice to the applicable Credit Party no more than one (1) time per year (unless an Event of Default shall have occurred and be continuing, in which case no such notice shall be required and no such limit shall apply) and during regular business hours and in a manner so as not to disrupt the business operations of the Borrower or any Credit Party in order that the Administrative Agent and its representatives may make such audits and examinations of, and make abstracts from such books, accounts, records and other papers pertaining to, the Collateral, and upon reasonable advance notification to the Credit Parties and subject to any party not then bound by a confidentiality agreement to entering into a confidentiality agreement in a form reasonably acceptable to the Borrower, permit the Administrative Agent or its representatives to discuss the affairs, finances and accounts with, and be advised as to the same by, Authorized Officers and independent accountants, all as the Administrative Agent may reasonably deem appropriate for the purpose of verifying the accuracy of each report delivered by any Credit Party to the Administrative Agent and/or the Lenders pursuant to this Credit Agreement or for otherwise ascertaining compliance with the Fundamental Documents.
(b)    If, at any time when no Event of Default has occurred and is continuing, the Administrative Agent wishes to confirm with account debtors and other payors the amounts and terms of a reasonable number of receivables of any Credit Party, the Administrative Agent will so notify the Credit Parties. The Administrative Agent agrees to have such confirmation made through the Credit Parties’ auditors. If for any reason such auditors fail to proceed with the confirmations in a timely manner, after a cure period of ten (10) Business Days from receipt of notice from the Administrative Agent, the Administrative Agent may proceed to make such confirmations directly with account debtors and other payors after prior written notice to the Borrower. The Administrative Agent agrees that it shall not exercise the foregoing rights more than once per year unless (i) an Event of Default shall have occurred and be continuing or (ii) the Administrative Agent shall have a valid credit concern with respect to the Facility or the applicable account debtor. Each of the Credit Parties hereby agrees that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to confirm directly with account debtors and other payors, the amounts and terms of all accounts receivable of the Credit Parties.
SECTION 5.9    Audit Rights.
(a)    Promptly notify the Administrative Agent of, and at all times allow the Administrative Agent or its designee access to the results of all material audits conducted by (i) any Credit Party of any third party licensee, partnership, or joint venturer, or (ii) any contract counterparty of the Credit Party, in each case to the extent the final results thereof are material. The Credit Parties will exercise their audit rights with respect to any such third party licensees, partnerships and joint ventures in a manner consistent with past practice; provided, that if an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right, subject to providing prior written notice to the Credit Parties, to exercise directly such Credit Party’s audit rights under any agreement with respect to any Picture included in the Collateral.
(b)    From and after the Closing Date, use good faith efforts to not enter into any Distribution Agreement which prohibits the Credit Parties from (i) sharing the results of audits conducted by the Credit Parties and the contract counterparties with the Administrative Agent and the Lenders, or (ii) allowing the Administrative Agent to exercise the Credit Parties’ audit rights as provided in clause (a) above.
SECTION 5.10    Observance of Agreements. Duly observe and perform all material terms and conditions of each Production Services Agreement, all material Distribution Agreements and all other material agreements to which it is a party relating to the production, acquisition, development and exploitation of each Picture and diligently protect and enforce (or cause to be protected and enforced) the material rights of the Credit Parties under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements as from time to time in effect.
SECTION 5.11    Laboratories; No Removal.
(a)    To the extent any Credit Party has control over, has received delivery of, or has current access rights to, any of the Physical Materials referenced below relating to any Picture, deliver or cause to be delivered to a Laboratory or Laboratories all the original negative (or digital original negative, if applicable, or if no original negative or digital original negative exists, digital files) (the “Original Negative”) and preprint materials (until Completion of the Picture), and subsequent to Completion, the Original Negative, master sound elements and digital interpostive with respect to each such Picture sufficient to exploit its rights in all known media (the “Key Materials”) and deliver to the Administrative Agent a fully executed Pledgeholder Agreement with respect to such materials. To the extent that any Credit Party has only rights of access to such Key Materials and has not created duplicate materials sufficient to exploit its rights and has not stored such duplicate materials at a Laboratory that has delivered a Pledgeholder Agreement to the Administrative Agent, the applicable Credit Party shall deliver to the Administrative Agent a fully executed Laboratory Access Letter covering such materials. Prior to requesting any such Laboratory to deliver any Key Materials to another Laboratory, such Credit Party shall provide the Administrative Agent with a Pledgeholder Agreement or Laboratory Access Letter, as appropriate, executed by such other Laboratory and all other parties to such Pledgeholder Agreement or Laboratory Access Letter, as the case may be (including, with respect to any such Pledgeholder Agreement, the Administrative Agent). Each Credit Party hereby agrees not to deliver or remove or cause the delivery or removal of the Key Materials with respect to any Picture owned by any Credit Party, or any Picture in which any Credit Party has an interest and the right to control the delivery or removal of Key Materials, to a location outside the United States of America, Canada or the United Kingdom (unless the Key Materials sufficient to exploit its rights in all known media with respect to the applicable Picture are held at a Laboratory in the United States, United Kingdom or Canada) without the prior written consent of the Administrative Agent, except for a limited duration as may be reasonably required for a Picture produced in another territory; provided, that before any such materials may be located in Canada or the United Kingdom, at the request of the Administrative Agent, appropriate local law security documents in form and substance satisfactory to the Administrative Agent shall be delivered to the Administrative Agent.
(b)    During production of any Picture produced by any Credit Party, such Credit Party shall promptly deliver (or cause to be delivered) the daily rushes for such Picture to the appropriate Laboratory as soon as reasonably practicable, if applicable (e.g., if dailies are being developed at a Laboratory or are not digital).
(c)    With respect to Breaking Dawn 1, Breaking Dawn 2 and all Pictures for which principal photography commences after the date hereof, promptly after Completion, deliver to the Administrative Agent and the Laboratories that are signatories to Pledgeholder Agreements a revised schedule of the Physical Materials therefor on deposit with such Laboratories to the extent applicable.

SECTION 5.12    Taxes and Charges; Indebtedness in Ordinary Course of Business. Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent (after giving effect to applicable extensions), all taxes, assessments, levies and other governmental charges imposed upon any Credit Party or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of any Credit Party; provided, however, that any such tax, assessment, levy or charge need not be paid if the validity or amount thereof is being contested in good faith by appropriate proceedings and such Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto; and provided, further, that such Credit Party will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor or post a bond or other security therefor acceptable to the Administrative Agent. Each Credit Party will promptly pay when due, or in conformance with customary trade terms, all other indebtedness incident to its operations.
SECTION 5.13    Liens. Defend the Collateral and Pledged Collateral against any and all Liens howsoever arising (other than Permitted Encumbrances) and the first priority status of the Lien in favor of the Administrative Agent (on behalf of the Secured Parties) therein prior to all Liens other than Specified Permitted Encumbrances in the case of all Collateral other than Pledged Collateral, and prior to all Liens in the case of the Pledged Collateral, and in any event defend against any attempted foreclosure (other than a foreclosure by the Administrative Agent under any Fundamental Document).
SECTION 5.14    Further Assurances; Security Interests.
(a)    Upon the reasonable request of the Administrative Agent, duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or desirable in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of the Fundamental Documents.
(b)    Upon the reasonable request of the Administrative Agent, (i) promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or desirable in the reasonable judgment of the Administrative Agent, to provide the Administrative Agent (for the benefit of the Secured Parties) a perfected Lien in the Collateral and the Pledged Collateral (with the priority contemplated by Section 3.18), and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and (ii) perform or cause to be performed such other acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Administrative Agent (for the benefit of the Secured Parties) the security interest in the Collateral and the Pledged Collateral (with the priority contemplated by Section 3.18) contemplated under the Fundamental Documents.
(c)    Promptly undertake to deliver or cause to be delivered to the Administrative

Agent from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Administrative Agent (for the benefit of the Secured Parties).
SECTION 5.15    ERISA Compliance and Reports. Furnish to the Administrative Agent (a) as soon as possible, and in any event within thirty (30) days after any executive officer of a Credit Party has knowledge that (i) any Reportable Event with respect to any Plan has occurred, a statement of an executive officer of the Credit Party, setting forth on behalf of such Credit Party details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC, or (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to a Plan or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan subject to Title IV of ERISA or Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, proceedings have been instituted to terminate a Plan subject to Title IV of ERISA or Multiemployer Plan, a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, or any such Credit Party or ERISA Affiliate has incurred any material liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an executive officer of the Credit Party, setting forth details as to such event and the action the applicable Credit Party proposes to take with respect thereto, (b) promptly upon reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Plan subject to Title IV of ERISA and (c) promptly after receipt thereof, a copy of any notice any Credit Party or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan.
SECTION 5.16    Environmental Laws.
(a)    Promptly notify the Administrative Agent upon an Authorized Officer of any Credit Party becoming aware of any violation or potential violation or non‑compliance with, or liability or potential liability under, any Environmental Laws which, when taken together with all other pending violations could reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which any Credit Party may receive from any Governmental Authority or other Person with respect to any violation or potential violation or non‑compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.
(b)    Comply with and use reasonable efforts to ensure compliance by all tenants, subtenants and other Persons under any Credit Party’s control with all Environmental Laws, and obtain and comply in all respects with and maintain and use best efforts to ensure that all tenants, subtenants and other Persons under any Credit Party’s control obtain and comply in all respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, except in each case where failure to do so could not have a Material Adverse Effect.
(c)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities, except where failure to do so could not have a Material Adverse Effect. Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non‑appealable order; provided, however, that the appropriate Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.
(d)    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to: (i) any act or omission of any Credit Party arising under or related to Environmental Laws or Hazardous Materials, (ii) the violation of or non‑compliance by any Credit Party with any Environmental Laws, (iii) the presence, Release or threatened Release, of any Hazardous Materials or exposure of any Person to any Hazardous Materials relating in any manner to any Credit Party or any property currently or formerly owned, operated, occupied or leased by any Credit Party, (iv) any breach of any representation, or violation of any covenant, made hereunder relating to Environmental Laws or Hazardous Materials, or (v) any orders, requirements or demands of Governmental Authorities or any other Persons related thereto, including, without limitation, reasonable outside attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (x) the gross negligence or willful acts or willful misconduct of any indemnified party, to the extent so found in a final judgment of a court of competent jurisdiction or (y) acts or omissions of any indemnified party in possession or control of any such assets.
SECTION 5.17    Use of Proceeds. Use the proceeds of the Facility on the Closing Date to repay loans, interest and fees owing under the Existing Credit Agreement or to pay transaction costs and expenses in connection with the Acquisition and this Credit Agreement.
SECTION 5.18    Distribution Agreements; Letters of Credit.
(a)    Notify the Administrative Agent promptly following the execution of (and provide true and complete copies to Administrative Agent and the Lenders (provided, the Borrower may require that the Lenders inspect such documents at the Borrower’s offices) promptly following any request) (i) each material new multi-picture domestic Distribution Agreement and multi-picture foreign Distribution Agreement, and (ii) all material amendments and modifications to any such Distribution Agreement.
(b)    From time to time, furnish to the Administrative Agent such information and reports regarding the Distribution Agreements as the Administrative Agent (or any Lender, acting through the Administrative Agent) may reasonably request.
(c)    Promptly upon receipt thereof, deliver to the Administrative Agent to be held as part of the Collateral, the original of all letters of credit (including any amendments thereto) which are issued for the benefit of a Credit Party and have been received by a Credit Party (whether pursuant to a Distribution Agreement or otherwise) after the date hereof, other than letters of credit for which a Foreign Rights Borrower or Co-Financing Venture Entity is the beneficiary and which are pledged to support Foreign Rights Loans or co-financing obligations; provided, that so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall, upon written request of such Credit Party, present such letter of credit at the time of a drawing on such Credit Party’s behalf.
(d)    Take all action on its part to be performed necessary to effect timely payments under all letters of credit, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.
SECTION 5.19    Location of Production Accounts. Promptly inform the Administrative Agent of the location of the Production Account for each Picture produced by a Credit Party other than Production Accounts set forth on Schedule 5.19 attached hereto with respect to Pictures that have commenced production prior to the date hereof.
SECTION 5.20    Subsidiaries.
(a)    Promptly following the creation or acquisition of a Subsidiary (other than, in each case, an Excluded Subsidiary) of a Credit Party (but in any event prior to commencement of operations of such Subsidiary), the Credit Parties shall deliver or cause such new Subsidiary to deliver to the Administrative Agent: (i) an Instrument of Assumption and Joinder duly executed by such Subsidiary, (ii) an appropriate UCC‑1 financing statement naming such Subsidiary as debtor and the Administrative Agent as secured party, (iii) to the extent that 100% of the Equity Interests of such Subsidiary have not previously been pledged to the Administrative Agent (for the benefit of the Secured Parties) the certificates (if any) representing 100% of the Equity Interests of such Subsidiary owned by a Credit Party together with undated stock powers executed in blank (or any comparable documents for non‑corporate entities to the extent certificated), and (iv) organizational documents of such Subsidiary of the type described in Section 4.1(a); provided that each Foreign Rights Borrower and Special Purpose Producer that is wholly owned by a Credit Party shall either merge into a Credit Party or comply with this Section 5.20 promptly following the repayment of the applicable Foreign Rights Loan (unless such Foreign Rights Borrower is also a Co-Financing Venture Entity or is not wholly owned by a Credit Party) or production loan to the Special Purpose Producer (as applicable) if wholly owned by a Credit Party.
(b)    Promptly following the creation or acquisition of a Co-Financing Venture Entity or another Excluded Subsidiary (but in any event prior to any Credit Party making any capital contribution or other Investment therein or loan thereto), the Credit Parties shall deliver or cause such Person to deliver to the Administrative Agent (unless expressly excluded from the definition of “Pledged Securities”): (i) to the extent that the Equity Interests of such Person owned by a Credit

Party have not previously been pledged to the Administrative Agent (for the benefit of the Secured Parties), an executed pledge agreement, and the certificates (if any) representing the Equity Interests of such Person owned by a Credit Party together with undated stock powers executed in blank (or any comparable documents for non‑corporate entities to the extent certificated); and (ii) all documents in respect of such Person of the type described in Section 4.1(a) hereof that are applicable to such Person.
(c)    Promptly following the creation or acquisition of a Co-Financing Venture Entity or Foreign Rights Borrower (but in any event prior to any Credit Party making any capital contribution or other Investment therein or loan thereto), the Credit Parties shall deliver or cause such Person to deliver to the Administrative Agent: (i) in the case of a Co-Financing Venture Entity, an accommodation security agreement in accordance with paragraph 9 of Schedule 3; and (ii) in the case of a Foreign Rights Borrower, an Interparty Agreement with the applicable Foreign Rights Lender.
(d)    Following the Closing Date, to the extent that the Administrative Agent has determined that the cost to a Credit Party is not disproportionate to the benefit to be realized by the Secured Parties, all non-U.S. Credit Parties (and the Credit Parties which hold Equity Interests therein) shall comply with any reasonable request of the Administrative Agent to provide local law security grants and stock pledges in order to provide perfected, first priority (subject to Specified Permitted Encumbrances) security interests to the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent; provided, that any such security interest in copyrights, trademarks and/or service marks registered outside of the United States shall be subject to the terms of Section 5.7(c) hereof.
SECTION 5.21    Picture Documents. (a) With respect to Pictures being produced by a Credit Party, upon commencement of principal photography for such Picture and (b) with respect to Pictures acquired by a Credit Party, upon the making of any mandatory delivery payment with respect to such Picture, in each case, provide the Administrative Agent with the following:
(i)    if requested by the Administrative Agent, a list of all agreements executed in connection with such Picture that provide for deferments or participations, along with copies of such agreements as the Administrative Agent may reasonably request;
(ii)    certificates or binders of insurance for such Picture as required by Section 5.5 together with an endorsement naming the Administrative Agent as an “additional insured” or “loss payee,” as applicable;
(iii)    a Copyright Security Agreement Supplement for the screenplay for such Picture (and, if applicable, for the Completed Picture promptly following its U.S. commercial release);
(iv)    Pledgeholder Agreements or Laboratory Access Letters for such Picture, as applicable;
(v)    if the subject Picture is a Produced Picture, an Account Control Agreement

for each Production Account for such Picture (to the extent not waived by the Administrative Agent in its sole discretion pursuant to Section 12.1(b)(xi));
(vi)    in the case of a Co-Financing Venture Entity, an accommodation security agreement in accordance with paragraph 9 of Schedule 3;
(vii)    in the case of a Foreign Rights Borrower, an Interparty Agreement with the applicable Foreign Rights Lender and a copy of the loan and security agreement among the Foreign Rights Agent, Foreign Rights Borrower, Borrower or a subsidiary of the Borrower if it owns or controls the foreign distribution rights;
(viii)    fully executed copies of intercreditor agreements with guilds to the extent required by Section 6.24;
(ix)    an Approved Completion Bond to the extent required by Section 6.24 (together with the Bonded Budget);
(x)    if requested by the Administrative Agent, copies of all agreements, instruments of transfer or other instruments (including, without limitation, the rights agreements) in each case necessary to establish, to the reasonable satisfaction of the Administrative Agent, the applicable Credit Party’s ownership of sufficient rights in such Picture to enable such Credit Party to produce and/or exploit such Picture and to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests in such Picture contemplated under the Fundamental Documents (the “Chain of Title”); provided, that an agreement or instrument which is both immaterial and not available to the Credit Parties need not be delivered;
(xi)    if such Picture is a Co-Financed Picture, fully executed copies of the applicable Co-Financing Agreement and any other applicable documentation reasonably requested by the Administrative Agent to evidence compliance with Section 6.23;
(xii)    if such Picture is being produced pursuant to an Approved Co-Financing Venture Transaction,) fully executed copies of the Co-Financing Venture Agreement and any other applicable documentation reasonably requested and approved by the Administrative Agent (such approval not to be unreasonably withheld) to evidence satisfaction of the terms and conditions for qualification as an “Approved Co-Financing Venture Transaction” hereunder and (ii) if requested by the Administrative Agent, received a fully executed Co-Financing Venture Interparty Agreement;
(xiii)    a fully executed Interparty Agreement with respect to such Picture, if applicable; and
(xiv)    copies of Notices of Assignment, duly executed by the applicable Credit Party, with respect to each receivable attributable to such Picture and owing to a Credit Party and countersigned by the applicable account debtor (unless otherwise agreed by the Administrative Agent).

SECTION 5.22    Facility Rating. Use commercially reasonable efforts to obtain within two (2) weeks following the Closing Date, and thereafter maintain, a monitored public rating of the Facility and of the Borrower, in each case, by S&P and Moody’s.
SECTION 5.23    Residual Calculations. (a) Continue to calculate and pay all residuals owing to SAG, WGA and DGA under the terms of the intercreditor agreements entered into by and among, inter alia, the Borrower and/or its Affiliates and SAG, WGA and DGA, respectively, prior to the Closing Date and (b) send the Administrative Agent upon reasonable request the details of any such calculations.
SECTION 5.24    Affirmative Covenants with respect to Excluded Subsidiaries and Co-Financing Joint Venture Entities. Cause each of the Finance Parties to comply with the covenants contained in the following Sections, and each reference therein to a Credit Party shall be deemed to also include each Finance Party (unless otherwise specified below, and other than Co-Financing Venture Entities and their Subsidiaries which are neither controlled by a Credit Party nor for which production or exploitation of the related Picture is controlled by a Credit Party (in each case, as opposed to the applicable Approved Co-Financing Venture Counterparty)): Sections 5.1(e), 5.1(n), 5.2, 5.3, 5.4, 5.5 (solely with respect to maintenance of insurance and, in the case of Co-Financing Joint Venture Entities, clause (e) thereof), 5.7 (solely by Co-Financing Joint Venture Entities), 5.8, 5.10 (solely by Co-Financing Joint Venture Entities), 5.11 (solely by Co-Financing Joint Venture Entities), 5.15, 5.16, and 5.18 (other than, with respect to 5.18, by Non-Theatrical Subsidiaries).
SECTION 5.25    Third Party Agreements. With respect to any third party agreement for which a Refinancing Notice is sent pursuant to Section 4.1(aa), reasonably promptly following the request of the Administrative Agent, the Credit Parties shall deliver a fully-executed replacement agreement which expressly refers to this Credit Agreement rather than the Existing Credit Agreement and is otherwise substantially identical to such third party agreement.
SECTION 5.26    Post-Closing Requirements.
(a)    As soon as reasonably practical, but in no event later than 30 days following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion), (a) deliver to the Administrative Agent (i) an executed Instrument of Assumption and Joinder, and the organizational documents and resolutions and certificates required by Section 4.1(a) hereof, from Summit Entertainment Limited, (ii) confirmation that the Borrower has notified Hiscox Insurance Company Inc. (the “E&O Insurer”) of the Acquisition and that the Borrower has either confirmed with the E&O Insurer that Policy No. US UUA 2614862.11 (the “E&O Policy”) remains in full force and effect following the Acquisition (and Borrower has taken any additional action required by the E&O Insurer in connection therewith) or, if the E&O Insurer has disaffirmed Borrower’s coverage under the E&O Policy, Borrower shall have procured a replacement policy providing (at a minimum) substantially similar coverage, (iii) evidence from Companies House, in form and substance satisfactory to the Administrative Agent, that Proscenium Pictures Ltd. has filed its 2010 annual report and is in good standing as a corporation organized under the laws of England and Wales, and (iv) the certificated membership interests of the Borrower owned by LGAC, together with an undated stock power, executed in blank, and (b) use commercially reasonable efforts to deliver, with respect to each Picture acquired, or for which principal photography commenced, after the Original Closing Date but prior to the Closing Date, an intercreditor agreement (on terms satisfactory to the Agent) with each guild that has been granted a Lien which is pari passu or senior to the Lien granted to the Administrative Agent with respect to each such Picture1; provided that for any acquired Picture, such an intercreditor agreement shall only be required if the acquisition price was greater than $15,000,000.
(b)    If at any time on or after the date that is 30 days after the Closing Date, the LGAC 1 Account shall have a cash balance in excess of $1,000, promptly deliver to the Administrative Agent a fully-executed Account Control Agreement in favor of the Administrative Agent with respect to the LGAC 1 Account.
6.    NEGATIVE COVENANTS
From the date hereof and for so long as any amount shall remain outstanding under any Loan or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that it will not, and will not allow (to the extent required under Section 6.31) each of its Subsidiaries and the Co-Financing Joint Venture Entities to:
SECTION 6.1    Limitations on Indebtedness. Incur, create, assume or suffer to exist any Disqualified Capital Stock or Indebtedness or permit any partnership or joint venture in which any Credit Party is a general partner to incur, create, assume or suffer to exist any Disqualified Capital Stock or Indebtedness other than the following, in each case (other than clauses (a), (b), (c) (solely with respect to trade payables), (d), (e), (i), (j), (k), (l), (n), (q), (t) and (u) below) which are incurred no later than the Closing Date:
(a)    Indebtedness of Credit Parties represented by the Loans, the Notes and the other Obligations;
(b)    Guaranties permitted pursuant to Section 6.3;
(c)    unsecured liabilities for acquisitions of rights and trade payables incurred in the ordinary course of business and payable on normal trade terms and not otherwise prohibited hereunder;
(d)    Indebtedness in respect of inter-company advances payable by one Credit Party to another Credit Party to the extent constituting Investments permitted under Section 6.4(c) including outstanding indebtedness under the Existing Comerica Loan Facility;
(e)    Indebtedness arising in connection with the transactions contemplated by Section 6.8;

___________________
1 Confirm list of applicable Pictures with Summit.

(f)    Indebtedness with respect to Subordinated Debt;
(g)    Indebtedness in respect of secured purchase money financing and refinancings thereof (including Capital Leases) to the extent permitted by Section 6.2(k), in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;
(h)    Indebtedness in respect of Negative Pick‑Up Obligations;
(i)    Indebtedness to a Co-Financier in relation to a Co-Financed Picture; provided that such Indebtedness is non-recourse to the Credit Parties other than with respect to such Picture;
(j)    to the extent constituting Indebtedness, amounts payable to an Approved Completion Guarantor from the proceeds of a Picture to recoup its contribution to the Negative Cost of such Picture and other amounts that may be recouped by such Approved Completion Guarantor with regard to such Picture pursuant to the terms of the applicable Approved Completion Bond;
(k)    Foreign Rights Loans;
(l)    loans from a third party lender to a Special Purpose Producer for a particular Picture or group of Pictures which are non-recourse to any Credit Party or any Subsidiary of a Credit Party other than such Special Purpose Producer;
(m)    loans from a third party lender to a Non-Theatrical Subsidiary or Disqualified Capital Stock issued by a Non-Theatrical Subsidiary, in each case which are non-recourse to any Credit Party or any Subsidiary of a Credit Party other than such Non-Theatrical Subsidiary;
(n)    Indebtedness of a Co-Financing Venture Entity to an Approved Co-Financing Venture Counterparty in relation to an Approved Co-Financing Venture Transaction and pursuant to the relevant Co-Financing Venture Interparty Agreement; provided, that such Indebtedness is non-recourse to the Credit Parties;
(o)    Indebtedness of a Co-Financing Venture Entity in accordance with the terms of paragraph 11(a) of Schedule 3 hereto;
(p)    Indebtedness in respect of inter-company advances payable by a Co-Financing Venture Entity to a Credit Party, to the extent constituting Investments permitted under Section 6.4(i) hereof;
(q)    Indebtedness pursuant to Swap Agreements permitted under Section 6.18;
(r)    the Existing Comerica Loan Facility;
(s)    existing Indebtedness listed on Schedule 6.1;

(t)    to the extent current, liabilities relating to net or gross profit participations and other contingent compensation, including royalties, deferments and guild residuals with respect to the production, distribution, acquisition or other exploitation of Pictures;
(u)    loans made against subsidies or other soft money benefits; provided that such loans are non-recourse other than to the applicable Credit Party’s rights to the applicable subsidy or soft money benefit and are secured solely to the extent permitted under Section 6.2(v); and
(v)    the Intercompany Note dated as of January 13, 2012, by LGAC in favor of LGEC in exchange for LGAC’s receipt of share consideration payable to Sellers pursuant to the Purchase Agreement; provided that the note shall be expressly subordinated in right of payment to the Obligations and should not be due and payable until after repayment in full of the Obligations and termination of the Facility.
SECTION 6.2    Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of its revenue stream, property or assets, whether now owned or hereafter acquired, except the following, in each case (other than clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (l), (m), (n), (o), (q), (r), (s), (v), (w), (x), (y), (z) and (bb) below) which are incurred, created or assumed no later than the Closing Date:
(a)    Liens of the Administrative Agent (or the benefit of the Secured Parties) created under this Credit Agreement, the other Fundamental Documents and any Swap Agreements permitted by Section 6.18 which satisfy the conditions of clause (ii) of the definition of “Obligations;”
(b)    Liens pursuant to written security agreements in favor of guilds that are (i) required pursuant to collective bargaining agreements and (ii) if such Lien is pari passu or senior to the Lien granted to the Administrative Agent with respect to the applicable Picture, it shall be subject to an intercreditor agreement on terms satisfactory to the Administrative Agent (unless such Lien was granted prior to the Closing Date and is subject to an intercreditor agreement with Comerica Bank as collateral agent for the Existing Comerica Loan Facility, in which case a new intercreditor agreement will not be required); provided, that for any acquired Picture, an intercreditor agreement shall only be required to the same extent required under Section 6.24;
(c)    Liens customarily granted or incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment; provided, such Liens are limited to the goods provided or to the goods relating to which services were rendered;
(d)    Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP and that do not otherwise result in an Event of Default;

(e)    Liens for taxes, assessments or other governmental charges or levies the validity or amount of which is not yet due or is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.12;
(f)    Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts;
(g)    Liens in favor of Distributors to secure their right to enjoy their licensed rights pursuant to Distribution Agreements entered into in the ordinary course of business or to secure first negotiation and/or last refusal rights; provided such Distributor has entered into an Interparty Agreement or intercreditor agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that if such Lien is solely a customary “distributor’s lien”, then no Interparty Agreement or intercreditor agreement shall be required (except that if requested by such Distributor, the Administrative Agent shall execute a customary “quiet enjoyment” letter in accordance with Section 8.12);
(h)    Liens granted in favor of an Approved Co-Financier in connection with a Co-Financed Picture; provided, that such Liens shall be subject to a Co-Financing Intercreditor Agreement and otherwise consistent with the requirements set forth in Section 6.23;
(i)    Liens to secure transactions permitted under Section 6.8 (including, in the case of transactions contemplated by clause (ii) of Section 6.8, liens granted to third parties provided such third party liens are (A) assigned to a Credit Party, and (B) are expressly subject and subordinate to the liens in such Picture held by the Administrative Agent and, if applicable, any Credit Party);
(j)    existing Liens listed on Schedule 6.2(j);
(k)    Liens granted in connection with purchase money Indebtedness, including refinancings thereof, permitted under Section 6.1(g); provided, that such Liens only cover the property so purchased, are reasonably acceptable to the Administrative Agent, and the Indebtedness secured thereby does not exceed the acquisition cost of the particular assets acquired;
(l)    possessory Liens (other than those of Laboratories and production houses) that (i) occur in the ordinary course of business, (ii) secure normal trade debt which is not yet due and payable, and (iii) do not secure Indebtedness;
(m)    deposits (i) under worker’s compensation, unemployment insurance, old age pensions and other Social Security laws or (ii) to secure statutory obligations, or surety, appeal, performance or other similar bonds (other than completion bonds) and other obligations of a like nature, in each case incurred in the ordinary course of business;
(n)    Liens in favor of an Approved Completion Guarantor in connection with a Picture to secure the rights of such Approved Completion Guarantor to recoup its contributions to the Negative Cost of such Picture pursuant to the terms of the applicable Approved Completion Bond, subject to an Interparty Agreement;

(o)    Liens on cash collateral posted in lieu of providing a letter of credit (provided a letter of credit could otherwise have been issued);
(p)    Liens in favor of licensors of Negative Pick-Up Obligations (to the extent granted pursuant to a negative pick-up agreement executed prior to the date hereof) to secure obligations of Credit Parties thereunder; provided, that such licensor shall have agreed (in a form reasonably acceptable to the Administrative Agent) to provide the Administrative Agent with a notice of default with respect to any such obligations and a reasonable opportunity to cure;
(q)    Liens securing Indebtedness permitted under Section 6.1(k), (l) or (m); provided that Liens securing Foreign Rights Loans shall be subject to an Interparty Agreement with the Foreign Rights Lender;
(r)    Liens granted by Co-Financing Venture Entities (i) to the Approved Domestic Distributor which are customary, protective “distributor liens” over the domestic distribution rights in a Picture to secure its distribution rights and right to receive related distribution fees and expenses, (ii) to an Approved Co-Financing Venture Counterparty or any Affiliate thereof to secure advances of P&A expenses made by such Approved Co-Financing Venture Counterparty or any Affiliate in connection with the applicable Picture, which Lien shall be pari passu with the Approved Domestic Distributor’s lien securing such entity’s entitlement to recoup such P&A expenses or (iii) which are customary, protective “distributor liens” over the licensed foreign distribution rights to secure distribution rights granted to such Credit Party and the rights of such Credit Party to receive its related fees and expenses;
(s)    Liens granted by a Co-Financing Venture Entity in favor of an Approved Co‑Financing Venture Counterparty or as otherwise reasonably approved by the Administrative Agent, in each case as part of an Approved Co-Financing Venture Transaction, provided, that such Liens are subject to a Co-Financing Venture Interparty Agreement;
(t)    Liens granted by a Co-Financing Venture Entity in accordance with paragraphs 9, 10 and 11(b) of Schedule 3 hereto;
(u)    Liens securing the Existing Comerica Loan Facility;
(v)    Liens securing loans pursuant to Section 6.1(u); provided, that such Liens are limited to the proceeds of the applicable subsidy or soft money benefit and do not extend to other assets, including other rights in or to the Picture;
(w)    Liens granted by a Foreign Rights Borrower or Co-Financing Venture Entity in favor of a Credit Party;
(x)    Liens granted by a Special Purpose Producer to secure Indebtedness incurred by it pursuant to Section 6.1(l);
(y)    customary Liens granted to a third party licensor to secure its rights in connection with “rent-a-system” Pictures; provided, that in any such arrangement entered into after the Closing Date, the Servicer shall be responsible for funding all of the distributor’s obligations thereunder, and no Credit Party shall have any liability thereunder;
(z)    any Lien in connection with a Picture to which a Credit Party obtains a license of rights, to the extent granted by the licensor of such rights in favor of a guarantor of completion of such Picture or a third party lender financing the production of such Picture by such licensor, provided that (i) such Lien is terminated with respect to the Credit Party's rights in and to the Picture on the later to occur of (a) such rights fully vesting in such Credit Party, and (b) such Credit Party paying the fixed mandatory payment to acquire such rights (the “Credit Party Acquisition Date”), or (ii) the holder of such Lien enters into a customary non-disturbance or other agreement reasonably satisfactory to the Administrative Agent to the effect that such Credit Party’s licensed rights will not be terminated or disturbed in any exercise of remedies with respect to such Lien at any time on or after the Credit Party Acquisition Date;
(aa)    Liens granted by a Credit Party or a Subsidiary of a Credit Party in its capacity as a licensing intermediary or sales agent with respect to a Picture or group of Pictures granted prior to April 18, 2007 and with respect to which no Credit Party has a material economic ownership interest; and
(bb)    Liens granted by the Borrower in favor of Servicer pursuant to the Services Agreement, which shall be subject to the LG Intercreditor Agreement.
SECTION 6.3    Limitation on Guaranties. Incur, create, assume or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a joint venture in respect of Indebtedness of such partnership or joint venture), either directly or indirectly, except for the following, in each case (other than clauses (a), (b), (c), (d), (e), (f), (g) and, to the extent related to Breaking Dawn 2 or any Picture that has been Released prior to the Closing Date, (h) below) which are incurred, created or assumed no later than the Closing Date:
(a)    performance guarantees in the ordinary course of business under guild agreements, or to suppliers, talent, licensees or laboratories which are providing services in connection with the production, acquisition, distribution or exploitation of any Picture by or for a Credit Party or any of its Subsidiaries;
(b)    the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
(c)    the Guaranties made by the Guarantors pursuant to Article 9;
(d)    customary Guaranties in connection with participations and deferments;
(e)    Guaranties of obligations of a Credit Party or Licensing Intermediary that the guarantor could have incurred directly as a primary obligor without violating the terms of any Fundamental Document;
(f)    existing Guaranties listed on Schedule 6.3, and any extensions and renewals thereof acceptable to the Administrative Agent;
(g)    with respect to a Picture financed in part by a Foreign Rights Loan, guarantees by the Borrower, in favor of the applicable Foreign Rights Lender, of delivery of such Picture to foreign Distributors who are contractually obligated to pay minimum guarantees following such delivery, provided that such guarantees (i) shall be subject to the prior completion and delivery of such Picture to Summit Distribution, LLC pursuant to an Approved Completion Bond and (ii) shall only be effective with respect to territories not covered by such Approved Completion Bond; and
(h)    Guaranties of payment of an item of Negative Cost that could have been incurred directly.
SECTION 6.4    Limitations on Investments. Create, make or incur any Investment after the date hereof, except for the following, in each case (other than clauses (a), (b), (c), (d), (h)(i), (i)(ii), (j), (k), (l) and (n) below) which are created, made or incurred no later than the Closing Date:
(a)    Investments in Cash Equivalents;
(b)    to the extent constituting Investments, Guaranties permitted under Section 6.3;
(c)    Investments in or to any other Credit Party;
(d)    to the extent constituting Investments, inter-company Indebtedness permitted under Section 6.1(d);
(e)    existing Investments listed on Schedule 6.4;
(f)    Investments (i) of cash by Credit Parties in Non-Theatrical Subsidiaries; and (ii) by Credit Parties in Non-Theatrical Subsidiaries by contributing or otherwise transferring to such Non-Theatrical Subsidiary applicable rights with respect to a property for the purpose of the production of television-related product or live stage performance by such Non-Theatrical Subsidiary; provided, that the aggregate amount of such Investments pursuant to clauses (i) and (ii) above shall not exceed $7,500,000 in the aggregate in any calendar year;
(g)    cash Investments in Special Purpose Producers with respect to a new Picture; provided that the amount of such Investments shall not exceed [**] in any calendar year or [**] in the aggregate;
(h)    Investments in a Co-Financing Venture Entity (i) by contributing or otherwise transferring to such Co-Financing Venture Entity applicable rights with respect to a Picture to be produced, acquired or financed by such Co-Financing Venture Entity, or (ii) to finance a Credit Party’s share of the Negative Cost of a Picture pursuant to a Co-Financing Venture Agreement; provided the amounts invested by a Credit Party are deposited into a Production Account for such Picture
(i)    Investments of cash by a Credit Party in or to a Co-Financing Venture Entity

in an amount not to exceed the sum of (i) the Credit Parties’ portion of the Bonded Budget for a Picture to be produced or acquired by such Co-Financing Venture Entity, or such greater amount as shall be required to Complete such Picture if any other applicable co-financier defaults on its payment obligations pursuant to such Approved Co-Financing Venture Transaction and as a result of such over-funding the Credit Parties will be entitled to a corresponding pro rata increased share of the proceeds of such Picture, in each case so long as the use of investment proceeds by such Co-Financing Venture Entity is covered by an Approved Completion Bond, plus (ii) the Credit Parties’ share of any nominal administrative costs to be incurred in connection with the formation and maintenance of such Co-Financing Venture Entity;
(j)    contributions of, or other transfers of, foreign distribution rights for a Picture to a Foreign Rights Borrower in connection with a Foreign Rights Loan;
(k)    Investments received in settlement of delinquent obligations arising in the ordinary course of business;
(l)    Investments in a Foreign Rights Borrower or the production services company formed in connection with production of a Picture for which such Foreign Rights Borrower is obtaining a Foreign Rights Loan (i) by contributing or otherwise transferring to such Foreign Rights Borrower or production services company the rights required to allow the Picture to be produced or financed by such Foreign Rights Borrower or production services company (provided that the copyright and U.S. distribution rights not be so transferred and shall be held by a Credit Party), or (ii) to finance the portion of the Negative Cost of a Picture not otherwise financed from the proceeds of a Foreign Rights Loan or other sources; provided, the amounts invested by a Credit Party are deposited into a Production Account for such Picture;
(m)    Investments in a Person received as partial consideration for the license of distribution rights in a Picture or Pictures to such Person; provided, that such Investments shall not exceed $3,000,000 in the aggregate (unless agreed by the Administrative Agent, in which case such Investments shall not exceed $10,000,000 in the aggregate);
(n)    cash Investments in International Distribution Company, LLC not to exceed $1,000,000 per calendar year; and
(o)    any Investment received as consideration in an LG Rights Sales Transaction.
SECTION 6.5    Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, other than:
(a)    dividends or distributions payable to a Credit Party solely in additional Equity Interests of a Credit Party; provided, that such Equity Interests (other than Equity Interests of the Borrower) are pledged to the Administrative Agent (for the benefit of the Secured Parties) as additional Pledged Securities;
(b)    cash dividends or distributions to a Credit Party;
(c)    so long as no Default or Event of Default shall have occurred and be continuing, payments of Permitted Distributions and Permitted Tax Distributions; provided, that in the case of Permitted Tax Distributions the Borrower shall provide to the Administrative Agent at least five (5) Business Days prior to making an associated Permitted Tax Distribution a certificate showing the calculation of such Permitted Tax Distribution, including a reasonably detailed statement of the amounts described in paragraph (b) of the definition of “Permitted Tax Distributions”;
(d)    so long as no Default or Event of Default shall have occurred and be continuing, dividends or distributions payable to a third party on account of its Equity Interest in a non-wholly owned Subsidiary of a Credit Party or its interest in a Co-Financing Joint Venture Entity, provided the applicable Credit Party receives its corresponding pro rata share of such dividend or distribution;
(e)    payments not to exceed $3,600,000 in respect of “Unit Appreciation Rights” made pursuant to Section 2.6 of the Purchase Agreement;
(f)    so long as no Default or Event of Default shall have occurred and be continuing, to the Sellers on the Closing Date, up to $5,000,000 for the payment of Sellers’ tax obligations in respect of their ownership of the Borrower;
(g)    so long as no default or Event of Default shall have occurred and be continuing, distributions in the amount of the Bonus Amount (as defined in the Purchase Agreement), not to exceed $7,500,000 in the aggregate, if and when the Bonus Amount is payable pursuant to Section 2.2(e) of the Purchase Agreement;
(h)    distributions in an amount not to exceed $5,000,000 to be used to pay, on or after the Closing Date, LGEC’s (or any Subsidiary of LGEC that is not a Credit Party) invoiced, out-of-pocket expenses in connection with the Acquisition; provided, that the Administrative Agent shall have received a copy of each such invoice prior to any such distribution.
SECTION 6.6    Consolidation, Merger or Sale of Assets, etc. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or substantially all of its property, stock, Equity Interests or assets or agree to do or suffer any of the foregoing, except that (i) any Credit Party or Subsidiary may merge with and into, or transfer assets to, another Credit Party; provided, however, that if any such transaction involves the Borrower, then the Borrower must be the surviving entity in each such transaction, and (ii) any Credit Party or Subsidiary that is a production services company or an Immaterial Subsidiary may dissolve so long as all of the assets owned by such production services company or Immaterial Subsidiary, if any, are transferred to another Credit Party.
SECTION 6.7    Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Credit Party, except for the purpose of collection of accounts receivable in the ordinary course of business.
SECTION 6.8    Sale and Leaseback; Other Tax Motivated Transactions. From

and after the date hereof, enter into any (i) tax benefit, tax subsidy or other “soft money” transaction, or (ii) “sale-leaseback” or "lease-leaseback" with any Person or Persons, whereby in contemporaneous transactions any Credit Party sells, leases or licenses essentially all or part of its right, title and interest in a Picture and a Credit Party acquires, leases or licenses the right to distribute or exploit such Picture in media and markets accounting for substantially all the value of such Picture or the value of the rights sold or leased with respect to such Picture, for equivalent periods, as were held by a Credit Party immediately prior to such transaction, unless: (I) (A) in the case of any transaction described in clause (ii) above, all rights in and to such Picture sold, leased or licensed (other than the naked copyright or non-exclusive access to film materials, if and as applicable) are reacquired by or leased or licensed to a Credit Party simultaneously with the sale, lease or license of the copyright in and/or rights to such Picture and a Credit Party receives a first priority Lien securing the reacquisition, assignment, lease or license of such rights and the products and proceeds thereof; (B) in the case of any transaction described in clauses (i) or (ii) above, (x) either the Lien of the Administrative Agent (on behalf of the Secured Parties) in the relevant Picture is not required to be released or, if it is required to be released, it (1) reattaches, or (2) with respect to a transaction described in clause (i) above, is only released with respect to the applicable Credit Party’s rights in and to the tax benefit, tax subsidy, or other “soft money” transaction pledged as collateral to a third party tax credit financier, with the understanding that the proceeds of the loan provided to such Credit Party by such third party tax credit financier shall be applied to reduce the Negative Cost for such Picture or deposited into a Collection Account, and (y) such transaction (1) could not reasonably be expected to have a material adverse effect (taking into account the relative actual benefits of such transaction) on the amount of revenue to be received by the Credit Parties (or the anticipated time of receipt of such revenue) to be used to satisfy the Obligations and (2) would not result in the Administrative Agent not having a first priority perfected Lien in the gross receipts to be applied in satisfaction of the Obligations or in the other Collateral (prior to all Liens other than Specified Permitted Encumbrances); (C) in the case of any transaction described in clauses (i) or (ii) above, the Administrative Agent shall be given access to the proposed transaction documents at least five (5) Business Days prior to execution in order to review to confirm compliance with this Credit Agreement; and (D) in the case of any transaction described in clauses (i) or (ii) above, each of the parties to such transactions shall agree not to interfere with the release of the applicable Picture (or the control of all aspects thereof) by, or any other exploitation rights with respect to such Picture of, the Credit Parties or the exploitation of such Picture by any licensee, or (II) such transaction is otherwise approved by the Administrative Agent in its reasonable discretion.
SECTION 6.9    Places of Business; Change of Name, Jurisdiction. Change (i) the location of its chief executive office or principal place of business, (ii) any of the locations where it keeps any material portion of the Collateral or its books and records with respect to such Collateral, or (iii) its name or jurisdiction of formation or organization without, in each case, (a) giving the Administrative Agent ten (10) Business Days’ prior written notice of such change, and (b) filing (or authorizing the Administrative Agent to file) any additional Uniform Commercial Code financing statements, and such other documents reasonably requested by the Administrative Agent to maintain perfection of the security interest of the Administrative Agent (for the benefit of the Secured Parties), in the Collateral.
SECTION 6.10    Limitations on Capital Expenditures. Make, incur or suffer to exist any obligation to make, Capital Expenditures following the Closing Date which are not properly includable in the film costs of any Picture permitted to be financed hereunder in excess of $1,000,000 in the aggregate.
SECTION 6.11    Transactions with Affiliates. Enter into any transaction with any of its Affiliates except for (i) transactions approved by the Administrative Agent, (ii) entry into and performance of the Services Agreement, (iii) transactions in respect of the sale and/or development of intellectual property pursuant to and of a type expressly contemplated by the Services Agreement, (iv) transactions listed on Schedule 6.11, (v) transactions that are solely between or among Credit Parties, (vi) payment of Permitted Distributions and Permitted Tax Distributions, (vii) the Purchase Agreement, (viii) LG Sublicenses, (ix) LG Rights Sales Transactions, (x) the intercompany note referred to in Section 6.1(v) and (xi) transactions that are on terms no less favorable to the Credit Parties than could be obtained in an arm’s length third-party transaction and are disclosed to and approved by the Administrative Agent, such approval not to be unreasonably withheld.
SECTION 6.12    Business Activities. Engage in any business activities of any kind other than (i) the exploitation of the Credit Parties’ existing Pictures and other assets (including intellectual property rights with respect to Pictures not yet completed) by the Borrower or by the Servicer (on behalf of the Borrower), in each case as contemplated by the Services Agreement, (ii) the development, production, marketing and exploitation of intellectual property (including sequels, prequels and remakes of existing Pictures) of the Credit Parties by the Servicer as contemplated by the Services Agreement or by any other party pursuant to arrangements entered into prior to the Closing Date, (iii) funding distribution expenses and remaining negative cost for Breaking Dawn 2 and for any Picture that has been Released prior to the Closing Date, (iv) acquisition of Pictures pursuant to agreements entered into prior to the Closing Date as contemplated by the Services Agreement (i.e., funded by the Servicer) and (v) acquisition of Pictures as permitted under Section 6.22 hereof.
SECTION 6.13    Fiscal Year End. Change its fiscal year end to any date other than March 31 in each year, other than on at least 30 days prior written notice to the Administrative Agent, when such date may be changed to June 30, September 30 or December 31, as the Borrower may decide (provided, that the Borrower shall not delay delivery of the financial statements and reports required to be delivered under Section 5.1 hereof by changing its fiscal year).
SECTION 6.14    Bank Accounts. Open or maintain any bank account other than (i) accounts maintained at the Administrative Agent or at a Lender, (ii) Production Accounts, (iii) accounts opened by a Co-Financing Venture Entity in connection with an Approved Co-Financing Venture Transaction and (iv) the accounts set forth on Schedule 6.14, in each case for which Account Control Agreements have been executed and delivered to the Administrative Agent (except (a) to the extent waived by the Administrative Agent in its sole discretion pursuant to Section 12.1(b)(xi), (b) for Production Accounts in existence as of the Original Closing Date, (c) for Comerica Bank cash collateral account securing its Irrevocable Standby Letter of Credit No. 635594-42 (or any replacement thereof) in an amount not to exceed $800,000, so long as substantially all funds in such account secure the reimbursement of such letter of credit, and (d) the LGAC 1 Account, subject to Section 5.26(b)).

SECTION 6.15    ERISA Compliance. Engage in a “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person”, as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction”, with respect to any Plan or Multiemployer Plan; or permit any Plan to fail to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code), unless such failure shall have been waived in advance by the Internal Revenue Service; or terminate any Plan in a manner which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 303(k) of ERISA or Section 430(k) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which would be reasonably likely to result in a Material Adverse Effect.
SECTION 6.16    Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor Release or permit or suffer any Release as a result of any intentional act or omission on its part of Hazardous Materials onto any such property or asset in material violation of any Environmental Law.
SECTION 6.17    Use of Proceeds. Use, or permit the use of, the proceeds of Loans other than for the purposes set forth in Section 5.17.
SECTION 6.18    Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into in order to (i) effectively cap, collar or exchange interest rates (from floating to fixed rates) with respect to any interest‑bearing liability or investment of a Credit Party or (ii) hedge foreign currency exposure in the ordinary course of business for anticipated receipts from Distributors.
SECTION 6.19    Subsidiaries. Acquire or create any new direct or indirect Subsidiary except to the extent that the requirements of Section 5.20 have been met with respect to such Subsidiary.
SECTION 6.20    Amendment, Modification or Termination of Material Agreements.
(a)    Amend, alter, modify, terminate or waive, or permit any amendment, alteration, modification, termination or waiver of, (i) the certificate of formation, limited liability company agreement (excluding the Borrower LLC Agreement), certificate of incorporation, by-laws or other analogous organizational or governance document of any Credit Party in any manner that is material and adverse to any Secured Party or its respective rights under the Fundamental Documents, without the prior written consent of the Administrative Agent, (ii) the Borrower LLC

Agreement in any manner that is material and adverse to any Secured Party or its respective rights under the Fundamental Documents, without the prior written consent of the Administrative Agent; provided, that any amendments that would have the effect of changing any restrictive provisions in the Borrower LLC Agreement to render them consistent with the terms hereof shall not require the consent of the Administrative Agent or (iii) any material multi-picture Distribution Agreement or any other material agreement to which any Credit Party is a party, in each case, in any manner that would be material and adverse to the business of the Borrower, taken as a whole, or that would be material and adverse to any Secured Party or its respective rights under the Fundamental Documents, without the prior written consent of the Administrative Agent. The Borrower shall provide the Administrative Agent with a substantially final form of any such amendment, alteration, modification, or waiver at least five (5) Business Days prior to the proposed execution thereof, and promptly following the execution of any such document, the Borrower shall provide the Administrative Agent and the Lenders with an executed copy thereof; provided, that with respect to Distribution Agreements and amendments thereto, the Borrower may instead require that any Lender inspect such documents at the Borrower’s office.
(b)    Amend, alter, modify, terminate or waive, or permit any amendment, alteration, modification, termination or waiver of, (i) the certificate of organization, operating agreement, certificate of incorporation, by-laws or other analogous organizational or governance document of any Co-Financing Venture Entity in any manner that is material and adverse to the interest of any Secured Party, or (ii) any material multi-picture Distribution Agreement, or any other material agreement to which any Co-Financing Venture Entity is a party, provided the Credit Party that is a party to such Co-Financing Venture Entity Agreement retains the power to approve any such amendment, in each case, in any manner that would be material and adverse to the business of the Borrower, taken as a whole or the Secured Parties, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed. The Borrower shall provide the Administrative Agent with a substantially final form of any such amendment, alteration, modification, or waiver at least five (5) Business Days prior to the proposed execution thereof, and promptly following the execution of any such document, the Borrower shall provide the Administrative Agent with an executed copy thereof.
(c)    To the extent a Credit Party controls a Co-Financing Venture Entity, permit such Co-Financing Venture Entity to engage in any activity not permitted by its operating agreement or other analogous governance document, or which is otherwise inconsistent with the terms and conditions for Approved Co-Financing Venture Transactions set forth on Schedule 3 hereto.
(d)    Amend, alter, modify, terminate or waive, or permit any amendment, alteration, modification, termination or waiver of, (i) the Existing Comerica Loan Facility or any security documents entered into in connection therewith without the consent of the Administrative Agent, or (ii) any interparty agreements, intercreditor agreements or related documents (other than those described in clause (i) above) entered into in connection with the Existing Comerica Loan Facility, or release any security interest or any borrower or guarantor under the Existing Comerica Loan Facility, if such amendment, alteration, modification, termination or waiver of such document or release of such security (or analogous document or security under this Credit Agreement) would require the consent of the Administrative Agent or any Lender or group of Lenders, without the consent of the Administrative Agent.
(e)    Amend, alter, modify, terminate or waive, or permit any amendment, alteration, modification, termination or waiver of the Purchase Agreement or the Services Agreement, in each case in any manner that affects the rights or obligations of the Borrower or its Subsidiaries, without the prior written consent of the Administrative Agent.
SECTION 6.21    No Negative Pledge. Enter into any agreement (i) prohibiting the creation or assumption of any Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) or any Person(s) refinancing the Facility upon the properties or assets of any Credit Party, whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured as a result of any Lien being granted to the Administrative Agent (for the benefit of the Secured Parties) or any Person(s) refinancing the Facility, except the Fundamental Documents.
SECTION 6.22    Negative Pick-Up Obligation. Incur after the Closing Date a Negative Pick-Up Obligation unless the Servicer (and/or any of its wholly-owned Subsidiaries or parent companies) is undertaking such negative pick-up arrangement on behalf of the relevant Credit Party pursuant to the Services Agreement; provided, that, for the avoidance of doubt, in such an arrangement the Servicer (or such Subsidiary or parent company) shall fund all of the relevant Credit Party’s share of the negative pick-up arrangement and the Credit Party shall have no liability thereunder.
SECTION 6.23    Co-Financed Pictures. Engage in any co-financing arrangement with respect to a Picture, unless (i) such co-financing arrangement exists on the date hereof, each of which arrangements are set forth on Schedule 6.23 hereto or (ii) the Servicer is undertaking such co-financing arrangement on behalf of the relevant Credit Party pursuant to the Services Agreement; provided, that, for the avoidance of doubt, in such an arrangement the Servicer shall fund all of the relevant Credit Party’s share of the co-financing arrangement and the Credit Party shall have no liability thereunder.
SECTION 6.24    Picture Requirements. Commence principal photography on any Picture or acquire any Picture, unless:
(a)    each of the conditions precedent set forth in Section 4.2 applicable as of such date shall be satisfied at such time;
(b)    if such Picture is Uncompleted and a Credit Party is obligated to fund a portion of the Negative Cost prior to Completion or if they are otherwise exposed to any Completion risk, the Administrative Agent shall have received an Approved Completion Bond (together with the Bonded Budget);
(c)    the Administrative Agent shall have received a Liquidity Certificate which demonstrates sufficient liquidity of the Borrower to satisfy the applicable Credit Party’s share of the Negative Cost of such Picture; and
(d)    if any guild has been granted a Lien which is pari passu or senior to the Lien granted to the Administrative Agent with respect to such Picture, such guild shall have entered into an intercreditor agreement with the Administrative Agent on terms satisfactory to the Administrative Agent; provided, that (i) for any acquired Picture, such an intercreditor agreement shall only be required prior to the acquisition of such Picture if the acquisition price is greater than $15,000,000, and (b) for each other acquired Picture, the Credit Parties shall use commercially reasonable efforts to provide such an intercreditor agreement following the acquisition.
SECTION 6.25    Liquidity Ratio. Permit the ratio of (i) all projected known cash sources of the Credit Parties as a group, to (ii) all projected known cash uses of the Credit Parties (other than the mandatory prepayments set forth in Sections 2.7(e), (f) and (g)), all as determined as of each quarter end and as projected in good faith for the ensuing 12 months, to be less than 1.1 to 1.0.
SECTION 6.26    Breaking Dawn 2 Liquidity; Co-Financing Liquidity. Fail to maintain sufficient liquidity (either from unrestricted cash or Cash Equivalents and/or known cash flow due and payable within thirty (30) days and which can be applied for this purpose) to fund (a) the Credit Parties’ share of the completion and release costs for the Picture Breaking Dawn 2 or (b) with respect to an Approved Co-Financing Transaction entered into with an Approved Co-Financier of the type specified in clause (iii)(e) of the definition thereof, both the Credit Parties’ and such Approved Co-Financier’s share of the obligations set forth in the applicable Co-Financing Agreement.
SECTION 6.27    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio (tested on a trailing twelve month basis) at the end of any calendar quarter to be less than 1.25 to 1.0.
SECTION 6.28    No Adverse Selection. Fail to cause all theatrical Pictures to be produced and/or distributed directly or indirectly by the Credit Parties during the term of the Facility to be financed hereunder, other than Co-Financed Pictures, co-productions, Foreign Rights Loans, loans against tax credits and other subsidies, production loans to Special Purpose Producers (but the Credit Parties will own, at a minimum, a residual equity interest in any such Picture or Special Purpose Producer) or as set forth in the Services Agreement. Notwithstanding the foregoing, Breaking Dawn 2 will be produced at least in part with funds of the Borrower.
SECTION 6.29    No Election to be Treated as a Corporation. Make an election under Treasury Regulation Section 301.7701-3 (or any corresponding provision under state or local law, or any successor provision thereto) to be treated as a corporation for U.S. federal, state or local income or franchise tax purposes or take any action inconsistent with being characterized as other than a partnership or disregarded entity for U.S. federal, state and local and franchise tax purposes (other than, in each case, with respect to Summit Distribution, LLC, Summit International Distribution, Inc. and Summit Entertainment Development Services, and subject to the consent of the Administrative Agent in its sole discretion, LGAC).
SECTION 6.30    Overhead Covenant. Allow the aggregate Overhead of the Borrower and its Subsidiaries in any calendar year to exceed the amounts set forth below:

Year	Maximum Overhead
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
;provided, that for purposes of this Section 6.30, calendar year 2012 shall include Overhead incurred from the Closing Date through and including December 31, 2012.
SECTION 6.31    Negative Covenants with respect to Excluded Subsidiaries and Co-Financing Joint Venture Entities. Fail to cause each of the Finance Parties to comply with the covenants contained in the following Sections (unless otherwise specified below, and other than Co-Financing Venture Entities and their Subsidiaries which are neither controlled by a Credit Party nor for which production or exploitation of the related Picture is controlled by a Credit Party (in each case, as opposed to the applicable Approved Co-Financing Venture Counterparty)): Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.8 (solely by Co-Financing Joint Venture Entities), 6.9 (solely by Co-Financing Joint Venture Entities and Foreign Rights Borrowers), 6.10 (solely with respect to Co-Financing Joint Venture Entities, and only counting the Credit Party’s share of the Capital Expenditures), 6.11, 6.12, 6.15, 6.16, 6.19, 6.21 (solely by Co-Financing Joint Venture Entities and Foreign Rights Borrowers), 6.22 (solely by Co-Financing Joint Venture Entities), 6.23 (solely by Co-Financing Joint Venture Entities), 6.24 (solely by Co-Financing Joint Venture Entities and Foreign Rights Borrowers) and 6.28.
7.    EVENTS OF DEFAULT
SECTION 7.1    Events of Default. In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):
(a)    any representation or warranty made by a Credit Party in this Credit Agreement or any other Fundamental Document to which it is a party or any statement or representation made by a Credit Party in any report, financial statement, certificate or other document furnished to the Administrative Agent or any Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;
(b)    default shall be made in the payment of principal of the Loans as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise, and, solely with respect to a default in any payment required under Section 2.7(e), (f) or (g) such default shall continue unremedied for one (1) Business Day;
(c)    default shall be made in the payment of interest on the Loans or other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for three (3) Business Days;

(d)    default shall be made by any Credit Party in the due observance or performance of any covenant, condition or agreement contained in (i) Section 5.1(a), (b), (f), (h), (k), (l) or (m), 5.2(a), 5.4, 5.8(b) or 5.17 or Article 6 (other than Sections 6.23 or 6.24) or (ii) Sections 5.1(g), 5.13, 6.23 or 6.24, and solely with respect to clause (ii), such default shall continue unremedied for five (5) Business Days;
(e)    default shall be made by any Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the earlier of the applicable Credit Party (i) receiving written notice thereof and (ii) an Authorized Officer of either the Borrower or the applicable Credit Party obtaining knowledge of such occurrence;
(f)    (i) default shall be made with respect to any payment of any Indebtedness in excess of $5,000,000 in the aggregate at any one time outstanding of any Credit Party when due or (ii) default shall be made in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such default under this sub-clause (ii) is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;
(g)    any Credit Party shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any Credit Party shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or any Credit Party shall take any action to authorize, or in contemplation of, any of the foregoing;
(h)    any involuntary case, proceeding or other action against any Credit Party shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it, or (ii) shall remain undismissed for a period of sixty (60) days;
(i)    final judgment(s) for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against any Credit Party, and within fifteen (15) days from the entry of such judgment shall not have been discharged or stayed pending appeal or shall not have been discharged or bonded in full within thirty (30) days from the entry of a final order of affirmance on appeal;
(j)    (i) failure by any Finance Party or ERISA Affiliate to make any contributions required to be made to a Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of section 412 of the Code or section 302 of ERISA) shall occur with respect to any Plan (whether or not waived), (iii) the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) exceeds, in the aggregate, as of the last annual valuation date applicable thereto, the actuarial value of the assets of such Plans allocable to such benefits, (iv) any Finance Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer Plan is in reorganization or is being terminated, (v) a Reportable Event with respect to a Plan shall have occurred, (vi) the withdrawal by any Finance Party or ERISA Affiliate from a Plan during a plan year in which it was a substantial employer (within the meaning of section 4001(a)(2) or 4062(e) of ERISA), (vii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, under section 4041(c) of ERISA, (viii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, a Plan by the PBGC, (ix) any other event or condition which could constitute grounds under section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (x) the imposition of a Lien pursuant to section 430 of the Code or section 303 of ERISA as to any Finance Party or ERISA Affiliate, in each case only to the extent that any of the foregoing would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(k)    this Credit Agreement, the Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement, any Pledgeholder Agreement, any UCC financing statements or other applicable local law perfection filings, any Account Control Agreement or any other security agreement securing the Obligations (each a “Security Document”) shall, for any reason with respect to the Collateral or the Pledged Collateral not be or shall cease to be in full force and effect or shall be declared null and void or any of the Security Documents shall not give or shall cease to give the Administrative Agent the Liens, or cease to give the Administrative Agent the rights, powers and privileges purported to be created thereby in favor of the Administrative Agent (for the benefit of the Secured Parties), superior to and prior to the Liens and other rights of all third Persons (subject to Specified Permitted Encumbrances) and subject to no other Liens (other than Permitted Encumbrances), or the validity or enforceability of the Guaranties under Article 9 or the Liens granted, to be granted, or purported to be granted, by any of the Security Documents shall be contested by any Credit Party or any of their respective Affiliates; provided, that none of the foregoing with respect to any Security Document shall constitute an Event of Default hereunder unless the aggregate value of the related Collateral exceeds $2,000,000;
(l)    a Change in Management shall occur;
(m)    a Change in Control shall occur;
(n)    default shall be made with respect to any payment of any Indebtedness of any of Lions Gate Entertainment Inc. or its Subsidiaries (other than Borrower and its Subsidiaries)

in excess of $15,000,000 in the aggregate when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto; or
(o)    the Services Agreement shall have been terminated and not replaced within 30 days by a new servicer and servicing agreement approved by the Required Lenders;
then, in every such event (other than an event specified in clause (g) or (h) above) and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, by notice to the Borrower take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments (subject to Section 12.1(b)(xiii), and/or (ii) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable. Except as expressly provided above in this Section 7.1, presentment, demand, protest, and all other notice of any kind are hereby expressly waived by the Credit Parties, anything in this Credit Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in clause (g) or (h) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent or the Lenders pursuant to Applicable Law or otherwise.
SECTION 7.2    Right to Cure. Notwithstanding anything to the contrary in Section 7.1, if the Borrower fails (or, but for the performance of this Section 7.2, would fail) to comply with the minimum Fixed Charge Coverage Ratio set forth in Section 6.27, then until the tenth Business Day following the date on which the certificate calculating such ratio is required to be delivered pursuant to Section 5.1(f), such failure may be cured by cash equity contributions to the Borrower from its members, which shall be included as additional revenue in the last quarter of the applicable testing period (and in each testing period which includes such quarter) and which must be sufficient to cause compliance with Section 6.27; provided that (i) such contribution shall immediately be applied to prepay outstanding Loans, and (ii) such cure right may be exercised on up to four separate occasions, but no more than twice in any calendar year. Following any such cure, the Borrower shall be deemed to have satisfied Section 6.27 as of the relevant date of determination.
8.    GRANT OF SECURITY INTEREST; REMEDIES
SECTION 8.1    Security Interests. The Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), and each of the other Credit Parties, as security for its obligations under Article 9, hereby grant, mortgage, pledge, assign, transfer, set over, convey and deliver to the

Administrative Agent (for the benefit of the Secured Parties) a security interest in the Collateral. For the avoidance of doubt, the Collateral includes each Credit Party’s rights to and interest in the claims described on Schedule 3.12.
SECTION 8.2    Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, a Credit Party may use its Collateral (including cash in each Collection Account and proceeds of letters of credit in favor of the Credit Parties) in any lawful manner except as otherwise provided hereunder or thereunder.
SECTION 8.3    Collection Accounts.
(a)    The Credit Parties will establish or maintain one or more collection bank accounts (each, a “Collection Account”) at the office of the Administrative Agent, and, subject to Section 8.3(d) below, will direct, by Notice of Assignment (or by similar instructions satisfactory to the Administrative Agent contained within a Co-Financing Intercreditor Agreement, Interparty Agreement, Co-Financing Venture Interparty Agreement or other applicable agreement), all Persons who become Distributors, licensees, buyers or account debtors of any Credit Party to make payments under or in connection with the Distribution Agreements, license agreements, sales agreements or receivables directly to the Collection Account (or, in the case of payments under certain Distribution Agreements, an account of a Licensing Intermediary over which the Administrative Agent has a first priority perfected security interest, provided that the applicable proceeds will be remitted by such Licensing Intermediary to a Collection Account on terms reasonably acceptable to the Administrative Agent). Unless and until a separate Cash Collateral Account is established, the initial Collection Account established and maintained by the Administrative Agent may also serve as the Cash Collateral Account; provided, that each Collection Account is under the control (within the meaning of Section 9-104 of the UCC) of the Administrative Agent.
(b)    The Credit Parties will execute such documentation as may be required by the Administrative Agent in order to effectuate the provisions of this Section 8.3.
(c)    In the event a Credit Party receives payment from any Person or proceeds under a letter of credit or otherwise, which payment should have been remitted directly to the Collection Account, such Credit Party shall promptly remit such payment or proceeds to the appropriate Collection Account to be applied in accordance with the terms of this Credit Agreement.
(d)    Notwithstanding the foregoing, the Credit Parties may maintain collections accounts with Comerica Bank and any of the other banks specified as collection banks on Schedule 5.22(b) of the Existing Credit Agreement (or, in the case of accounts established in connection with Foreign Rights Loans, as otherwise reasonably approved by the Administrative Agent), in each case to the extent that such accounts (i) were in existence prior to the Closing Date or were established following the Closing Date in connection with one or more Foreign Rights Loans, (ii) are used solely to continue to collect receipts from Pictures financed under the Existing Comerica Loan Facility or in connection with one or more Foreign Rights Loans and (iii) except as permitted in Section 6.14, are subject to Account Control Agreements in favor of the Administrative Agent or in favor of the Foreign Rights Agent with respect to a Foreign Rights Loan that provides that the

Foreign Rights Agent will act as sub-agent for the benefit of the Administrative Agent for purposes of perfecting the Administrative Agent's security interest therein and that provides, further, that the Foreign Rights Agent’s Rights in such accounts are subject to the applicable Interparty Agreements.
(e)    All Breaking Dawn Cash Flow received in any period shall be paid directly, or swept weekly from other Collection Accounts (or, in the case of amounts credited to satisfy other obligations to third party, deposited), into a segregated account of a Credit Party maintained with the Administrative Agent and shall not be removed by a Credit Party until the required portion thereof in any period is applied to prepayments required under Section 2.7(e) (with the remainder from such period available to the Credit Parties); provided, that unless an Event of Default shall have occurred and be continuing, the Credit Parties shall be entitled to (i) remove the amount of third party cash expenses permitted to be netted from Breaking Dawn Cash Flow in order to make such payments when due, and (ii) invest amounts held in such account in Cash Equivalents.
(f)    Notwithstanding anything to the contrary contained in this Section 8.3, receivables paid in a manner permitted by the Services Agreement shall not violate this Section 8.3; provided, that this shall not affect the Servicer’s obligation to pay to the Borrower such proceeds as required by the Services Agreement.
SECTION 8.4    Credit Parties to Hold in Trust. Upon the occurrence and during the continuance of an Event of Default, each of the Credit Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of the Secured Parties), segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Secured Parties being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 8.7.
SECTION 8.5    Collections, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its sole discretion, in its name (on behalf of the Secured Parties) or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party. The Administrative Agent will not be required to take any steps to preserve any rights against parties with prior claims on the Collateral. If any Credit Party fails to make any payment or take any action required hereunder which payment or action the Administrative Agent has requested in writing to the Borrower to be made or taken, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Secured Parties) security interests in the Collateral and the value thereof, and the Administrative Agent is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to, or superior to, the security interest of the Administrative Agent (on behalf of the Secured Parties) in the Collateral (other than Specified Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.
SECTION 8.6    Possession, Sale of Collateral, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders may enter upon the premises of any Credit Party or wherever the Collateral may be, and take possession of the Collateral (subject, in each case, to the terms of any applicable Interparty Agreement, Co-Financing Venture Interparty Agreement or Co-Financing Intercreditor Agreement), and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent and the Lenders may take such measures as they reasonably deem necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent and the Lenders shall decide, in one or more sales or parcels, at such prices as the Administrative Agent and the Lenders may reasonably deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at public or private sale, without demand of performance but with at least ten (10) days’ prior written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Administrative Agent and the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Administrative Agent, on behalf of the Secured Parties or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 8, the Administrative Agent (on behalf of the Secured Parties) may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Administrative Agent and the Lenders by any Credit Party hereunder as a credit against the purchase price. The Administrative Agent (on behalf of the Secured Parties) shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent and the Lenders shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees that (i) it will indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Administrative Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent or the Lenders) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Collateral resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders, as finally determined by a court of competent jurisdiction, or (y) any claims with respect to the Collateral asserted against an indemnified party by a Credit Party in which such Credit Party is the prevailing party; and (ii) none of the Administrative Agent or any Lender shall have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence of such Person, as finally determined by a court of competent jurisdiction. Subject only to the lawful rights of third parties, any Laboratory which has possession of any of the Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Administrative Agent (on behalf of the Secured Parties) and, upon the occurrence and during the continuation of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by Applicable Law) to sell all or any portion of the Collateral upon the order and direction of the Administrative Agent, and each Credit Party hereby waives any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Administrative Agent shall be entitled, if permitted by Applicable Law, to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as a court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Collateral in the possession of the Administrative Agent and the Lenders in the manner set forth Section 8.7.
SECTION 8.7    Application of Proceeds after Event of Default. Upon the occurrence and during the continuance of an Event of Default, the balances in the JPMorgan Clearing Account, the Collection Account(s), the Cash Collateral Account(s) and in any other account of any Credit Party, all other income on the Collateral, and all other proceeds of the Collateral pursuant hereto (subject, in each case, to the terms of any applicable Interparty Agreement, Co-Financing Venture Interparty Agreement, Co-Financing Intercreditor Agreement or the LG Intercreditor Agreement) shall be applied first toward payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement and the other Fundamental Documents, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and reasonable attorney’s fees and reasonable out‑of‑pocket expenses incurred by the Administrative Agent, and second to the satisfaction of the Obligations in accordance with Section 12.2; provided, however, that, the Administrative Agent may in its discretion apply funds comprising the Collateral to pay the cost (i) of completing any Picture owned in whole or in part by any Credit Party in any stage of production, and (ii) of making delivery to the Distributors of such Picture. Any amounts remaining after such payment in full shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.
SECTION 8.8    Power of Attorney. Each Credit Party does hereby irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other

Person or such Credit Party upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, to receive, open and dispose of all mail addressed to any Credit Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Administrative Agent with full power and right to cause the mail of such Persons to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and each Credit Party hereby ratifies and confirms all that the Administrative Agent or its designees shall properly do by virtue hereof. In addition, each Credit Party does hereby further irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Administrative Agent, such other Person or any Credit Party upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, subject to the terms of Section 8.12, (a) to enforce all of such Credit Party’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Administrative Agent (for the benefit of the Secured Parties) as contemplated hereby and under the other Fundamental Documents and to enter into such other agreements as may be reasonably necessary or appropriate in the judgment of the Administrative Agent to complete the production, distribution or exploitation of any Picture which is included in the Collateral, (b) to enter into and perform such agreements as may be reasonably necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by such Credit Party, (c) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Fundamental Documents, and (d) to do any and all other things reasonably necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. Each of the Credit Parties hereby ratifies and confirms in advance all that the Administrative Agent or its officers or designees as such attorney‑in‑fact shall properly do by virtue of this power of attorney.
SECTION 8.9    Financing Statements; Direct Payments. Each Credit Party hereby authorizes the Administrative Agent to file UCC-1 financing statements and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement and any other appropriate security documents or instruments and to give any notices reasonably necessary or desirable as determined by the Administrative Agent to perfect the Lien of the Administrative Agent for the benefit of the Secured Parties in the Collateral, in all cases without the signature of any Credit Party or to execute such items as attorney‑in‑fact for any Credit Party; provided, that the Administrative Agent shall provide copies of any such documents or instruments to the Borrower. Each Credit Party authorizes the Administrative Agent to use the description “all assets” or a similar description in any such UCC-1 financing statement. Each Credit Party further authorizes the Administrative Agent, at the time that any Event of Default shall have occurred and be continuing, to notify any account debtor that all sums payable to such Credit Party relating to the Collateral shall be paid directly to the Administrative Agent.

SECTION 8.10    Termination and Release. The security interests granted under this Article 8 shall terminate when all the Obligations shall have been fully and indefeasibly paid and performed and the Commitments shall have terminated. Upon request by the Credit Parties (and at the sole expense of the Credit Parties) after such termination pursuant to this Section 8.10, the Administrative Agent will promptly take all reasonable action and do all things reasonably necessary, including authorizing UCC termination statements and executing Pledgeholder Agreement and Laboratory Access Letter terminations, termination letters to account debtors, terminations of Account Control Agreements and copyright and trademark releases, to terminate the security interest granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder; provided, that the Administrative Agent shall only be required to deliver such documents to the Borrower and shall have no obligation to file or record any such documents.
SECTION 8.11    Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.
SECTION 8.12    Quiet Enjoyment. The Administrative Agent and the Lenders acknowledge and agree that the security interest hereunder of the Administrative Agent (for the benefit of the Secured Parties) is subject to the rights of Quiet Enjoyment (as defined below) of the Distributors under Distribution Agreements, whether existing on the date hereof or hereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean in connection with the rights of a Distributor under a Distribution Agreement, the Administrative Agent’s and each other Secured Party’s agreement that their rights under this Credit Agreement and the other Fundamental Documents and in the Collateral are subject to the rights of such Distributor to distribute, exhibit and/or exploit the Pictures licensed to it under such Distribution Agreement, and to receive prints or tapes and other delivery items or have access to preprint material or master tapes and other items to which they are entitled in connection therewith and that even if the Lenders shall become the owners of the Collateral in case of an Event of Default, the Lenders’ ownership rights shall be subject to the rights of such Distributor under such agreement; provided, however, that such Distributor shall not be in default (i) with regard to its obligations to pay any amounts payable to the applicable Credit Party under the applicable Distribution Agreement or (ii) with regard to any other obligation that entitles the applicable Credit Party to terminate such Distributor’s rights; and provided, further, that neither the Administrative Agent nor any Lender shall be responsible for any liability or obligation of any Credit Party or such Distributor under the applicable Distribution Agreement. The Administrative Agent agrees that, upon the reasonable request of a Credit Party, it will provide written confirmation (in form reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to Distributors under the Distribution Agreements.
SECTION 8.13    Continuation and Reinstatement. The security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation, or any part thereof is rescinded or must otherwise be restored by the Administrative Agent, or any other Secured Party upon the bankruptcy or reorganization of any Credit Party or otherwise.

9.    GUARANTY OF GUARANTORS
SECTION 9.1    Guaranty.
(a)    Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.
(b)    Each Guarantor waives presentment to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise, (ii) any extension or renewal of any provision hereof or thereof, (iii) the failure of the Administrative Agent or the Lenders to obtain the consent of the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or any other agreement, (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent (on behalf of the Secured Parties) for the Obligations or any of them, (v) the failure of a Secured Party to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations, (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against any Credit Party, or any change in the corporate existence, structure, ownership or control of any Credit Party (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction), or (vii) the release or substitution of any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 13.6 and Section 13.12), to the extent permitted by Applicable Law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433.
(c)    Each Guarantor further agrees that this Guaranty is a continuing guaranty, shall secure the Obligations and any ultimate balance thereof, notwithstanding that the Borrower or other Persons may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any Guarantor, or to any other Person.
(d)    Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and the other Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral (including the Pledged Securities) or the ability of the Borrower to perform under this Credit Agreement.
(e)    Each Guarantor’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Administrative Agent and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor with respect to the management and maintenance of the Obligations or any collateral security for the Obligations.
SECTION 9.2    No Impairment of Guaranty, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set‑off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations are indefeasibly paid and performed in full and the Commitments have terminated.
SECTION 9.3    Continuation and Reinstatement, etc.
(a)    Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation, or any part thereof, is rescinded or must otherwise be restored by the Administrative Agent or the Lenders upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Administrative Agent or the Lenders may have at law or in equity against the Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself and/or any of the other Secured Parties, forthwith pay or cause to be paid to the Administrative Agent (for the benefit of itself and/or the Secured Parties, as applicable) in cash an amount equal to the unpaid amount of such unpaid Obligations with interest thereon from the due date at a rate of interest equal to the rate specified in Section 2.5(a), and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the

Administrative Agent in respect of such Obligation, to the Guarantor or Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent (on behalf of the Secured Parties) with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.
(b)    All rights of each Guarantor against the Borrower arising as a result of the payment by such Guarantor of any sums to the Administrative Agent (for the benefit of the Secured Parties) or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final payment in full of all the Obligations and the termination of the Commitments. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent (on behalf of the Secured Parties), segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured.
SECTION 9.4    Limitation on Guaranteed Amount, etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account.
10.    PLEDGE
SECTION 10.1    Pledge. The Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding) and each other Pledgor, as security for its obligations hereunder, hereby grants, pledges, hypothecates, assigns, transfers, sets over, conveys and delivers unto the Administrative Agent (for the benefit of the Secured Parties) a first priority security interest in all Pledged Collateral now owned or hereafter acquired by it. The Pledgors shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers (or any comparable documents for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents relating thereto as the Administrative Agent or its counsel shall reasonably request. Schedule 10.1 sets forth all the Pledged Securities as of the date hereof.
SECTION 10.2    Covenant. Each Pledgor covenants that as the owner of Equity Interests in each of its respective Subsidiaries it will not take any action to allow any additional Equity Interests of any of such Subsidiaries or any securities convertible or exchangeable into Equity Interests of such Subsidiaries to be issued, or grant any options or warrants, unless all of such interests (or in the case of a Subsidiary that is a Controlled Foreign Corporation, 65% of such interests) are pledged to the Administrative Agent (for the benefit of the Secured Parties) as security for the Obligations and, if applicable, such Pledgor’s obligations under Article 9.
SECTION 10.3    Registration in Nominee Name; Denominations. The Administrative Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (i) in its own name (on behalf of the Secured Parties) or in the name of its nominee, or (ii) in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. The Administrative Agent shall have the right to exchange the certificates representing any of the Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Credit Agreement.
SECTION 10.4    Voting Rights; Dividends; etc.
(a)    The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in Section 10.4(c) below.
(b)    All dividends or distributions of any kind whatsoever (other than cash dividends or cash distributions paid while no Event of Default is continuing) received by a Pledgor with respect to any Pledged Securities, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock or Equity Interests of the issuer or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall immediately be delivered to the Administrative Agent to be held subject to the terms hereof. All dividends and distributions with respect to any Pledged Securities which are received by a Pledgor contrary to the provisions of this Section 10.4(b) shall be received in trust for the benefit of the Secured Parties, segregated from such Pledgor’s own assets, and shall be delivered to the Administrative Agent.
(c)    Upon the occurrence and during the continuance of an Event of Default and notice to the applicable Pledgor from the Administrative Agent of the transfer of such rights to the Administrative Agent, all rights of such Pledgor (i) to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section 10.4 and (ii) to receive and retain cash dividends and cash distributions with respect to the Pledged Securities shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and cash distributions until such time as such Event of Default has been cured or waived.
(d)    So long as no Event of Default shall have occurred and be continuing, any cash dividends or cash distributions received by a Credit Party in accordance with the terms of this Credit Agreement may be used for any purpose permitted hereunder.
SECTION 10.5    Remedies Upon Default. If an Event of Default shall have occurred and be continuing, the Administrative Agent (on behalf of the Secured Parties), may sell the Pledged Securities, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Administrative Agent shall be authorized at any such sale (if the Administrative Agent deems it advisable to do so) to restrict to the fullest extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. The Administrative Agent shall give the Pledgors at least ten (10) days’ prior written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 10.5, the Administrative Agent (on behalf of the Secured Parties) may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Administrative Agent or any consenting Lender by any Credit Party as a credit against the purchase price; and the Administrative Agent, upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to any Pledgor or any third party (other than the Lenders). The Administrative Agent shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgors with respect thereto. Each Pledgor hereby agrees that (i) it will indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Administrative Agent pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor, its agents or Affiliates before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Pledged Securities resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders, as finally determined by a court of competent jurisdiction, or (y) any claims with respect to the Pledged Securities asserted against an indemnified party by a Credit Party or Pledgor in which such Credit Party or Pledgor is the prevailing party, and (ii) none of the Administrative Agent or any Lender shall have any liability or obligation arising out of any such claim except for acts of willful misconduct or gross negligence of such Person, as finally determined by a court of competent jurisdiction. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.
SECTION 10.6    Application of Proceeds of Sale and Cash. The proceeds of sale of the Pledged Securities sold pursuant to Section 10.5 shall be applied by the Administrative Agent (on behalf of the Secured Parties) as follows:
(i)    to the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including, without limitation, all court costs and reasonable outside attorney’s fees and reasonable expenses incurred by the Administrative Agent in connection therewith, and the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement and the other Fundamental Documents, in realizing or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and reasonable outside attorney’s fees and expenses incurred by the Administrative Agent in connection therewith; and
(ii)    to the payment in full of the Obligations in accordance with Section 12.2;
provided, however, that the Administrative Agent may in its discretion apply funds comprising the proceeds of sale of the Pledged Securities to pay the cost (i) of completing any Picture owned in whole or in part by any Credit Party in any stage of production, and (ii) of making delivery to the Distributors of such Picture. Any amounts remaining after such payment in full shall be remitted to the appropriate Pledgor, or as a court of competent jurisdiction may otherwise direct.
SECTION 10.7    Securities Act, etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Under Applicable Law, in the absence of an agreement to the contrary, the Administrative Agent may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgors and/or the Credit Parties will not attempt to hold the Administrative Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Administrative Agent shall accept the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section 10.7 would apply if, for example, the Administrative Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Administrative Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.
SECTION 10.8    Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation, or any part thereof, is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.
SECTION 10.9    Termination. The pledge referenced herein shall terminate when all of the Obligations shall have been fully and indefeasibly paid and performed and the Commitments shall have terminated, at which time the Administrative Agent (at the sole expense of the Pledgors), shall promptly reassign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be free and clear of any Liens arising by, under or through the Administrative Agent (other than those created at the instruction of the applicable Pledgor) but shall otherwise be without recourse upon or warranty by the Administrative Agent.
SECTION 10.10    Transfer of Pledged Securities. With respect to Pledged Securities delivered to JPMorgan Chase Bank, N.A. as administrative agent under the Existing Credit Agreement (the “Existing Administrative Agent”), the Credit Parties hereby authorize the Existing Administrative Agent to transfer such Pledged Securities to the Administrative Agent as Collateral hereunder.
11.    CASH COLLATERAL

SECTION 11.1    Cash Collateral Accounts. On or prior to the Closing Date, there shall be established and maintained with the Administrative Agent a collateral account or accounts in the name of the Borrower (the “Cash Collateral Account”), into which the appropriate Credit Parties shall from time to time deposit amounts pursuant to the express provisions of this Credit Agreement requiring or permitting such deposits. The Cash Collateral Account shall be under the control (within the meaning of Section 9-104 of the UCC) of the Administrative Agent; provided, that unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall promptly release (or permit the release of) funds from the Cash Collateral Account in accordance with the directions of the Borrower.
SECTION 11.2    Investment of Funds.
(a)    The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Cash Collateral Account, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower (provided, that any such instructions given orally shall be confirmed promptly in writing) or, if the Borrower shall fail to give such instructions upon delivery of any such funds, in the sole discretion of the Administrative Agent; provided, that in no event may the Borrower give instructions to the Administrative Agent to, or may the Administrative Agent in its discretion, invest or reinvest funds in the Cash Collateral Account in other than Cash Equivalents.
(b)    Any net income or gain on the investment of funds from time to time held in the Cash Collateral Account shall be promptly reinvested by the Administrative Agent as a part of the Cash Collateral Account; and any net loss on any such investment shall be charged against the Cash Collateral Account.
(c)    None of the Administrative Agent or the Lenders shall be a trustee for any Credit Party, or shall have any obligations or responsibilities, or shall be liable for anything done or not done, in connection with the Cash Collateral Account except for any acts of gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, except as expressly provided herein and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent and the Lenders shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 11.2 or for any decrease in the value of the investments held in the Cash Collateral Account except for any acts of gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.
SECTION 11.3    Grant of Security Interest. For value received and to induce the Lenders to make Loans to the Borrower as provided for in this Credit Agreement, as security for the payment of all of the Obligations, each of the Credit Parties hereby assigns to the Administrative Agent (for the benefit of the Secured Parties) and grants to the Administrative Agent (for the benefit of the Secured Parties), a first and prior Lien upon all of such Credit Party’s rights in and to the Cash Collateral Account, all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Cash Collateral Account and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Cash Collateral Account, and all rights pertaining to investments of funds in the Cash Collateral Account shall immediately and without any need for any further action on the part of any Credit Party, the Administrative Agent or any Lender become subject to the Lien set forth in this Section 11.3, be deemed Collateral for all purposes hereof and be subject to the provisions of this Credit Agreement.
SECTION 11.4    Remedies. At any time during the continuation of an Event of Default, the Administrative Agent may sell any documents, instruments and securities held in the Cash Collateral Account and may immediately apply the proceeds thereof and any other cash held in the Cash Collateral Account in accordance with Section 8.7.
12.    THE ADMINISTRATIVE AGENT
SECTION 12.1    Administration by the Administrative Agent.
(a)    The general administration of the Fundamental Documents and any other documents contemplated by the Fundamental Documents shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein, each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by the Fundamental Documents as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.
(b)    The Lenders hereby authorize the Administrative Agent (in its sole discretion):
(i)    in connection with the sale or other disposition of any asset included in the Collateral or the Pledged Collateral of any Guarantor, in each case to the extent undertaken in accordance with the terms of this Credit Agreement, to release a Lien granted to the Administrative Agent (for the benefit of the Secured Parties) on such asset or Pledged Collateral and/or to release such Guarantor from its obligations hereunder;
(ii)    to determine that the cost to a Credit Party is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that such Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties); provided, that the estimated aggregate value of such asset or group of assets, as determined in good faith by the Borrower, is no greater than $1,000,000;
(iii)    to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties);
(iv)    to confirm in writing the right of Quiet Enjoyment of certain third Persons pursuant to the terms of Section 8.12;
(v)    in connection with a Picture being produced by a Credit Party with respect to which (i) the principal photography is being done outside of the United States of America, and (ii) the original Physical Materials will not be processed in a Laboratory, to approve arrangements with such Credit Party as shall be satisfactory to the Administrative Agent with respect to the temporary storage of the original negative film, the original sound track materials or other Physical Materials of such Picture in a production laboratory located in such other jurisdiction;
(vi)    to enter into and perform its obligations under the other Fundamental Documents;
(vii)    to enter into and perform its obligations under any Approved Completion Bond entered into in connection with a Picture, together with such additional documentation customarily entered into in connection therewith and in connection therewith, to approve FFI’s insurance support package and/or credit support as contemplated by the definition of “Approved Completion Guarantor” herein;
(viii)    to enter into Co-Financing Intercreditor Agreements, Interparty Agreements, Co-Financing Venture Interparty Agreements, intercreditor agreements and/or subordination agreements on terms acceptable to the Administrative Agent with (A) unions and/or guilds with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of collective bargaining agreements, (B) any Distributor or licensor or Approved Co-Financier or Approved Co-Financing Venture Counterparty or Completion Guarantors having any rights to any Picture, (C) Persons providing any services in connection with any Picture, (D) Persons providing tax benefit, production subsidies and/or similar arrangements for Pictures or (E) sales agents or third party licensing intermediaries which are permitted by the terms hereof to be involved in the distribution of Pictures;
(ix)    to approve the terms and conditions of any sale or leaseback or other tax benefit transaction permitted under Section 6.8;
(x)    to determine when a Lender is or becomes a Defaulting Lender;
(xi)    to determine that the cost to a Credit Party is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given bank account included in the Collateral and that such Credit Party should not be required to execute and deliver an Account Control Agreement;
(xii)    notwithstanding any restrictions set forth in Article 6 with respect to tax motivated and other “soft money” transactions, approve the terms and conditions of any such transaction, the structure of which requires the approval of the Administrative Agent hereunder, including the grant of a Lien by a Credit Party or the incurrence of Indebtedness on an interim basis; provided, that the Administrative Agent reasonably believes that the grant of such Lien or the incurrence of such interim Indebtedness is necessary to maximize such Credit Party’s economic return and/or to monetize the related tax or “soft money” benefit which would not otherwise be payable to such Credit Party;
(xiii)    to consent to the repayment of Indebtedness owed by one Credit Party to another and termination of any loan agreement, security agreement and intercreditor agreement related thereto;
(xiv)    subject to Section 13.10(b), to consent to any amendment to the Credit Agreement on behalf of the Lenders (i) until the completion of the syndication (as determined by the Administrative Agent) of the Facility following the Closing Date, which implements economic changes favorable to the Lenders, or (ii) which implements non-material changes to the Credit Agreement to reflect the structure of the Acquisition;
(xv)    to enter into intercreditor agreements (on terms reasonably acceptable to the Administrative Agent) with respect to rights granted to the Borrower pursuant to an LG Sublicense (and the Administrative shall enter into such intercreditor agreements upon the request of the Borrower); and
(xvi)    to approve LG Rights Sales Transactions, provided that the Administrative Agent shall have determined that (A) the applicable Credit Party has received a first priority perfected Lien on the transferred distribution rights, receivables from the exploitation thereof and proceeds of the foregoing in order to secure the payment obligations owing to such Credit Party in connection with such LG Rights Sales Transaction, and (B) such Lien has been collaterally assigned to the Administrative Agent (for the benefit of the Lenders).
SECTION 12.2    Payments. As among the Administrative Agent and the Lenders, any amounts received by the Administrative Agent in accordance with the terms of the Fundamental Documents, (i) after the Loans have become immediately due and payable or (ii) the application of which is not otherwise provided for herein (but in either case subject to Section 2.13), shall be applied first, to cash collateralize any binding obligations of the Administrative Agent or any Lenders under Interparty Agreements to make additional Loans notwithstanding certain Events of Default, and second, ratably, to pay accrued but unpaid interest on the Loans in accordance with the amount of outstanding Loans owed to each Lender, to pay the principal balance outstanding on the Loans (with amounts payable on the principal balance outstanding on any Loans in accordance with the amount of outstanding Loans owed to each Lender), to pay any other amounts then due under this Credit Agreement, and to pay any other outstanding Obligations. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.
SECTION 12.3    Sharing of Setoffs and Cash Collateral. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s Lien, setoff or counterclaim against any Credit Party (including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of Loans of any of the other Lenders, (i) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the

Lenders’ Loans shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment, and (ii) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Loan may exercise any and all rights of banker’s Lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Loan and was the original obligee thereon, in the amount of such participation.
SECTION 12.4    Notice to the Lenders. Upon receipt by the Administrative Agent from any Credit Party of any communication calling for an action on the part of the Lenders, or upon receipt by the Administrative Agent from any Credit Party of written notice of any Event of Default, the Administrative Agent will in turn immediately inform the Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.
SECTION 12.5    Liability of the Administrative Agent.
(a)    The Administrative Agent, when acting on behalf of any Secured Party, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its respective directors, officers, agents or employees and neither the Administrative Agent nor its directors, officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. The Administrative Agent and its directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, the Fundamental Documents or any related agreement, document or order, or for freedom of any of the Collateral or any of the Pledged Collateral from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Credit Party of any of the terms, conditions, covenants, or agreements of the Fundamental Documents or any related agreement or document.
(b)    Neither the Administrative Agent (in its capacity as agent for the Lenders) nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders (other than JPMorgan Chase Bank, N.A.) of any of such Lender’s obligations under the Fundamental Documents or any related agreement or document or in connection herewith or therewith. No Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under the Fundamental Documents or any related agreement or document or in connection herewith or therewith.
(c)    The Administrative Agent (in its capacity as agent for the Lenders hereunder) shall be entitled to rely on any communication, instrument or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it with reasonable care.
SECTION 12.6    Reimbursement and Indemnification. Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any reasonable out-of-pocket expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it or any of them in any way relating to or arising out of any of the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party (except such as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as finally determined by a court of competent jurisdiction). To the extent indemnification payments or reimbursement payments made by the Lenders pursuant to this Section 12.6 are subsequently recovered by the Administrative Agent from a Credit Party, the Administrative Agent shall promptly refund such previously paid payments to the Lenders.
SECTION 12.7    Rights of Administrative Agent. It is understood and agreed that the Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent of the Lenders under the Fundamental Documents.
SECTION 12.8    Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental

Documents and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that neither the Administrative Agent nor any Lender shall bear any responsibility therefor.
SECTION 12.9    Agreement of Required Lenders. Except as set forth in Section 13.10, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 13.10.
SECTION 12.10    Notice of Transfer. The Administrative Agent may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 13.3.
SECTION 12.11    Successor Administrative Agent. The Administrative Agent may resign at any time by giving at least ten (10) Business Days’ prior written notice thereof to the Lenders and the Borrower, but such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto. Upon any such resignation, the retiring Administrative Agent shall consult with the Borrower and promptly appoint a successor agent which successor shall be experienced and sophisticated in entertainment industry lending; provided, that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrower; provided, however, that at any time when a Default or Event of Default shall have occurred and be continuing, none of the foregoing approvals or restrictions shall apply. If no successor agent shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment within thirty (30) days after the retiring agent’s giving of notice of resignation, the Borrower may appoint a successor agent (which successor may be replaced only by the direction of the Required Lenders; provided, that such successor is experienced and sophisticated in entertainment industry lending and so long as no Default or Event of Default shall have occurred and be continuing, such successor is reasonably acceptable to the Borrower), which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least $250,000,000 and shall be experienced and sophisticated in entertainment industry lending. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.
SECTION 12.12    Other Agent Titles. Other than the title “Administrative Agent,”

any title accorded to any Lender on the cover page hereof containing the word “Agent”, “Arranger” or “Bookrunner” is granted for recognition only and any such Lender granted such a title shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all such Lenders as such. Without limiting the foregoing, no such Lender shall have or be deemed to have any fiduciary relationship with any other Lender or the Credit Parties. Each other Lender acknowledges that it has not relied, and will not rely, on any Lender having any such title in deciding to enter into this Credit Agreement or in taking or not taking action hereunder. In the event of any claim against any such Lender in any capacity or purported capacity inferred from any such title, such Lender shall have the benefit of Section 13.5 to the same extent as the Administrative Agent.
13.    MISCELLANEOUS
SECTION 13.1    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic photocopy (e.g., “PDF” or “TIFF”) format sent by electronic mail, as follows:
(i)    if to any Credit Party, to it at: Chief Financial Officer, Summit Entertainment, c/o Lions Gate Entertainment, Inc., 2700 Colorado Avenue, Santa Monica, CA 90404, with copies to (x) General Counsel, Lions Gate Entertainment, Inc., 2700 Colorado Avenue, Suite 500, Santa Monica, CA 90404, Attention: Wayne Levin (Telecopy No. (310) 496-1359; email: wlevin@lionsgate.com), and (y) Wachtell, Lipton, Rosen & Katz LLP, 51 West 52nd Street, New York, NY 10019, Attention: Joshua Feltman (Telecopy No: (212) 403-2109; email: jafeltman@wlrk.com);
(ii)    if to the Administrative Agent or to JPMorgan Chase Bank, N.A., to (w) JPMorgan Chase Bank, N.A., 2029 Century Park East, 38th Floor, Los Angeles, California 90067, Attention: Stephen C. Price (Telecopy No. (310) 860‑7260; email: stephen.c.price@jpmorgan.com), with copies to (x) JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention: Loan Servicing Representative for Summit Entertainment, LLC (Telecopy No. (888) 292-9533); email: JPM.agency.servicing.4@jpmchase.com; (y) J.P. Morgan Securities LLC, 2029 Century Park East, 38th Floor, Los Angeles, California 90067, Attention: David Shaheen (Telecopy No. (310) 860‑7260; email: david.shaheen@jpmorgan.com; and (z) Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, Attention: Michael A. Chapnick (Telecopy No. (212) 309‑6001; email: mchapnick@morganlewis.com); and
(iii)    if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the

Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Lenders and the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to all of the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy, or electronic mail, or five (5) days after deposit in the United States mail (certified with postage prepaid and properly addressed).
SECTION 13.2    Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any Credit Party herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans herein contemplated, the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. All statements in any such certificate or other instrument shall constitute representations and warranties by the Credit Parties hereunder.
SECTION 13.3    Successors and Assigns; Syndications; Loan Sales; Participations.
(a)    Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that neither the Borrower nor any other Credit Party may assign its rights or obligations hereunder without the prior written consent of the Administrative Agent and all of the Lenders, and all covenants, promises and agreements by or on behalf of the Borrower or any other Credit Party which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent and the Lenders.
(b)    Each of the Lenders may, with the prior written consent of the Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower (provided, (i) such consent of the Borrower and the Administrative Agent shall not be unreasonably withheld or delayed; (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after receipt of written notice thereof and (iii) the Borrower’s prior written consent shall be required under all circumstances for an assignment to a Competitor) assign all or a portion of its interests, rights and obligations under this Credit Agreement; provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum principal amount equal to the lesser of $2,500,000 and all of such assigning Lender’s outstanding Loans, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with the assigning Lender’s original Note (if any) and a processing and recordation fee of $3,500 to be paid to the Administrative Agent by the assigning Lender or the assignee and (iv) the consent of the Administrative Agent shall not be required for an assignment of rights and interests in the Facility by a Lender to (A) any Affiliate of such Lender, (B) any Person, or Affiliate of a Person, that manages such Lender (a “Related Fund”), or (C) to any other Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five (5) Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, any rights and remedies available to the Borrower for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrower due to any such breach. In the case of an Assignment and Assumption covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto, except as provided in Sections 13.4 and 13.5.
(c)    Notwithstanding any provision herein requiring the consent of the Borrower (other than the requirement that the Borrower consent to any assignment to a Competitor), each Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement without the consent of the Borrower, to (i) any Affiliate of such Lender, (ii) a Related Fund, or (iii) any other Lender hereunder; provided, that prior to an Event of Default, no such assignment shall be made to assignee which at the time of such assignment would be entitled to receive pursuant to the cost protection provisions contained in Sections 2.7, 2.8, 2.9 and 2.11 an amount larger than the amount that the Lender making such assignment would have been entitled to receive. Any such assignment to any Affiliate of the assigning Lender, a Related Fund or any other Lender hereunder shall not be subject to the requirement of Section 13.3(b) that the amount of the Loans of the assigning Lender subject to each assignment be in a minimum principal amount of the lesser of $2,500,000 and all of such assigning Lender’s outstanding Loans, and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any.
(d)    By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that (x) it is the legal and beneficial owner of the interest being assigned thereby, (y) that such interest is free and clear of any Lien, encumbrance or other adverse claim, and (z) it has full power and authority, and has taken all action necessary, to execute and deliver such Assignment and Assumption and to consummate the transactions contemplated thereby, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant thereto or any collateral thereunder, (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Fundamental Document, or the performance or observance by the Borrower, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) (or, if no such financial statements shall have theretofore been delivered, then a copy of the financial statements referred to in Section 3.5) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption and to purchase the interest being assigned thereby on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (iv) such assignee agrees that it will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document, (v) such assignee appoints and authorizes the Administrative Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.
(e)    The Administrative Agent (acting for this purpose on behalf of the Borrower) shall maintain at its address at which notices are to be given to it pursuant to Section 13.1 a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by any Credit Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)    Subject to the foregoing, upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee together with the assigning Lender’s original Note, if applicable, and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Assumption has been completed, is in the form of Exhibit G, and has been consented to in writing by the Administrative Agent, and to the extent applicable, the Borrower, (i) accept such Assignment and Assumption, and (ii) record the information contained therein in the Register. Within five (5) Business Days after receipt of the notice, the Borrower shall, at its own expense and if the assignee has so requested, execute and deliver to the Administrative Agent, in exchange for the surrendered Note (if any), a new Note to the order of such assignee in an amount equal to the Loan owing to it assumed by it pursuant to such Assignment and Assumption and if the assigning Lender has retained a portion of the Loan owing to it hereunder and so requests a new Note to the order of the assigning Lender in an amount equal to the portion of the Loan owing to it retained by it hereunder. Any new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the Loan assigned and shall otherwise be in substantially the form of Exhibit A. In addition, the Credit Parties will promptly, at their own expense, execute such amendments to the Fundamental Documents to which each is a party and such additional documents, and take such other actions as the Administrative Agent or the assignee Lender may reasonably request in order to give such assignee Lender the full benefit of the Liens contemplated by the Fundamental Documents.
(g)    Each of the Lenders may, without the consent of any of the Credit Parties, the Administrative Agent or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of the Loans owing to it and the Note (if any) held by it); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed changes to interest rates, amount or final maturity of any Loan, releases of all or substantially all the Collateral and fees (in each case, only as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.7, 2.8, 2.9 and 2.11 (subject to the last sentence of this Section 13.3(g)) but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement. No holder of a participating interest shall be entitled to the benefits of Section 2.11 with respect to withholding taxes under the law of the jurisdiction in which the Borrower is located, unless the Borrower is notified of the participation sold to such holder and such holder agrees, for the benefit of the Borrower, to comply with Section 2.11(e) and Section 2.11(f) as though it were a Lender.
(h)    A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party furnished to the Administrative Agent or such Lender by or on behalf of the Borrower or another Credit Party (provided that such proposed assignee or participant agrees to hold such information confidential in accordance with Section 13.18).
(i)    Any assignment pursuant to Section 13.3(b) or (c) shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment without any other further action required.

(j)    The Credit Parties agree that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to any Federal Reserve Bank.
SECTION 13.4    Expenses; Documentary Taxes. Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Arrangers in connection with, or growing out of, the performance of due diligence, the syndication of the Facility, and the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans, the Collateral, the Pledged Securities or any Fundamental Documents, including, but not limited to, the reasonable out-of-pocket costs and reasonable internally allocated charges of audit or field examinations of the Administrative Agent in connection with the administration of this Credit Agreement, the verification of financial data and the transactions contemplated hereby, and the reasonable fees and disbursements of Morgan, Lewis & Bockius, LLP, counsel for the Administrative Agent, and one local counsel in each applicable jurisdiction that the Administrative Agent shall retain, and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Lenders or any participant in connection with this Credit Agreement, the Notes, the other Fundamental Documents or as a result of any transaction, action or non-action arising from any of the foregoing, including, but not limited to, the fees and disbursements of counsel for the Administrative Agent and, in addition, the reasonable fees and expenses of not more than one counsel for the Lenders, acting as a group. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes. The obligations of the Borrower under this Section 13.4 shall survive the termination of this Credit Agreement and the payment of the Loans.
SECTION 13.5    Indemnity. The Credit Parties agree to indemnify and hold harmless the Administrative Agent, the Arrangers, the Bookrunners and the Lenders and their respective directors, officers, employees and agents (each, an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Arrangers, the Bookrunners or any Lender is a party thereto) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans hereunder or the consummation of the transactions contemplated in any Fundamental Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding (i) any such claims, demands, losses, judgments, damages or liabilities of an Indemnified Party to the extent they are found in a final judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such Indemnified Party, (ii) litigation solely between a Credit Party or Credit Parties, on the one hand, and the Administrative Agent or the Lenders, on the other hand, in connection with this Credit

Agreement or the other Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby if, after final non‑appealable judgment, such Credit Party or Credit Parties is/are the prevailing party or parties in such litigation, and (iii) litigation solely among the Lenders or between the Administrative Agent and the Lenders in connection with this Credit Agreement, the Fundamental Documents or in any way relating to the transactions contemplated thereby or hereby). If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Credit Parties, such Indemnified Party shall promptly notify the Borrower in writing; provided, however, that failure of such Indemnified Party to so notify the Borrower shall not relieve the Borrower of its indemnification obligations hereunder. The foregoing indemnity agreement includes any reasonable out-of-pocket costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Administrative Agent, the Arrangers, the Bookrunners or the Lenders is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent, the Arrangers and the Bookrunners and any reasonable out-of-pocket costs incurred by the Administrative Agent, the Arrangers, the Bookrunners or the Lenders in appearing as a witness or in otherwise complying with legal process served upon them. The obligations of the Borrower under this Section 13.5 shall survive the termination of this Credit Agreement and the payment of the Loans and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all its Loans hereunder.
If a Credit Party shall fail to do any act or thing which it has covenanted to do hereunder or under any other Fundamental Document, or any representation or warranty of a Credit Party shall be breached in any material respect, then after providing written notice thereof to the Borrower and the Borrower’s failure to take such action to cure such failure or breach within ten (10) Business Days of the Borrower’s receipt of such written notice, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum of 2.00% in excess of the rate then in effect for Alternate Base Rate Loans from time to time in effect from the date advanced to the date of repayment; provided, that if the Administrative Agent determines at any time that an immediate remedy of any such breach is needed to prevent a loss in Collateral value, the foregoing prior notice and cure period shall not be required.
SECTION 13.6    CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. ANY REFERENCES HEREIN TO THE CALIFORNIA CIVIL CODE ARE NOT MEANT TO BE IN DERIVATION OF THE CHOICE OF LAW SET FORTH IN THIS SECTION 13.6.
SECTION 13.7    WAIVER OF JURY TRIAL. TO THE EXTENT NOT

PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH CREDIT PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH CREDIT PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY CREDIT PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
SECTION 13.8    WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NONE OF THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE BOOKRUNNERS OR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE BOOKRUNNERS AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF CREDITOR AND DEBTOR. NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE BOOKRUNNERS AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY OTHER FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
SECTION 13.9    No Waiver. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
SECTION 13.10    Amendments, etc.
(a)    Subject to adjustments as provided in Section 2.13 and except as otherwise expressly provided herein (including, without limitation, in Sections 5.1(m), 13.3(i) and 13.10(b)),

no modification, amendment or waiver of any provision of this Credit Agreement, and no consent to any departure by a Credit Party herefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Administrative Agent, and acknowledged and agreed to by the Borrower and the Guarantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
(i)    no such modification, amendment, waiver or consent shall, without the prior written consent of all Lenders, (A) amend or modify any provision of this Credit Agreement which provides for the unanimous consent or approval of the Lenders, (B) release any material amount of Collateral or any of the Pledged Securities (except as contemplated herein) or release any Guarantor or any Pledgor from its obligations hereunder (in either case, except as contemplated herein), (C) alter the pro rata payment provisions in Section 2.10, (D) amend the definition of “Required Lenders” to decrease the percentage of Lenders referred to therein, (E) materially amend the definition of “Collateral”, (F) subordinate the Obligations hereunder to other Indebtedness or subordinate the Liens of the Administrative Agent in the Collateral except as expressly contemplated hereunder or as permitted by Section 12.1, or (G) amend or modify this Section 13.10(a);
(ii)    no such modification, amendment, waiver or consent shall amend or modify the provisions of Section 2.13 or the definition of “Defaulting Lender” without the prior written consent of the Administrative Agent and all the Lenders; and
(iii)    no such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent.
(b)    Subject to adjustments as provided in Section 2.13, any modification, amendment or waiver of any provision of this Credit Agreement, or any consent to any departure by a Credit Party herefrom with respect to any of the following shall be effective if in writing and signed by each affected Lender and the Administrative Agent, and acknowledged and agreed to by the Borrower and the Guarantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given:
(i)    reduce the interest payable on a Lender’s Loans or change the definition of “Applicable Margin” in any manner which results in a reduction of the interest payable on such Lender’s Loans;
(ii)    decrease the principal amount of any Loan;
(iii)    delay the fixed scheduled maturity of any payment required to be made under this Credit Agreement; or
(iv)    extend the Maturity Date.
(c)    No notice to or demand on any of the Credit Parties shall entitle such Credit Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of such Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.
(d)    If any Lender does not consent to any waiver, consent or modification requested by the Borrower (but only where the consent of all the Lenders is required for such waiver, consent or modification and the Borrower obtains approval for the waiver, consent or modification from seventy-five percent (75%) of the Lenders, then the Borrower shall have the right to replace such non-consenting Lender with one or more Persons pursuant to Section 2.14 so long as at the time of such replacement each such new Lender consents to the proposed waiver, consent or modification.
SECTION 13.11    Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.12    SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. EACH CREDIT PARTY (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE‑NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER, PROVIDED THE FOREGOING SHALL NOT CONSTITUTE A WAIVER OF ANY CLAIMS OR COUNTERCLAIMS THAT ANY CREDIT PARTY MAY HAVE ARISING OUT OF OR IN CONNECTION WITH THE FUNDAMENTAL DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES

ARE TO BE GIVEN TO IT PURSUANT TO SECTION 13.1. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT AND THE LENDERS. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY, AT ITS OPTION, BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS, AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.
SECTION 13.13    Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.
SECTION 13.14    Execution in Counterparts. This Credit Agreement may be executed by in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Credit Agreement by facsimile or by email shall be equally effective as delivery of a manually executed counterpart of this Credit Agreement. Any party delivering an executed counterpart of this Credit Agreement by facsimile or by email shall also deliver a manually executed counterpart of this Credit Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Credit Agreement, and the parties hereby waive any right they may have to object to such treatment.
SECTION 13.15    Subordination of Inter-Company Indebtedness, Receivables and Advances.
(a)    Each Credit Party hereby agrees that any inter-company Indebtedness or other inter-company receivables or inter-company advances of any other Credit Party, directly or indirectly, in favor of such Credit Party of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of the Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made except (i) inter-company receivables and inter-company advances permitted pursuant to Article 6 may be repaid and inter-company Indebtedness permitted pursuant to Article 6 may be repaid, in each case so long as no Default or Event of Default shall have occurred and be continuing, and (ii) as specifically consented to by the Required Lenders in writing, until the prior payment in full of all the Obligations.
(b)    If any payment on any such Indebtedness shall be received by such Credit Party other than as permitted by Section 13.15(a) before payment in full of all Obligations, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Administrative Agent (on behalf of the Secured Parties) all such sums to the extent necessary so that the Administrative Agent and the Lenders shall have been paid all Obligations owed or which may become owing.
SECTION 13.16    USA Patriot Act. Each Lender hereby notifies each of the Credit Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties and their investors, which information includes the name and address of each such Person and other information that will allow such Lender to identify such Person in accordance with the USA Patriot Act.
SECTION 13.17    Entire Agreement. This Credit Agreement (including the Exhibits, Annexes and Schedules hereto) and the other Fundamental Documents represent the entire agreement of the parties with regard to the subject matter hereof and thereof and the terms of any letters and other documentation entered into between any of the parties hereto (other than any fee letter and any documents related thereto executed by Lions Gate Entertainment Corp. or the Borrower by which documents the Credit Parties agree to be bound) prior to the execution of this Credit Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Credit Agreement.
SECTION 13.18    Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.18, or (y) becomes available to the Administrative Agent or any Lender on a non‑confidential basis from a source other than a Credit Party that is not actually known by the recipient to have breached a binding confidentiality agreement by having remitted such Information. For the purposes of this Section 13.18, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a non‑confidential basis prior to disclosure by such Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section 13.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The commitments under this Section 13.18 shall terminate two (2) year after the termination of the Facility or, if earlier, with respect to a particular Lender or other Secured Party, the date which is two (2) year from the date on which such Person ceases to be a party to this Credit Agreement or a swap provider to a Lender (including the Administrative Agent).
SECTION 13.19    Platform; Materials. The Credit Parties hereby acknowledge that (a) the Administrative Agent and the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Materials”) by posting the Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Credit Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Materials that may be distributed to the Public Lenders and that (i) all such Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws, (iii) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 13.20    Foreign Rights Loans. Unless otherwise agreed by the Administrative Agent, the agent/arranger of each Foreign Rights Loan must be an entertainment lender that has been pre-approved by the Administrative Agent, such approval not to be unreasonably withheld.
SECTION 13.21    Unwind of Foreign Rights Loans. Once each Foreign Rights Loan made prior to the Original Closing Date in respect of a Picture is repaid, the Credit Parties will use commercially reasonable efforts to unwind the structure (in a manner satisfactory to the Administrative Agent) of such Foreign Rights Loan, including security arrangements and collection accounts relating to such Picture, so that the Administrative Agent shall have a first priority perfected Lien in such Picture and the receipts therefrom, subject to Specified Permitted Encumbrances, and all payments of such receipts shall be directed to a Collection Account maintained with the Administrative Agent.
SECTION 13.22    Servicer. To the extent that any provision hereof permits notices or other communications from, or contemplates knowledge of, a Credit Party or an Authorized Officer thereof, (i) the Servicer may send such notices or other communications on behalf of such Credit Party, and (ii) the knowledge of Lions Gate Entertainment Corp. and/or any direct or indirect subsidiary thereof (including the Servicer) shall be deemed included in the knowledge of such Credit Party.
SECTION 13.23    Services Agreement. The Borrower does hereby irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other Person or the Borrower to, as of the Closing Date, (i) enforce the Services Agreement on behalf of the Borrower (separate and apart from any of the Administrative Agent’s rights thereunder) against the Servicer and (ii) in the event of any insolvency proceeding of the Servicer, bring a motion to compel the Servicer to assume or reject the Services Agreement, bring a motion for relief from the automatic stay, bring a motion to compel provision of adequate protection, or bring any other motion or take any other action on behalf of the Borrower in connection with the Services Agreement as the Administrative Agent may deem appropriate. In each of the foregoing cases, the Borrower hereby ratifies and confirms all that the Administrative Agent or its designees shall properly do by virtue hereof.
SECTION 13.24    Non-Recourse. For the avoidance of doubt, there shall be no recourse against any of the assets of Lions Gate Entertainment Corp., Lions Gate Entertainment Inc. or any of the “Restricted Subsidiaries” (as such term is defined in that certain Indenture dated as of October 21, 2009 among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, as in effect on the date hereof) under this Credit Agreement or the other Fundamental Documents; provided, that this Section 13.24 shall not in any way affect the rights or obligations of the Servicer, the Borrower or the Administrative Agent under the Services Agreement.
SECTION 13.25    Reorganization of Ownership of Borrower and Release of LGAC as a Credit Party.
(a)    Notwithstanding any other provision of this Credit Agreement to the contrary and subject to the satisfaction of the conditions set forth in Section 13.25(b), LGAC may engage in the following transactions and be released from its liability hereunder as a Credit Party:
(i)    assign all of its equity ownership in and claims against the Borrower or any other Credit Party to a newly formed subsidiary of LGAC (the “LGAC Successor”); and
(ii)    have the LGAC Successor assume all of LGAC’s obligations to the Agent and the Lenders hereunder and under the other Fundamental Documents.
(b)    The conditions precedent to the foregoing are:
(i)    the satisfaction of all of the conditions precedent to the making of the initial distribution pursuant to clause (ii) of the definition “Permitted Distributions”;
(ii)    no Default or Event of Default having occurred and continuing at the time of the foregoing actions;
(iii)    the LGAC Successor being a special purpose entity formed in the same jurisdiction as LGAC and having no liabilities other than those assumed by it as the successor to LGAC pursuant to the terms hereof;
(iv)    LGAC having assigned to the LGAC Successor all of its claims and other rights under the Purchase Agreement and all its other assets including its ownership of and claims against the Borrower and the other Credit Parties and the LGAC 1 Account;
(v)    the Agent being reasonably satisfied that its position as a secured creditor under the Fundamental Documents has not been adversely affected as a result of such reorganization; and
(vi)    the Agent having received such documentation with regard to the formation of LGAC Successor and the transactions contemplated by this Section 13.25 as it shall have reasonably requested, including an opinion of counsel as to the formation of LGAC Successor and the authorization, execution and delivery by LGAC and LGAC Successor of any documentation necessary to effectuate such assignments and assumption.
(c)    Subject to the satisfaction of the conditions in Section 13.25(b) and the effectuation of the transaction contemplated by Section 13.25(a), the Administrative Agent will execute a release of LGAC from its obligations hereunder.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.
BORROWER:

SUMMIT ENTERTAINMENT, LLC
By: /s/ Wayne Levin
Name: Wayne Levin
Title: President & Secretary
GUARANTORS:

SUMMIT DISTRIBUTION, LLC
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Executive Vice President
SELP, LLC
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Manager
SUMMIT ENTERTAINMENT DEVELOPMENT SERVICES
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Chief Executive Officer
SUMMIT GUARANTY SERVICES, LLC
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Manager

SUMMIT INTERNATIONAL DISTRIBUTION, INC.
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Chief Executive Officer
SUMMIT PRODUCTIONS, LLC
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Manager
SUMMIT SIGNATURE, LLC
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Executive Vice President
PROSCENIUM PICTURES LIMITED
By: /s/ G. Avshalom
Name: G. Avshalom
Title: Managing Director
SUMMIT ENTERTAINMENT N.V.
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Managing Director
LGAC 1, LLC
By: /s/ Wayne Levin
Name: Wayne Levin
Title: President

LENDERS:
JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent
By: /s/ Dorian Simper
Name: Dorian Simper
Title: Associate

BARCLAYS BANK PLC
By: /s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

JEFFERIES FINANCE LLC
By: /s/ E.J. Hess
Name: E.J. Hess
Title: Managing Director